Exhibit 10.3

CREDIT AGREEMENT

dated as of

April 26, 2017

among

LILIS ENERGY, INC.,

a Nevada corporation

The Guarantors from time to time Party Hereto,

The Lenders Party Hereto,

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Administrative Agent

FOR U.S. FEDERAL INCOME TAX PURPOSES, THE LOANS UNDER THIS AGREEMENT WERE ISSUED WITH ORIGINAL ISSUE DISCOUNT UNDER SECTIONS 1272, 1273, AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, AND THIS LEGEND IS REQUIRED BY SECTION 1275(c) OF THE CODE. YOU MAY CONTACT ARIELLA FUCHS, GENERAL COUNSEL, 300 E. SONTERRA BLVD SUITE 1220 SAN ANTONIO, TX 78258, (210) 999-5400, WHO WILL PROVIDE YOU WITH FOLLOWING INFORMATION: (1) THE ISSUE PRICE AND DATE OF THE LOANS, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE LOANS AND (3) THE YIELD TO MATURITY OF THE LOANS.

i

ii

iii

iv

EXHIBITS:

Exhibit A – Form of Assignment and Assumption

Exhibit B – Form of Borrowing Request

Exhibit C – Form of Counterpart Agreement

Exhibit D – Form of Mortgage

Exhibit E – Form of Security Agreement

Exhibit F – Form of Note

Exhibits G-1 through G-4 – Form of Tax Certificates

Exhibit I - Form of Registration Rights Agreement

Exhibit J - Form of Lender Conversion Notice

Exhibit K - Form of Borrower Conversion Notice

SCHEDULES:

Schedule 2.01 – Commitments

Schedule 3.04 – Material Liabilities

Schedule 3.06 – Disclosed Matters

Schedule 3.13 – Capitalization

Schedule 3.15 – Bank Accounts

Schedule 3.17– Material Contracts

Schedule 3.18 – Gas Imbalances

Schedule 3.19 – Changes to Reserves

Schedule 3.20 – Marketing Agreements

Schedule 6.02 – Existing Indebtedness

Schedule 6.03 – Existing Liens

Schedule 6.07(c) – Existing Investments

Schedule 11.01 – Conversion Price Adjustment Principles

v

CREDIT AGREEMENT

This CREDIT AGREEMENT, dated as of April 26, 2017, is among LILIS ENERGY, INC., a Nevada corporation, as Borrower, CERTAIN SUBSIDIARIES OF BORROWER, as Guarantors, the LENDERS party hereto, and WILMINGTON TRUST, NATIONAL ASSOCIATION, as Administrative Agent.

RECITALS

WHEREAS, the Borrower, T.R Winston & Company, LLC, as initial collateral agent and each of the financial institutions party thereto as lenders (the “Existing Lenders”) are party to that certain Credit and Guaranty Agreement, dated as of September 29, 2016 (as amended, amended and restated, or otherwise modified from time to time, the “Existing First Lien Credit Agreement”), pursuant to which the Existing Lenders provided certain loans and extensions of credit to the Borrower;

WHEREAS, the Borrower desires that the Lenders extend certain term and delayed draw credit facilities to the Borrower to provide funds necessary to repay a portion of the debt of the Borrower under the Existing First Lien Credit Agreement on the date hereof and for other purposes expressly set forth herein;

WHEREAS, each Guarantor is willing to guaranty all of the Obligations (as defined herein) of the Borrower;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto do hereby agree as follows:

Article I.

Definitions

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Acceptable Security Interest” means, with respect to any Property, a Lien which (a) exists in favor of the Administrative Agent for the benefit of the Secured Parties, (b) is superior to all Liens or rights of any other Person in the Property encumbered thereby (other than Permitted Prior Liens and, when applicable, the Permitted Senior Liens), (c) secures the Obligations, and (d) is perfected and enforceable to the extent required pursuant to the terms of this Agreement and the Security Agreement.

“Accepting Lenders” has the meaning assigned to such term in Section 2.07(d).

“Acquisition” means, the acquisition by the Borrower or any Subsidiary, whether by purchase, merger (and, in the case of a merger with any such Person, with such Person being the surviving corporation) or otherwise, of all or substantially all of the Capital Stock of, or all or substantially all of the business, property or fixed assets of or a business line or unit or a division of, any other Person engaged solely in the business of producing oil or natural gas or the acquisition by the Borrower or any Subsidiary of Property consisting of Oil and Gas Property.

“Additional Assets” means (a) the Capital Stock of a Person that becomes a Guarantor as a result of the acquisition of such Capital Stock by the Borrower or another Guarantor, and (b) other long-term assets that are used or useful in the Oil and Gas Business.

“Administrative Agent” means Wilmington Trust, National Association, in its capacity as contractual representative of the Lenders hereunder, pursuant to Article IX and not in its individual capacity, and any successor agent appointed pursuant to Article IX.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance Payment Contract” means any contract whereby any Credit Party either (a) receives or becomes entitled to receive (either directly or indirectly) any payment (an “Advance Payment”) to be applied toward payment of the purchase price of Hydrocarbons produced or to be produced from Oil and Gas Property owned by any Credit Party and which Advance Payment is, or is to be, paid in advance of actual delivery of such production to or for the account of the purchaser regardless of such production, or (b) grants an option or right of refusal to the purchaser to take delivery of such production in lieu of payment, and, in either of the foregoing instances, the Advance Payment is, or is to be, applied as payment in full for such production when sold and delivered or is, or is to be, applied as payment for a portion only of the purchase price thereof or of a percentage or share of such production; provided that inclusion of the standard “take or pay” provision in any gas sales or purchase contract or any other similar contract in the ordinary course of business shall not, in and of itself, constitute such contract as an Advance Payment Contract for the purposes hereof.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitment” means, at any time, the sum of the Commitments of all the Lenders at such time.

“Aggregate Credit Exposure” means, as of any date of determination, the sum of the Credit Exposure of all of the Lenders as of such date.

“Agreement” means this Credit Agreement, dated as of April 26, 2017, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption, including without limitation the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010 and other similar legislation in any other jurisdictions.

“Antitrust Clearance” means, with respect to any Conversion to which Section 11.06(f) is applicable, the expiration or termination of the waiting period under the HSR Act, or the granting of early termination of the waiting period under the HSR Act, or the expiration or termination of any applicable waiting or suspension period or the grant of approval under any other Antitrust Laws.

“Antitrust Clearance Date” means, if applicable to any Conversion, the date that Antitrust Clearance for such Conversion occurs.

“Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, and any other Law, whether domestic or foreign, governing agreements in restraint of trade, monopolization, pre-merger notification, the lessening of competition through merger or acquisition or anti-competitive conduct, and any foreign investment Laws.

“Applicable Percentage” means, with respect to any Lender at any time, a percentage equal to a fraction, the numerator of which is such Lender’s Credit Exposure at such time and the denominator of which is the Aggregate Credit Exposure at such time.

“Applicable Rate” means 8.25% per annum.

“Approved Fund” has the meaning assigned to such term in Section 10.04.

“Approved Intercreditor Agreement” means an Approved Permitted RBL Intercreditor Agreement or the Approved Permitted First Lien Intercreditor Agreement, as applicable.

“Approved Permitted First Lien Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the date hereof, by and among the Existing Agent, the Administrative Agent and the Borrower.

“Approved Permitted RBL Intercreditor Agreement” means a customary intercreditor agreement in form and substance satisfactory to the Lead Lender and the Administrative Agent, which shall (a) at any time prior to the occurrence of the Lender Conversions, include an express dollar limitation of $50,000,000 on any Revolving Debt (excluding, for the avoidance of doubt, the amount of any secured hedge and cash management obligations that are permitted under both the Permitted RBL Credit Agreement and this Agreement), and (b) contain other customary terms and provisions acceptable to the Lead Lender and the Administrative Agent; provided that any such Approved Intercreditor Agreement shall contain a provision which permits the Lenders to purchase the Indebtedness under the Permitted RBL Credit Agreement (which shall include any hedge and cash management obligations thereunder), at par plus accrued and unpaid interest and such buy-out right shall be triggered upon an event of default under the Permitted RBL Credit Agreement that is not cured, or waived by the lenders providing such Indebtedness, within a specified period and will otherwise be on customary terms acceptable to the Lead Lender and the Administrative Agent.

“Approved Petroleum Engineer” means Cawley Gillespie & Associates or any reputable firm of independent petroleum engineers selected by the Borrower and reasonably acceptable to the Lead Lender.

“Asset Coverage Ratio” means, as of any date of determination, the ratio as of (a) the sum of (i) PV9 of the Proved Reserves attributable to the Oil and Gas Properties of Credit Parties set forth in the most recently delivered Reserve Report plus (ii) 70% of the book value of the undeveloped acreage owned by the Credit Parties plus (iii) unrestricted cash and Cash Equivalents of the Credit Parties to (b) the Total Funded Debt as of such date.

“Asset Sale” means any Disposition by any Credit Party of any Property other than (a) Dispositions permitted by clauses (a), (b), (c), (d), and (f) (only with respect to clause (i) thereof) and (i) of Section 6.05, and (b) any single Disposition or series of related Dispositions that involves Properties having a Fair Market Value not exceeding $250,000 and when aggregated together with all other Dispositions under this clause (b) the total does not exceed $500,000.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any Person whose consent is required under 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent, provided that any such other form shall provide that such Eligible Assignee makes the Investment Representations for the benefit of the Borrower as provided in Exhibit A.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Lead Lender, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means the board of directors of the Borrower.

“Borrower” means Lilis Energy, Inc., a Nevada corporation, and its successors and permitted assigns.

“Borrower Conversion Notice” means a notice of exercise of the Borrower Conversion Right substantially in the form of Exhibit K.

“Borrower Conversion Right” has the meaning assigned to such term in Section 11.04.

“Borrowing Base Deficiency” means a “Borrowing Base Deficiency” (or such similar term) as defined in the Permitted RBL Credit Agreement.

“Borrowing Request” means a written request by the Borrower for a Loan in accordance with Section 2.03, which shall be substantially in the form of Exhibit B.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or lease obligations on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-2 by S&P or P-2 by Moody’s, or carrying an equivalent rating by a “nationally recognized statistical rating organization” (within the meaning of proposed Rule 3b-10 promulgated by the SEC under the Exchange Act), if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than thirty (30) days with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory, the securities of which state, commonwealth, territory, political subdivision or taxing authority (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; and (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Oil and Gas Property of the Credit Parties.

“Certificate of Designations” means a Certificate of Designations for the Lender Preferred Stock in a form that is reasonably acceptable to the Lead Lender.

“Change in Law” means the occurrence after the date of this Agreement or, with respect to the Administrative Agent or any Lender, such later date on which the Administrative Agent or such Lender becomes a party to this Agreement of (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender (or, for purposes of Section 2.11(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law” regardless of the date enacted, adopted or issued.

“Change of Control” means

(a)	any “person” or “group” (as such terms are used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than any Lender or any Related Party thereof, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of all shares that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the outstanding Capital Stock (excluding any debt securities convertible into equity) normally entitled to vote in the election of directors (“Voting Stock”) of the Borrower (or its successor by merger, consolidation or purchase of all or substantially all of its assets);

(b)	except as permitted by Section 6.04, a disposition by Borrower or a Subsidiary pursuant to which Borrower or any Subsidiary sells, leases, licenses, transfers, assigns or otherwise Disposes, in one or a series of related transactions, all or substantially all of the properties and assets of Borrower and its Subsidiaries taken as a whole;

(c)	the Borrower’s stockholders approve any plan relating to the liquidation or dissolution of the Borrower; or

(d)	the occurrence of a “Change of Control” as such term is defined in the Permitted RBL Credit Agreement or the Existing First Lien Credit Agreement.

“Charges” has the meaning assigned to such term in Section 10.15.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all assets, whether now owned or hereafter acquired by any Borrower or any other Credit Party, in which a Lien is granted or purported to be granted to any Secured Party as security for any Obligation.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans hereunder on the Effective Date and hereafter with respect to any Delayed Term Loan Draw. The amount of each Lender’s Commitment as of the Effective Date is set forth on Schedule 2.01.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Common Stock” means the common stock of the Borrower, par value $0.001 per share.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Subsidiaries” means, for any Person, any Subsidiary or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means a deposit account, securities or commodity account control agreement, as applicable, to be executed and delivered among any Credit Party, the Administrative Agent and each bank at which such Credit Party maintains, any deposit, securities or commodity account, in each case, in form and substance reasonably acceptable to the Administrative Agent and the Lead Lender, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Conversion” means any Lender Conversion or conversion of Loans to Common Stock pursuant to the Borrower Conversion Right.

“Conversion Date” means, with respect to any Conversion, the later of (a) the date of delivery of the Lender Conversion Notice or the Borrower Conversion Notice, as applicable, with respect to such Conversion in accordance with Section 11.05 or (b) if Section 11.06(f) is applicable to such Conversion, the Antritrust Clearance Date for such Conversion.

“Conversion Price” means $5.50 per share of Common Stock, subject to adjustment based on the provisions of Schedule 11.01.

“Conversion Price Floor” has the meaning set forth in Schedule 11.01.

“Core Assets” means the Hydrocarbon Interests of the Borrower and its Subsidiaries located in the Delaware Basin (including, any pipeline or salt water disposal assets).

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit C delivered by a Guarantor pursuant to Section 5.14.

“Credit Exposure” means, with respect to any Lender at any time, the outstanding principal amount of such Lender’s Loans at such time.

“Credit Parties” means collectively, Borrower and each Guarantor, and each individually, a “Credit Party”.

“Declining Lender” has the meaning assigned to such term in Section 2.07(d).

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Delayed Draw Take Back Debt” has the meaning set forth in Section 11.02(b).

“Delayed Draw Term Loan Commitment” means, as the context may require, (i) as of any date of determination, the aggregate Delayed Draw Term Loan Commitment Amounts of all Lenders as of such date, or (ii) the commitment of Lenders to advance any Delayed Draw Term Loan.

“Delayed Draw Term Loan Commitment Amount” means, as to any Lender, the dollar amount, if any, set forth opposite such Lender’s name on Schedule 2.01 under the column “Delayed Draw Term Loan Commitment Amount” or as set forth in the Assignment and Assumption pursuant to which such Lender became party hereto.

“Delayed Draw Term Loan Commitment Percentage” means, as to any Lender, (i) on the Effective Date, the percentage, if any, set forth opposite such Lender’s name on Schedule 2.01 under the column “Delayed Draw Term Loan Commitment Percentage” and (ii) on any date following the Effective Date, the percentage equal to (a) the Delayed Draw Term Loan Commitment Amount of such Lender on such date, plus the principal amount of the Delayed Draw Term Loan held by such Lender on such date divided by (b) the aggregate Delayed Draw Term Loan Commitment Amounts of all Lenders on such date plus the aggregate principal amount of the Delayed Draw Term Loan on such date.

“Delayed Draw Term Loan Conversion” has the meaning set forth in Section 11.02(b).

“Delayed Draw Term Loan Funding Period” means the period commencing on the Effective Date and ending on February 28, 2019.

“Delayed Draw Term Loan Maturity Date” means April 26, 2021.

“Delayed Draw Term Loans” has the meaning set forth in Section 2.02(b).

“Delayed Term Loan Draw” has the meaning assigned to such term in Section 2.02(b).

“Disclosed Matters” means the actions, suits and proceedings disclosed in Schedule 3.06.

“Disposition” or “Dispose” means the sale, transfer, license, lease, exchange or other disposition (including any Sale and Leaseback Transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Capital Stock (which would not constitute Disqualified Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable for any consideration other than other Capital Stock (which would not constitute Disqualified Stock) at the sole option of the holder thereof, in whole or in part, on or prior to the date that is ninety one (91) days after the Maturity Date.

“Dollars” or “$” refers to lawful money of the United States of America.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” has the meaning specified in Section 4.01.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” means any Person that qualifies as an assignee pursuant to Section 10.04(b)(i); provided that, notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Eligible Contract Participant” means an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder.

“Environmental Laws” means all Requirements of Law relating in any way to protection of the environment, preservation or reclamation of natural resources, pollution, occupational health or safety, or the management, release or threatened release of any Hazardous Material.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Credit Party directly or indirectly resulting from or based upon (a) violation of or liability under any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal (or arrangement for the disposal) of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Credit Party, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 or Title IV of ERISA and Section 412 or 430 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means: (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure of any Plan to satisfy the minimum funding standard applicable to that Plan for a plan year under Section 412 or 430 of the Code or Section 302 of ERISA; (c) the filing pursuant to Section  412(c) of the Code or Section  302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Credit Party or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (e) the receipt by any Credit Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Multiemployer Plan or to appoint a trustee to administer any Plan; (f) the incurrence by any Credit Party or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any Credit Party or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent within the meaning of Title IV of ERISA.

“Event of Default” has the meaning assigned to such term in Article VIII.

“Exchange Act” has the meaning assigned to such term in the definition of “Change of Control” in this Section 1.01.

“Excluded Account” means (i) any accounts that are designated solely as accounts for, and are used solely for, employee benefits or taxes, in each case only to the extent that such amounts deposited in such accounts are used solely for such purposes listed above, (ii) any accounts that are designated solely as accounts for, and are used solely for, payroll funding obligations, to the extent that such amounts deposited in such accounts are used solely for payroll and otherwise in amounts that the Borrower reasonably anticipates in good faith that it will need to operate for fourteen (14) days thereafter, (iii) any escrow account, trust or other fiduciary account solely used for purposes of transactions that are permitted under this Agreement, (iv) any accounts designated solely as accounts for, and used solely for, working interest and royalty payments only to the extent that such amounts deposited in such accounts are used solely for such purposes listed above, and (v) any other accounts in which the average daily balance or fair market value, as applicable, does not exceed $150,000 in the aggregate; provided that, notwithstanding the foregoing, in no event shall any of the principal operating or disbursement accounts of the Borrower or its Subsidiaries constitute an “Excluded Account”.

“Excluded Hedges” means, collectively, Swap Agreements that (a) are basis differential only swaps for volumes of natural gas included under other Swap Agreements permitted by Section 6.08(a) or (b) are a hedge of volumes of Hydrocarbons by means of a price “floor” for which there exists no deferred obligation to pay the related premium or other purchase price or the only deferred obligation is to either pay the premium or other purchase price on each settlement date so long as such settlement date occurs at least monthly, or pay the financing for such premium or other purchase price.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment under Section 2.14) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.12, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.12(f) and (g) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Existing Agent” means T.R Winston & Company, LLC, or such other Person as may act as collateral agent for the Existing Lenders from time to time.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Existing First Lien Credit Agreement” has the meaning assigned to such term in the recitals.

“Existing First Lien Debt” has the meaning assigned to such term in Section 6.02(i).

“Existing First Lien Obligations” means the “Obligations” as defined under the Existing First Lien Credit Agreement in an amount not to exceed $15,000,000 of principal plus accrued and unpaid interest (including interest that is paid in kind) pursuant to the Existing First Lien Credit Agreement as in effect on the date hereof or as amended in accordance with the terms of the Approved Permitted First Lien Intercreditor Agreement.

“Existing First Lien Loan Documents” means the loan documents executed in connection with the Existing First Lien Credit Agreement.

“Existing Lenders” has the meaning assigned to such term in the recitals.

“Fair Market Value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Borrower in good faith in accordance with generally accepted finance practices.

“FASB” means Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means that certain Fee Letter by and between the Borrower and the Administrative Agent dated as of the Effective Date, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of any Credit Party. Any document delivered hereunder that is signed by a Financial Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Financial Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

“Foreign Lender” means a Lender that is not a U.S. Person.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.03.

“Gas Imbalance” means (a) a sale or utilization by the Borrower or any of its Subsidiaries of volumes of natural gas in excess of its gross working interest, (b) receipt of volumes of natural gas into a gathering system and redelivery by the Borrower or any of its Subsidiaries of a larger or smaller volume of natural gas under the terms of the applicable transportation agreement, or (c) delivery to a gathering system of a volume of natural gas produced by the Borrower or any of its Subsidiaries that is larger or smaller than the volume of natural gas such gathering system redelivers for the account of the Borrower or any of its Subsidiaries, as applicable.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity properly exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (in this definition, the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranteed Liabilities” has the meaning assigned to such term in Section 7.01.

“Guarantor” means the Borrower (with respect to the Obligations of the other Credit Parties) and each Domestic Subsidiary that is a party hereto or hereafter executes and delivers to the Administrative Agent and the Lenders a Counterpart Agreement pursuant to Section 5.14 or otherwise.

“Hazardous Materials” means all pollutants, contaminants, chemicals, materials, substances, wastes, mixtures, pesticides, and any other substance or which liability or standards of conduct may be imposed under any Environmental Law, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, noise, odor, mold infectious or medical wastes and all other materials, substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Modification” means the amendment, modification, cancellation, monetization, sale, transfer, assignment, early termination or other disposition of any Swap Agreement.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hydrocarbon Interests” all presently existing or after-acquired rights, titles and interests in and to oil and gas leases, oil, gas and mineral leases, other Hydrocarbon leases, mineral interests, mineral servitudes, overriding royalty interests, royalty interests, net profits interests, production payment interests and other similar interests. Unless otherwise qualified, all references to a Hydrocarbon Interest or Hydrocarbon Interests in this Agreement shall refer to a Hydrocarbon Interest or Hydrocarbon Interests of the Borrower or the Guarantors.

“Hydrocarbons” means, collectively, oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate and all other liquid or gaseous hydrocarbons and related minerals and all products therefrom, in each case whether in a natural or a processed state.

“Incentive Partnership” means any trust or limited partnership to which a Credit Party, as general partner, contributes a portion of its after-payout working interest in wells drilled within certain areas, and key employees and consultants who promote the drilling and acquisition programs, as limited partners, contribute cash.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding those incurred in the ordinary course of business which are not greater than sixty (60) days past the due date or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person, but limited to the lesser of (i) the amount of such Indebtedness and (ii) the fair market value of the property securing such Indebtedness, (f) all Guarantees by such Person of Indebtedness of others to the extent of the lesser of the amount of such Indebtedness and the maximum stated amount of such Guarantee, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (j) all net obligations (after giving effect to any netting requirements) under any Swap Agreement that such Person would be required to pay if the Swap Agreement were terminated at such time, (k) attributable Indebtedness in respect of Sale and Leaseback Transactions and (l) all obligations of such Person relating to any Production Payment. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in (a) hereof, Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 10.03.

“Ineligible Institution” has the meaning assigned to it in Section 10.04(b).

“Information” has the meaning assigned to such term in Section 10.12.

“Initial Audited Financial Statements” has the meaning assigned to such term in Section 3.04(a).

“Initial Reserve Report” has the meaning assigned to such term in Section 4.01(l).

“Initial Term Loan Maturity Date” means April 26, 2021.

“Interest Payment Date” means each March 31st, June 30th, September 30th and December 31st of each fiscal year, or if such day is not a Business Day, the immediately following Business Day thereafter.

“Investment Representations” has the meaning assigned to such term in Section 11.07.

“Investment” means all direct or indirect investments by such Person in other Persons (including, without limitation, Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Capital Stock or other securities (excluding any interest in an oil or natural gas leasehold to the extent constituting a security under applicable law), together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“IRS” means the United States Internal Revenue Service.

“Lead Lender” means Värde.

“Lender Conversions” means the Term Loan Conversion and the Delayed Draw Term Loan Conversion.

“Lender Preferred Stock” means a series of Preferred Stock established pursuant to the Certificate of Designations and having the powers, designations, preferences and rights, and qualifications, limitations and restrictions thereof, set forth in the Certificate of Designations.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, any promissory notes executed in connection herewith, the Security Documents, the Pre-Approved Acquisition Letter, any Approved Intercreditor Agreement, the Fee Letter, the Registration Rights Agreement and any other agreements executed by any Credit Party in connection with this Agreement and designated as a Loan Document therein.

“Loans” means the Term Loan and Delayed Draw Term Loans made by the Lenders to the Borrower pursuant to this Agreement.

“Majority Lenders” means (i) at any time prior to the Effective Date, Lenders having Commitments representing more than 50% of the Aggregate Commitment at such time and (ii) at any time on and after the Effective Date, Lenders having Credit Exposures representing more than 50% of the Aggregate Credit Exposure at such time.

“Make-Whole Amount” shall be a cash amount equal to the excess of:

(a)        the present value at such repayment, prepayment or acceleration date or the date the Obligations otherwise become due and payable in full of (1) the sum of the principal amount repaid, prepaid or accelerated plus (2) the interest accruing on such principal amount from the date of such repayment, prepayment or acceleration through the Maturity Date (excluding accrued but unpaid interest to the date of such repayment, prepayment or acceleration), such present value to be computed using a discount rate equal to the Treasury Rate plus 50 basis points discounted to the repayment, prepayment or acceleration date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), over

(b)        the principal amount of the Loans repaid, prepaid or accelerated.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, financial condition or results of operations of the Borrower and its Subsidiaries taken as a whole, (b) the ability of any Credit Party to perform any of its obligations under this Agreement and the other Loan Documents or (c) the validity or enforceability of any Loan Document against any Credit Party which is a party thereto or the rights of or benefits available to the Lenders under this Agreement and the other Loan Documents.

“Material Gas Imbalance” means, with respect to all gas balancing agreements to which Borrower or any Subsidiary is a party or by which any Oil and Gas Properties owned by Borrower or a Subsidiary is bound, a net overproduced Gas Imbalance to Borrower and the Subsidiaries, taken as a whole, in excess of $1,000,000.

“Material Indebtedness” means Indebtedness (other than the Loans) and obligations in respect of one or more Swap Agreements of the Borrower or any one or more of the Subsidiaries in an aggregate principal amount exceeding $1,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the Swap Termination Value.

“Material Sales Contract” means, as of any date of determination, any agreement for the sale of Hydrocarbons from the Oil and Gas Properties to which the Borrower or any Subsidiary is a party if the aggregate volume of Hydrocarbons sold pursuant to such agreement during the twelve months immediately preceding such date equals or exceeds 15% of the aggregate volume of Hydrocarbons sold by the Borrower and the Subsidiaries, on a consolidated basis, from the Oil and Gas Properties during the twelve months immediately preceding such date.

“Maturity Date” means, with respect to the Term Loan, the Initial Term Loan Maturity Date or with respect to the Delayed Draw Term Loans, the Delayed Draw Term Loan Maturity Date, as applicable and as the case may be.

“Maximum Liability” has the meaning assigned to such term in Section 7.10.

“Maximum Rate” has the meaning assigned to such term in Section 10.15.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgaged Properties” means the Oil and Gas Properties listed on Exhibit A to each Mortgage executed on the Effective Date, together with any additional Oil and Gas Properties of the Borrower or any Subsidiary over which a Mortgage may hereafter be granted to Administrative Agent for the benefit of the Secured Parties pursuant to Section 5.10.

“Mortgages” means all mortgages, deeds of trust, amendments to mortgages, security agreements, assignments of production, pledge agreements, collateral mortgages, collateral chattel mortgages, collateral assignments, financing statements and other documents, instruments and agreements evidencing, creating, perfecting or otherwise establishing the Liens on the Mortgaged Properties as required by Section 5.10, which shall be substantially in the form of Exhibit D (with such changes thereto as may be reasonably acceptable to the Lead Lender and the Administrative Agent).

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any Credit Party or any ERISA Affiliate contributes or has any obligations or liabilities (current or contingent).

“Natural Gas” means all natural gas, distillate or sulphur, natural gas liquids and all products recovered in the processing of natural gas (other than condensate) including, without limitation, natural gasoline, coalbed methane gas, casinghead gas, iso-butane, normal butane, propane and ethane (including such methane allowable in commercial ethane).

“Net Cash Proceeds” means, (A) with respect to any Casualty Event or any Disposition or series of related Dispositions of any assets (including any Oil and Gas Property and Capital Stock of any Subsidiary) by the Borrower or any Subsidiary, the excess, if any, of (a) the sum of cash and Cash Equivalents received in connection with such Casualty Event or such Disposition or Dispositions, but only as and when so received, over (b) the sum of (i) the principal amount of any Indebtedness that is secured by such asset or assets and that is required to be repaid in connection with such Casualty Event or such Disposition or Dispositions (other than the Loans), (ii) the reasonable and documented out-of-pocket expenses (including Taxes, brokers fees, commissions and legal fees) incurred by the Borrower or such Subsidiary in connection with such Casualty Event or such Disposition or Dispositions, and (iii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under indemnification obligations or purchase price adjustments; provided that to the extent that, and at the time that, any such amounts are released from such reserves, such amounts shall constitute Net Cash Proceeds) (B) with respect to any Hedge Modification by the Borrower or any Subsidiary, the excess, if any, of (a) the sum of cash and Cash Equivalents received in connection with such Hedge Modification (after giving effect to any netting arrangements), over (b) the out-of-pocket expenses (including Taxes) incurred by the Borrower or such Subsidiary in connection with such Hedge Modification, and (C) with respect to any issuance or incurrence of Indebtedness that is not permitted by Section 6.02, the cash proceeds thereof, net of reasonable expenses (including Taxes, brokers fees, commissions and legal fees) incurred by the Borrower or such Subsidiary in connection therewith.

“Non-Core Assets” means the Hydrocarbon Interests of the Borrower and its Subsidiaries not constituting Core Assets.

“NYMEX” means the New York Mercantile Exchange.

“Obligations” means all obligations, liabilities and indebtedness (monetary (including post-petition interest, whether or not allowed) or otherwise) of each Credit Party from time to time owed to the Administrative Agent, any Lender or any of their Related Parties under any Loan Document, including any make-whole amounts (including the Make-Whole Amount), any repayment or prepayment premiums (including the Make-Whole Amount) and any accrued and unpaid interest, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due and including interest and fees that accrue after the commencement by or against any Credit Party or Subsidiary of any bankruptcy or insolvency proceeding naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding and any make-whole amounts (including the Make-Whole Amount). For the avoidance of doubt, it is understood and agreed that any Make-Whole Amount shall be presumed to be the liquidated damages sustained by each Lender as a result of the early termination of the Loans and the Credit Parties agree that such amounts shall constitute Obligations under this Agreement.

“Off-Balance Sheet Liability” of a Person means (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability under any Sale and Leaseback Transaction which is not a Capital Lease Obligation, (iii) any liability under any so-called “synthetic lease” transaction entered into by such Person, (iv) any Material Gas Imbalance, or (v) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person, but excluding from the foregoing clauses, operating leases and usual and customary oil, gas and mineral leases.

“Offer” has the meaning assigned to such term in Section 2.07(d).

“Oil and Gas Properties” means Hydrocarbon Interests; the properties now or hereafter pooled or unitized with Hydrocarbon Interests; all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including all units created under orders, regulations and rules of any Governmental Authority having jurisdiction) which may affect all or any portion of the Hydrocarbon Interests; all operating agreements, contracts and other agreements which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, the lands covered thereby and all oil in tanks and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; all tenements, hereditaments, appurtenances and properties in anywise appertaining, belonging, affixed or incidental to the Hydrocarbon Interests, properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing. Unless otherwise qualified, all references to an Oil and Gas Property or to Oil and Gas Properties in this Agreement shall refer to an Oil and Gas Property or Oil and Gas Properties of Borrower or its Subsidiaries.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation, organization or formation, as amended, and its by-laws, as amended, (b) with respect to any limited partnership, its certificate of limited partnership or formation, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its certificate of formation or articles of organization, as amended, and its limited liability company agreement or operating agreement, as amended.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.14).

“Participant” has the meaning assigned to such term in Section 10.04(a).

“Participant Register” has the meaning assigned to such term in Section 10.04.

“Payment Currency” has the meaning assigned to such term in Section 7.07.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a)	Liens imposed by law for Taxes, assessments or other governmental charges or levies which are not yet delinquent or which (i) are not overdue for a period of more than thirty (30) days or are being contested in good faith by appropriate proceedings diligently conducted, (ii) the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (iii) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect;

(b)	carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, and contractual Liens granted to operators and non-operators under oil and gas operating agreements, in each case, arising in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Property and securing obligations that are not overdue by more than sixty (60) days or which (i) are being contested in good faith by appropriate proceedings, (ii) the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (iii) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect;

(c)	contractual Liens which arise in the ordinary course of business under oil and gas leases, operating agreements, partnership agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, marketing agreements, processing agreements, overriding royalty agreements, net profits agreements, deferred purchase agreements, development agreements, gas balancing, injection, repressuring and recycling agreements, salt water or other disposal agreements and seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, that are taken into account in computing the net revenue interests and working interests of the Borrower or any of its Subsidiaries warranted in the Security Document or this Agreement which Liens are limited to the Oil and Gas Property and related property that is the subject of such agreement, arising out of or pertaining to the operation or the production or sale of Hydrocarbons produced from the Oil and Gas Property, provided that any such Lien referred to in this clause does not materially impair the use of the property covered by such Lien for the purposes for which such property is held by the Borrower or any Subsidiary or materially impair the value of such property subject thereto; provided that any such Liens permitted pursuant to this clause (c) shall not include any Liens in connection any farm-out, drillco, or similar arrangement;

(d)	pledges and deposits in connection with workers’ compensation, unemployment insurance and other social security laws or regulations;

(e)	Liens on cash and securities, letters of credit and deposits to secure the performance of bids, trade contracts, leases, statutory obligations (excluding Liens arising under ERISA), surety and appeal bonds, performance bonds and other obligations of a like nature, in each case, which are in the ordinary course of business and which are in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(f)	Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies, or under general depositary agreements, and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by Borrower or any of its Subsidiaries to provide collateral to the depository institution;

(g)	judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VIII;

(h)	easements, zoning restrictions, rights-of-way, servitudes, permits, surface leases, and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and that, in the aggregate, do not materially detract from the value of the affected property or materially impair the use of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(i)	royalties, overriding royalties, reversionary interests and similar burdens granted by the Borrower or any Subsidiary with respect to the Oil and Gas Property owned by the Borrower or such Subsidiary, as the case may be, if the net cumulative effect of such burdens does not operate to deprive the Borrower or any Subsidiary of any material right in respect of its assets or properties (except for rights customarily granted with respect to such interests) and the net cumulative effect is deducted in the calculation of PV9;

(j)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Borrower or any Subsidiary in the ordinary course of business covering the property under the lease;

(k)	unperfected Liens reserved in leases (other than oil and gas leases) or arising by operation of law for rent or compliance with the lease in the case of leasehold estates; and

(l)	defects in or irregularities of title (other than defects or irregularities of title to Oil and Gas Property), if such defects or irregularities do not deprive the Borrower or any Subsidiary of any material right in respect of its assets or properties;

provided that the term “Permitted Encumbrances” shall not include any Lien securing indebtedness for borrowed money.

“Permitted Existing Liens” means Liens securing the Existing First Lien Obligations.

“Permitted Prior Liens” means Liens described in Section 6.03(a), (b), (d), (e), (f) and (g) that, by operation of law, have priority over the Liens securing the Obligations.

“Permitted RBL Credit Agreement” means a conforming, reserve based revolving credit facility in an aggregate principal amount not to exceed $50,000,000 (which shall be provided by one or more reserve-based lending financial institutions who regularly provide such facilities (e.g., commercial banks, investment banks and their affiliates but not hedge funds or other alternative capital providers) and shall contain a borrowing base based on customary advance rates for oil and gas reserves consistent with customary reserve based lending practices); provided that such $50,000,000 cap shall only apply prior to the occurrence of the Lender Conversions and, for the avoidance of doubt, shall not be reduced by the amount of any secured hedge and cash management obligations that are permitted under both the “Permitted RBL Credit Agreement” and this Agreement; provided further, that the Borrower shall only be permitted to incur any Indebtedness under the Permitted RBL Credit Agreement after or substantially contemporaneously with the indefeasible payment in full of the Existing First Lien Obligations and termination of the Existing First Lien Credit Agreement.

“Permitted RBL Liens” means Liens securing the Revolving Debt Obligations.

“Permitted Senior Liens” means the Permitted RBL Liens and the Permitted Existing Liens.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Petroleum Industry Standards” means Definitions for Oil and Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 or 430 of the Code or Section 302 of ERISA, and in respect of which any Credit Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as determined under ERISA.

“Pre-Approved Acquisition” has the meaning assigned to such term in the Pre-Approved Acquisition Letter.

“Pre-Approved Acquisition Letter” means that certain letter agreement, dated as of April 26, 2017, from Borrower and acknowledged by the Administrative Agent and the Lead Lender.

“Preferred Stock” means the preferred stock of the Borrower, par value $0.001 per share.

“Primary Exchange” means, at any time, the primary U.S. national or regional securities exchange or market on which the Common Stock is listed or admitted for trading at such time.

“Production Payment” means the grant or transfer by the Borrower or any of its Subsidiaries to any Person of a royalty, overriding royalty, net profits interest, production payment, partnership or other interest in Oil and Gas Property, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties, in which the holder of such interests is entitled to receive a specified volume or value of production and in which the holder of such interest has recourse solely to such production or proceeds of production, subject to the obligation of the grantor or transferor to operate and maintain, or cause the subject interests to be operated and maintained, in a reasonably prudent manner or other customary standard or subject to the obligation of the grantor or transferor to indemnify for environmental, title or other matters customary in the oil and gas business.

“Projected Oil and Gas Production” means (a) the projected production of oil or natural gas (measured by volume unit or BTU equivalent, not sales price) from Oil and Gas Properties owned by the Borrower and the Guarantors which have attributable to them Proved Developed Producing Reserves, as such production is projected in the most recent Reserve Report delivered pursuant to this Agreement, after deducting projected production from any Oil and Gas Properties or Hydrocarbon Interests sold or under contract for sale that had been included in such report and after adding projected production from any Oil and Gas Properties or Hydrocarbon Interests that had not been reflected in such report but that are reflected in a separate or supplemental report meeting the requirements of Section 5.01(g) and otherwise are satisfactory to the Lead Lender plus (b) the projected production of oil or natural gas (measured by volume unit or BTU equivalent, not sales price) from Oil and Gas Properties owned by the Borrower and the Guarantors which are projected to have Proved Developed Producing Reserves attributed to them within the following 12 month period based on the planned capital expenditures set forth in the Projections.

“Projections” means the Borrower’s forecasted (a) balance sheets, (b) profit and loss statements and (c) cash flow statements, all prepared on a basis consistent with the historical financial statements described in Section 3.04 and after giving effect to the Transactions, together with appropriate supporting details and a statement of underlying assumptions, in each case in form and substance satisfactory to the Lenders and for the period from the Effective Date through December 31, 2017.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible. Unless otherwise qualified, all references to Property in this Agreement shall refer to a Property or Properties of the Borrower or its Subsidiaries.

“Proved Developed Producing Reserves” shall mean oil and gas reserves that, in accordance with Petroleum Industry Standards, are classified as both “Proved Reserves” and “Developed Producing Reserves.”

“Proved Reserves” shall mean oil and gas reserves that, in accordance with Petroleum Industry Standards, are classified as both “Proved Reserves” and one of the following: (a) “Developed Producing Reserves”, (b) “Developed Non-Producing Reserves” or (c) “Undeveloped Reserves”.

“Public-Sider” means a Lender or any representative of such Lender that does not want to receive material non-public information within the meaning of the federal and state securities laws.

“PV9” means (a) in respect of the Proved Reserves of any Credit Parties’ Oil and Gas Property set forth in the most recently delivered Reserve Report, the aggregate net present value (discounted at 9% per annum) of such Oil and Gas Properties calculated before income taxes, but after reduction for royalties, lease operating expenses, severance and ad valorem taxes, capital expenditures and abandonment costs and with no escalation of capital expenditures or abandonment costs (a) calculated in accordance with SEC guidelines but using Strip Price for crude oil and natural gas liquids (WTI Cushing) and natural gas (Henry Hub), and (b) calculated (i) in the case of a Reserve Report prepared as of December 31 of any year, by an Approved Petroleum Engineer and (ii) in the case of each other Reserve Report or as otherwise required under this Agreement, at the Borrower’s option, by a petroleum engineer employed by the Borrower or an Approved Petroleum Engineer, in each case, in such person’s reasonable judgment after having reviewed the information from the most recently delivered Reserve Report, (iii) as set forth in the Reserve Report most recently delivered under Section 5.01(g), (iv) as adjusted to give effect to Swap Agreements permitted by this Agreement as in effect on the date of such determination and (v) as adjusted to give pro forma effect to all Dispositions or Acquisitions completed since the date of the Reserve Report.

“Recipient” means (a) the Administrative Agent, (b) the Lead Lender and (b) any other Lender, as applicable.

“Register” has the meaning assigned to such term in Section 10.04.

“Registration Rights Agreement” means the registration rights agreement to be entered into on the Effective Date, between the Borrower and the Lenders, substantially in the form of Exhibit I.

“Rejection Notice” has the meaning assigned to such term in Section 2.07(d).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, managers, members, partners, employees, agents and advisors of such Person and such Person’s Affiliates.

“Removal Effective Date” has the meaning assigned to such term in Article IX.

“Requirements of Law” means, as to any Person, any order, law (including common law), treaty, rule, regulation, code, ordinance, order, determination, decree, judgment, injunction, binding agreement or other provisions having the force or effect of law issued, promulgated, or entered into by any Governmental Authority, arbitrator or court, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Requisite Shareholder Approval” has the meaning assigned to such term in Section 5.18(b).

“Reserve Report” means an unsuperseded engineering analysis of the Credit Parties’ Oil and Gas Property, in form and substance reasonably acceptable to the Lead Lender, which shall include (i) pricing assumptions based upon the Strip Price and (ii) projections of revenues attributable to all undrilled locations on the Credit Parties’ Oil and Gas Property based on a development plan for a period no greater than 7 years from the date of such Reserve Report reasonably acceptable to the Lead Lender; provided that, for the avoidance of doubt, such projections need not be based on historical capital expenditures in such locations nor take into account potential financings of projected capital expenditures.

“Reserve Report Certificate” means, with respect to any Reserve Report, a certificate from a Responsible Officer certifying that in all material respects: (a) such Reserve Report is based on information reasonably available to the Borrower; (b) the Borrower or its Subsidiaries owns good and defensible title to the Oil and Gas Property evaluated in such Reserve Report (except any such Oil and Gas Property that has been Disposed of since the date of such Reserve Report as permitted by this Agreement) and such properties are free and clear of all Liens except for Liens permitted by Section 6.03; (c) except as set forth on an exhibit to the Reserve Report Certificate, on a net basis there are no gas imbalances, take-or-pay or other prepayments with respect to its Oil and Gas Property evaluated in such Reserve Report which would require the Borrower or any Subsidiary to deliver Hydrocarbons either generally or produced from Oil and Gas Property at some future time without then or thereafter receiving full payment therefor; (d) except as set forth on an exhibit to the Reserve Report Certificate, none of the Borrower’s or its Subsidiaries’ Oil and Gas Property have been Disposed of since the last delivery of the corresponding Reserve Report, which exhibit shall describe in reasonable detail such Dispositions; (e) attached to the Reserve Report Certificate is a list of all Material Sales Contracts and all material marketing agreements not previously disclosed to the Lead Lender; (f) the Borrower is in compliance with Section 5.10(a); and (g) except as set forth on an exhibit to the Reserve Report Certificate, all such properties are owned by the Borrower or a Guarantor.

“Resignation Effective Date” has the meaning assigned to such term in Article IX.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, principal accounting officer, treasurer or assistant treasurer of a Credit Party. Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

“Restricted Payment” means:

(a)	any dividend or other distribution or other payment (whether in cash, securities or other property) with respect to any Capital Stock in the Borrower or any Subsidiary, to any Person (in each case, solely in such Person’s capacity as holder of such Capital Stock or, in the case of any payment, to the direct or indirect holders of the Borrower’s or any of its Subsidiaries’ Capital Stock), including any dividend or distribution payable or payment made in connection with any merger, amalgamation or consolidation;

(b)	any purchase, redemption, defeasance or other acquisition or retirement for value of any Capital Stock of the Borrower (including in connection with any merger, amalgamation or consolidation); and

(c)	any principal payment on, or redemption, purchase, repurchase, defeasance or other acquisition or retirement for value, in each case, prior to any scheduled repayment, sinking fund payment or scheduled maturity, of any Indebtedness secured by Liens junior in priority to the Liens securing the Obligations hereunder or unsecured Indebtedness, of the Borrower or any Subsidiary (excluding any intercompany Indebtedness between or among Borrower and any Guarantor), except a payment of interest or principal at the stated maturity date thereof.

“Revolving Debt” has the meaning assigned to such term in Section 6.02(i).

“Revolving Debt Obligations” means the “Obligations” as defined under any Permitted RBL Credit Agreement.

“Revolving Loan Documents” means the loan documents executed in connection with any Permitted RBL Credit Agreement.

“S&P” means Standard & Poor’s.

“Sale and Leaseback Transaction” means any sale or other transfer of any property by any Person with the intent to lease such property as lessee.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions (e.g., Cuba, Crimea, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, the United Nations Security Council and the European Union, each as amended, supplemented or substituted from time to time.

“SEC” means the Securities and Exchange Commission of the United States of America.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Second Offer” has the meaning assigned to such term in Section 2.07(d).

“Secured Party” means each of the Administrative Agent and each Lender.

“Security Agreement” means that certain Pledge and Security Agreement executed and delivered by each Credit Party on the Effective Date in favor of the Administrative Agent, for the benefit of the Secured Parties, which shall be substantially in the form of Exhibit E (with such changes thereto as may be reasonably acceptable to the Lead Lender and the Administrative Agent).

“Security Documents” means collectively the Security Agreement, all Control Agreements and all Mortgages, deeds of trust, security agreements, pledge agreements, guaranty agreements (including Article VII of this Agreement but otherwise excluding this Agreement), collateral assignments and all other collateral documents, now or hereafter executed and delivered by the Borrower or any other Person as security for the payment or performance of the Obligations, all such documents to be in form and substance reasonably satisfactory to the Administrative Agent and the Lead Lender.

“Senior Management” means the chairman of the Board of Directors, any non-independent member of the Board of Directors, chief executive officer, president, vice president, or chief financial officer of a Credit Party.

“Solvent” means, with respect to any Person as of the date of any determination, that on such date (a) the fair value of the Property of such Person (both at fair valuation and at present fair saleable value) is greater than the total liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations, and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s Property would constitute unreasonably small capital after giving due consideration to current and anticipated future capital requirements and current and anticipated future business conduct and the prevailing practice in the industry in which such Person is engaged.  In computing the amount of contingent liabilities at any time, such liabilities shall be computed at the amount which, in light of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Strip Price” shall mean, as of any date of determination, the forward month prices as of such date, for the most comparable hydrocarbon commodity applicable to such future production month for a five-year period (or such shorter period if forward month prices are not quoted for a reasonably comparable hydrocarbon commodity for the full five-year period), with such prices escalated at two percent (2)% each year thereafter based on the last quoted forward month price of such period, as such prices are (i) quoted on the NYMEX as of the determination date and (ii) adjusted by appropriate management adjustments for additions to reserves and depletion or sale of reserves since the date of such Reserve Report, adjusted for any basis differential as of the date of determination.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any other Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other Person (a) of which Capital Stock representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of the Borrower.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions (other than, with respect to any Credit Party, forward contracts for the purchase by, and physical delivery to, a Credit Party of commodities used or consumed by such Credit Party in the ordinary course of business).

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined by the counterparties to such Swap Agreements.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” has the meaning assigned to such term in Section 2.02(b).

“Term Loan Commitment Percentage” means, as to any Lender, with respect to each Lender, the commitment, if any, of such Lender to make a Term Loan. On the Effective Date, each Lender’s Term Loan Commitment Percentage shall be the percentage, if any, set forth opposite such Lender’s name on Schedule 2.01 under the column “Term Loan Commitment Percentage”.

“Term Loan Conversion” has the meaning set forth in Section 11.01(a).

“Term Loan Take Back Debt” has the meaning set forth in Section 11.01(a).

“Total Funded Debt” means, as of any date, the sum of any Indebtedness outstanding consisting of Revolving Debt, Existing First Lien Debt, the Obligations and any other Indebtedness of the Credit Parties of the type specified in clauses (a), (b), (d) (to the extent due and owing) and (e) of the definition of Indebtedness.

“Trading Day” means a day on which (i) trading in the Common Stock (or other security for which a closing sale price must be determined) generally occurs on the Primary Exchange and (ii) a last reported sale price for the Common Stock (or such other security) on such Primary Exchange is available.

“Transactions” means (a) the execution, delivery and performance by the Credit Parties of this Agreement and the other Loan Documents, (b) the borrowing of Loans, and (c) the use of the proceeds thereof.

“Treasury Rate” means the yield to maturity at a time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two (2) Business Days prior to the prepayment date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the applicable prepayment date to the Maturity Date, provided, however, that if the period from the applicable prepayment date to the Maturity Date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one twelfth (1/12th) of a year) from the weekly average yields of United States Treasury securities for which such yields are given having maturities as close as possible to the Maturity Date, except that if the period from the applicable prepayment date to the Maturity Date is less than one (1) year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one (1) year shall be used.

“U.S. Government Securities” means direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency or instrumentality thereof to the extent such obligations are entitled to the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.12(f)(ii)(B)(3).

“Värde” means (a) Värde Partners, Inc., its affiliated investment managers and funds or accounts managed by any of them (but excluding any portfolio companies that are owned in whole or in part by any of the foregoing) and (b) any partner, member, manager, principal, director or officer of any of the foregoing.

“Voting Securities” means Capital Stock of the Borrower entitled to vote generally in the election of members of the Board of Directors.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Credit Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02         Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Article II.

The Credits

Section 2.01         Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent in writing that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Majority Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein. Without limiting the foregoing, leases shall continue to the classified and accounted for on a basis consistent with that reflected in the Initial Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP related thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such change.

Section 2.02         Loans and Commitments

(a)          On the terms and subject to the conditions set forth herein, Lenders severally agree to make a term loan in an original principal amount equal to $80,000,000 (the “Term Loan”) to the Borrower on the Effective Date. Each Lender’s obligation to fund the Term Loan shall be limited to such Lender’s Term Loan Commitment Percentage of the Term Loan, and no Lender shall have any obligation to fund any portion of the Term Loan required to be funded by any other Lender, but not so funded. The Borrower shall not have any right to reborrow any portion of the Term Loan which are repaid or prepaid from time to time.

(b)          On the terms and subject to the conditions set forth herein, Lenders severally agree to make term loans to the Borrower, during the Delayed Draw Term Loan Funding Period, in multiple draws (each a “Delayed Term Loan Draw”) up to an aggregate principal amount of $45,000,000 (collectively, the “Delayed Draw Term Loans”). Each Lender’s obligation to fund a Delayed Term Loan Draw shall be limited to such Lender’s Delayed Draw Term Loan Commitment Percentage of such Delayed Term Loan Draw requested by the Borrower hereunder. No Lender shall have any obligation to fund any portion of the Delayed Draw Term Loans unless the proceeds of such Delayed Draw Term Loan are used for a Pre-Approved Acquisition. The Delayed Draw Term Loan Commitment shall terminate at the end of the Delayed Draw Term Loan Funding Period, if not earlier pursuant to the terms of this Agreement. The Borrower shall not have any right to reborrow any portion of the Delayed Draw Term Loans which is repaid or prepaid from time to time. Delayed Term Loan Draws shall be made pursuant to a Borrowing Request to be delivered to the Administrative Agent pursuant to Section 2.03. Each such request for a Delayed Term Loan Draw shall be in a minimum amount of $5,000,000, and, if greater, in integral multiples of $1,000,000 thereon.

Section 2.03         Request for Loans.

(a)          To request Loans to be made on the Effective Date, the Borrower shall deliver in writing to the Administrative Agent a duly completed Borrowing Request, not later than 12:00 noon, New York City time, one (1) Business Day prior to the Effective Date. Such Borrowing Request shall be irrevocable and shall be delivered by telecopy or email to the Administrative Agent with copy to the Lead Lender and shall be signed by the Borrower. Each such written Borrowing Request shall specify the following information:

(i)          the aggregate amount of the Term Loan to be made;

(ii)         the Effective Date, which shall be a Business Day; and

(iii)        the wiring information of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.

Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made.

(b)          To request Delayed Term Loan Draws to be made during the Delayed Draw Term Loan Funding Period, the Borrower shall deliver in writing to the Administrative Agent a duly completed Borrowing Request, not later than 12:00 noon, New York City time, ten (10) Business Days prior to the proposed date of such Delayed Term Loan Draw (or such shorter period as agreed to by the Lead Lender in its sole discretion, but in any event not later than 12:00 noon, New York City time, one Business Day prior to the proposed date of such Delayed Term Loan Draw). Such Borrowing Request shall be irrevocable and shall be delivered by telecopy or email to the Administrative Agent with copy to the Lead Lender and shall be signed by the Borrower. Each such written Borrowing Request shall specify the following information:

(i)          the aggregate amount of the Delayed Draw Term Loan to be made;

(ii)         the proposed date of such Delayed Term Loan Draw, which shall be a Business Day;

(iii)        the wiring information of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04; and

(iv)        whether the use of proceeds of such proposed Delayed Draw Term Loan shall be used for a “Pre-Approved Acquisition” and evidence reasonably satisfactory to the Lead Lender evidencing the same.

Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Delayed Draw Term Loan Loan to be made.

Section 2.04         Funding of Loans.

(a)          Each Lender shall make its Loan on the Effective Date or the date of the proposed Delayed Term Loan Draw, as applicable, by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly disbursing the amounts so received, in like funds, to a deposit account of the Borrower designated by the Borrower in the applicable Borrowing Request.

(b)          Unless the Administrative Agent shall have received written notice from a Lender prior to the proposed time its Loan is required to be made by such Lender in accordance with paragraph (a) of this Section that such Lender will not make available to the Administrative Agent such Lender’s Loan, the Administrative Agent may assume that such Lender has made its Loan available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, but shall have no obligation to do so, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its Loan available to the Administrative Agent, then such Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to the Loans. If such Lender pays such amount to the Administrative Agent, then the principal portion of such payment shall constitute such Lender’s Loan.

Section 2.05         Repayment of Loans; Evidence of Debt.

(a)          The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of the Loans on the Maturity Date.

(b)          Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from the Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)          The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s Applicable Percentage thereof.

(d)          The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement; and provided further that to the extent there is any conflict between the accounts maintained pursuant to paragraph (b) or (c) of this Section and the Register maintained pursuant to Section 10.04, the Register shall control.

(e)          Any Lender may request that the Loan made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender or its registered assigns and in the form attached hereto as Exhibit F. Thereafter, the Loan evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by a promissory note in such form.

Section 2.06         Optional Prepayment of Loans.

(a)          The Borrower shall have the right, (i) at any time after March 31, 2019 or (ii) on or before March 31, 2019 (A) if the closing price of the Common Stock on the Primary Exchange has been at least 110.00% of the Conversion Price then in effect for at least twenty (20) of the thirty (30) consecutive Trading Days immediately preceding the date of delivery of the notice contemplated by Section 2.06(b) or (B) in connection with a transaction constituting a “Change of Control” pursuant to clause (a) or (b) of the definition thereof, to prepay the Loans (together with any amounts due pursuant to Section 2.09 and Section 2.10), in whole or in part, in an aggregate minimum amount equal to (I) if being paid in whole, the Obligations and (II) if being paid in part, $5,000,000 and integral multiples of $1,000,000 in excess of that amount; provided, however, that (y) no such prepayment shall be made if a Lender Conversion Notice has been delivered to the Borrower pursuant to Section 11.05 on or before the Business Day immediately preceding the prepayment date specified in the notice contemplated by Section 2.06(b) and (z) any such prepayment in connection with a Change of Control shall be for all of the Obligations.

(b)          The Borrower shall notify the Administrative Agent and the Lead Lender in writing of any prepayment hereunder not later than 2:00 p.m., New York City time, seven (7) Business Days before the date of prepayment (or such shorter time as the Lead Lender may permit in its sole discretion but in any event not less than three (3) Business Days unless otherwise agreed by the Administrative Agent). Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of the Loans to be prepaid. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment shall be applied ratably to the Loans to be prepaid.

(c)          Each prepayment pursuant to this Section 2.06 shall be accompanied by a cash amount equal to the accrued but unpaid interest through the date of such prepayment, together with the Make-Whole Amount required under Section 2.09.

Section 2.07         Mandatory Prepayment of Loans.

(a)          Unless the Majority Lenders shall agree in writing that no prepayment of the Loans is required pursuant to this Section 2.07, subject to any Approved Intercreditor Agreement, if any Credit Party shall consummate any Asset Sale, receive any Net Cash Proceeds from a Casualty Event or incur any Indebtedness (other than Indebtedness expressly permitted under Section 6.02) (each such event, a “Prepayment Event”), then, not later than two (2) Business Days after such Prepayment Event, the Borrower shall provide written notice to the Administrative Agent in accordance with Section 2.07(c) and, subject to Section 2.07(d), (i) apply all or any portion of such Net Cash Proceeds to the repayment of Loans and the payment of accrued and unpaid interest and the Make-Whole Amount payable under Section 2.09, and/or (ii) in the case of any Asset Sale or Casualty Event, elect (by written notice to the Administrative Agent and the Lead Lender) to reinvest all or any portion of such Net Cash Proceeds in Additional Assets; provided further that if all or any portion of such Net Cash Proceeds are not so used to reinvest in Additional Assets within 180 days, the Borrower shall provide notice to the Administrative Agent in accordance with Section 2.07(c) and, subject to Section 2.07(d), the remaining portion of such Net Cash Proceeds shall be applied on the last date of such period to the prepayment of Loans; provided further that notwithstanding anything herein to the contrary, any Net Cash Proceeds received from any Asset Sale or Casualty Event that are not reinvested pursuant to this Section 2.07(a) shall be applied first to repay the Existing First Lien Debt and when such Existing First Lien Debt is repaid in full, any remaining Net Cash Proceeds shall, subject to Section 2.07(d), be applied to the repayment of Loans and the payment of accrued and unpaid interest and the Make-Whole Amount payable under Section 2.09. The provisions of this Section 2.07(a) do not constitute a consent to any Disposition or the incurrence of any Indebtedness by any Credit Party.

(b)          Each payment of Net Cash Proceeds pursuant to this Section 2.07 shall be allocated to (i) principal prepayment and the payment of the accrued but unpaid interest on the amount of prepaid principal through the date of such prepayment and (ii) the Make-Whole Amount on the amount of prepaid principal required under Section 2.09 (in the case of clauses (i) and (ii), as determined by the Borrower and approved by the Lead Lender).

(c)          The Borrower shall notify the Administrative Agent of any mandatory prepayment required pursuant to Section 2.07(a) or (b) in writing, not later than 2:00pm, New York City time, two (2) Business Days following such Prepayment Event. Each such notice shall be in writing, shall be irrevocable and shall specify the date of such Prepayment Event and a reasonably detailed calculation of the amount of the anticipated prepayment. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.

(d)          Notwithstanding anything in this Agreement to the contrary, each Lender, in its sole discretion, may, but is not obligated to, waive the Borrower’s requirement to make any prepayments pursuant to this Section 2.07 with respect to such Lender’s Applicable Percentage of such prepayment and such waiver shall not require a separate waiver and/or consent to this Agreement. Upon the dates set forth in Section 2.07 for any such prepayment, the Borrower shall notify the Administrative Agent in writing of the amount that is available to prepay the Loans. Promptly after the date of receipt of such notice, the Administrative Agent shall provide written notice (the “Offer”) to the Lenders of the amount available to prepay the Loans. Any Lender declining such prepayment (a “Declining Lender”) shall give written notice (each, a “Rejection Notice”) thereof to the Administrative Agent by 2:00 p.m., New York City time, no later than five (5) Business Days after the date of such notice from the Administrative Agent; provided, that, if a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above, such failure will be deemed a rejection of such Lender’s pro rata share of the Offer. The Borrower shall prepay the Loans within one Business Day after its receipt of notice from the Administrative Agent of the aggregate amount of such prepayment. On such date, the Administrative Agent shall then provide written notice (the “Second Offer”) to the Lenders other than the Declining Lenders (such Lenders, the “Accepting Lenders”) of the additional amount available (due to such Declining Lenders’ declining such prepayment) to prepay Loans owing to such Accepting Lenders, with such available amount to be allocated on a pro rata basis among the Accepting Lenders that accept the Second Offer. Any Lenders declining prepayment pursuant to such Second Offer shall give written notice thereof to the Administrative Agent by 2:00 p.m., New York City time, no later than three (3) Business Days after the date of such notice of a Second Offer; provided, that, if a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above, such failure will be deemed an acceptance of such Lender’s pro rata share of the Second Offer. The Borrower shall prepay the Loans within one Business Day after its receipt of notice from the Administrative Agent of the aggregate amount of such prepayment. Amounts remaining after the allocation of accepted amounts with respect to the Second Offer to Accepting Lenders shall be retained by the Borrower.

Section 2.08         [Reserved].

Section 2.09         Payment of Make-Whole Amount.

(a)          Whether voluntary or mandatory, and with respect to each repayment or prepayment of Loans under Section 2.06 or 2.07 or any acceleration of the Loans and other Obligations pursuant to Article VIII (including for the avoidance of doubt, as a result of clauses (g), (h) or (i) of Article VIII), the Borrower shall pay to the Administrative Agent, for the ratable benefit of the Lenders, with respect to the amount of the Loans repaid, prepaid or accelerated, in each case, concurrently with such repayment or prepayment, a premium equal to the Make-Whole Amount (determined by the Borrower and approved by the Lead Lender as if the Loans were repaid at the time of such acceleration at the option of the Borrower pursuant to Section 2.06) shall become immediately due and payable, and Borrower will pay such premium, as compensation to the Lenders for the loss of their investment opportunity and not as a penalty, whether or not a Bankruptcy Event has commenced, and (if a Bankruptcy Event has commenced) without regard to whether such Bankruptcy Event is voluntary or involuntary, or whether payment occurs pursuant to a motion, plan of reorganization, or otherwise, and without regard to whether the Loans and other Obligations are satisfied or released by foreclosure (whether or not by power of judicial proceeding), deed in lieu of foreclosure or by any other means. Without limiting the foregoing, any redemption, prepayment, repayment, or payment of the Obligations in or in connection with a Bankruptcy Event shall constitute an optional prepayment thereof under the terms of Section 2.05 and require the immediate payment of the Make-Whole Amount.

(b)          Any Make-Whole Amount payable pursuant to this Section 2.09 shall be presumed to be the liquidated damages sustained by each Lender as the result of the early redemption and/or acceleration of its Loans and the Borrower agrees that it is reasonable under the circumstances in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits as a result thereof.

Section 2.10         Interest and Fees.

(a)          Each Loan shall bear interest for each day on which it is outstanding at the Applicable Rate.

(b)          Interest shall be payable in kind in arrears on each Interest Payment Date by increasing the then outstanding principal amount of the Loan by the entire amount of the interest payment due on the applicable Interest Payment Date. On the Maturity Date and in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable in cash on the date of such repayment or prepayment, provided that interest accruing pursuant to Section 2.10(c) shall be payable from time to time on demand and shall be payable in kind.

(c)          Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default, the principal amount of all Loans and, to the extent permitted by applicable law, other Obligations outstanding shall bear interest, after as well as before judgment, at a rate per annum equal to 2% plus the Applicable Rate.

(d)          All interest hereunder shall be computed on the basis of a year of 365 or 366 days, as applicable, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable.

(e)          The Borrower agrees to pay to the Administrative Agent, for its own account, the fees set forth in the Fee Letter at the times and in the amounts specified therein. The fees payable to the Administrative Agent under the Fee Letter (i) will be in addition to reimbursement of the Administrative Agent’s out-of-pocket expenses in accordance with Section 10.03(a) and (ii) shall be fully earned when due and shall not be refundable for any reason whatsoever.

Section 2.11         Increased Costs.

(a)          If any Change in Law shall subject any Recipient to any Taxes (other than (i) Indemnified Taxes, and (ii) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto and the result shall be to increase the cost to such Recipient of making, converting to, continuing or maintaining any Loan or maintaining its obligations to make any such Loan or to reduce the amount of any sum received or receivable by such Recipient hereunder (whether of principal, interest or any other amount), then the Borrower will pay to such Recipient such additional amount or amounts as will compensate such Recipient for such additional costs incurred or reduction suffered.

(b)          If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender such Lender’s holding company for any such reduction suffered.

(c)          A certificate of a Recipient setting forth the amount or amounts necessary to compensate such Recipient or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive absent manifest error. The Borrower shall pay such Recipient the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d)          Failure or delay on the part of any Recipient to demand compensation pursuant to this Section shall not constitute a waiver of such Recipient’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Recipient pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Recipient notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Recipient’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.12         Taxes.

(a)          Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.12) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)          Payment of Other Taxes by the Borrower. Without duplication of any other obligation contained in this Section 2.12, the Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)          Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 2.12, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)          Indemnification by the Borrower. Without duplication of any other obligation contained in this Section 2.12, the Credit Parties shall jointly and severally indemnify each Recipient, within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)          Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) Business Days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)          Status of Lenders.

(i)          Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.12(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)         Without limiting the generality of the foregoing,

(A)         any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding Tax;

(B)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)         (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)         executed copies of IRS Form W-8ECI;

(3)         in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form); or

(4)         to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)         if a payment made to a Recipient under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)          Status of Administrative Agent. On or before the date on which Wilmington Trust, National Association (and any successor or replacement Administrative Agent) becomes the Administrative Agent hereunder, it shall deliver to the Borrower an executed copy of either (i) IRS Form W-9, or (ii) IRS Form W-8ECI and IRS Form W-8IMY, establishing that the Borrower can make payments to the Administrative Agent without deduction or withholding of any Taxes imposed by the United States, including Taxes imposed under FATCA.

(h)          Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.12 (including by the payment of additional amounts pursuant to this Section 2.12), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.12 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)          FATCA. For purposes of determining withholding Taxes imposed under FATCA, from and after the effective date of this Agreement, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) each Loan as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(j)          Survival. Each party’s obligations under this Section 2.12 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.13         Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)          The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees, or of amounts payable under Section 2.11 or Section 2.12, or otherwise) prior to 2:00 p.m. New York City Time on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at such account as may be specified by the Administrative Agent, except that payments pursuant to Section 2.11, Section 2.12 and Section 10.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b)          If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest, premiums and fees then due hereunder, such funds shall be applied (i) first, towards payment of fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of fees then due to such parties, (ii) second, towards payment of interest and premiums then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and premiums then due to such parties and (iii) third, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)          If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)          Unless the Administrative Agent shall have received written notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, but shall have no obligation to do so, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.

(e)          If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(b), Section 2.12(d) or Section 10.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent to satisfy such Lender’s obligations to it under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

Article III.

Representations and Warranties

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

Section 3.01         Organization; Powers. Each Credit Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 3.02         Authorization; Enforceability. The Transactions are within each Credit Party’s corporate, limited liability company or partnership powers and have been duly authorized by all necessary corporate, limited liability company or partnership and, if required, actions by equity holders. This Agreement has been duly executed and delivered by each Credit Party and constitutes a legal, valid and binding obligation of each Credit Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03         Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) as have been obtained or made and are in full force and effect or have been made or to be made in connection with the filing of any Security Documents, financing statements, or other registrations or filings to secure the Obligations, or (ii) as may be required in connection with the performance by the Borrower of its obligations under Section 5.18(b), Section 11.06 or the Registration Rights Agreement, (b) will not violate any Requirement of Law applicable to the Borrower or any Subsidiary, (c) will not violate or result in a default under any indenture, agreement or other instrument evidencing Material Indebtedness or a Material Sales Contract, or give rise to a right thereunder to require any payment to be made by the Borrower or any Subsidiary, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any Subsidiary not otherwise permitted under Section 6.03(b).

Section 3.04         Financial Condition; No Material Adverse Change.

(a)          The Borrower has heretofore furnished to the Lead Lender the audited consolidated balance sheet and related statements of income, stockholders equity and cash flows of the Borrower and its Consolidated Subsidiaries as of and for the fiscal year ended December 31, 2016, reported on by Marcum LLP, independent public accountants (the “Initial Audited Financial Statements”). Such financial statements, together with the notes thereto, present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of such date and for such period in accordance with GAAP and, except as set forth on Schedule 3.04, show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Consolidated Subsidiaries as of the date thereof required by GAAP to be reserved, reflected or otherwise disclosed therein.

(b)          Since December 31, 2016, no event or circumstance which has had or could reasonably be expected to have a Material Adverse Effect has occurred.

Section 3.05         Properties.

(a)          Except as otherwise provided in Section 3.05(c) with respect to Oil and Gas Property the Borrower and each Subsidiary has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for (i) minor defects in title that do not, in the aggregate, interfere with its ability to conduct its business as currently conducted and (ii) Permitted Encumbrances and the Permitted Senior Liens, if applicable.

(b)          The Borrower and each Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and such Subsidiaries, as the case may be, does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c)          Each Credit Party has good and defensible title to all Proved Reserves included in the Oil and Gas Property described in the most recent Reserve Report provided to the Administrative Agent and the Lead Lender (other than such Proved Reserves that have been subsequently disposed of and disclosed on the Reserve Report Certificate), free and clear of all Liens except Permitted Encumbrances and the Permitted Senior Liens, if applicable. All such proved Oil and Gas Property are valid, subsisting, and in full force and effect in all material respects, and all rentals, royalties, and other amounts due and payable in respect thereof have been duly paid except for such rentals, royalties and other amounts that are amounts being contested in good faith by appropriate proceedings and for which the Borrower or the applicable Subsidiary has set aside on its books adequate reserves, or except to the extent such rentals, royalties and other amounts due, if left unpaid, would not result in the loss or forfeiture of Oil and Gas Property having an aggregate fair market value in excess of $1,000,000. Without regard to any consent or non-consent provisions of any joint operating agreement covering any Credit Party’s proved Oil and Gas Property, such Credit Party’s share of (a) the costs for the proved Oil and Gas Property described in the Reserve Report (other than for such proved Oil and Gas Property that have been subsequently disposed of and disclosed on the Reserve Report Certificate) is not materially greater than the decimal fraction set forth in the Reserve Report, before and after payout, as the case may be, and described therein by the respective designations “working interests,” “WI,” “gross working interest,” “GWI,” or similar terms (except in such cases where there is a corresponding increase in the net revenue interest), and (b) production from, allocated to, or attributed to such proved Oil and Gas Property is not materially less than the decimal fraction set forth in the Reserve Report, before and after payout, as the case may be, and described therein by the designations “net revenue interest,” “NRI,” or similar terms. The wells drilled in respect of proved producing Oil and Gas Property described in the Reserve Report (other than wells drilled in respect of such proved producing Oil and Gas Property that have been subsequently disposed of and disclosed on the Reserve Report Certificate) (1) are capable of, and are presently, either producing Hydrocarbons in commercially profitable quantities or in the process of being worked over or enhanced, and the Credit Party that owns such proved producing Oil and Gas Property is currently receiving payments for its share of production, with no funds in respect of any thereof being presently held in suspense, other than any such funds being held in suspense pending delivery of appropriate division orders, (2) have been drilled, bottomed, completed, and operated in compliance with all applicable laws, and (3) are not subject to any penalty in production by reason of such well having produced in excess of its allowable production.

(d)          No Credit Party has knowledge that a default exists under any of the terms or provisions, express or implied, of any of the leases and term mineral interests in the Oil and Gas Properties evaluated in the most recently delivered Reserve Report (other than any thereof Disposed of in a Disposition permitted by this Agreement) or under any agreement to which the same are subject that would materially and adversely affect the rights of the Credit Parties with respect to the Oil and Gas Properties to which such lease, interest, or agreement relates.

(e)          Except as otherwise permitted hereunder, there are no obligations under any Oil and Gas Property or contract or agreement which require the drilling of additional wells or operations to earn or to continue to hold any of the Oil and Gas Properties in force and effect, except leases in the primary term and those under customary continuous operations provisions that may be found in one or more of the Borrower’s or any Subsidiaries oil and gas and/or oil, gas and mineral leases.

(f)          To the extent required hereunder, all material necessary regulatory filings have been properly made in connection with the drilling, completion and operation of the wells on or attributable to the Oil and Gas Properties and all other operations related thereto.

(g)          To the extent required hereunder, all production and sales of Hydrocarbons produced or sold from the Oil and Gas Properties have been made materially in accordance with any applicable allowables (plus permitted tolerances) imposed by any Governmental Authorities.

(h)          No Credit Party has collected any proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties which are subject to any material refund obligation other than as previously disclosed in writing to the Lead Lender at or prior to the delivery of such Reserve Report.

Section 3.06         Litigation and Environmental Matters.

(a)          There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary, (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

(b)          Except as has not resulted in and would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has incurred, assumed, provided an indemnity with respect to, or otherwise become subject to any Environmental Liability, (iii) has received any notice, report, order, directive or other information regarding any actual or alleged violation of Environmental Laws or any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c)          Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any Subsidiary has ever treated, stored, released, discharged, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, or exposed any Person to, or owned or operated any property or facility which is or has been contaminated by, any Hazardous Materials, so as to give rise to any current or future Environmental Liability.

(d)          The Borrower has furnished to the Lead Lender all material environmental audits, assessments, reports and other material environmental, health or safety documents relating to the past or current operations or facilities of the Borrower or any Subsidiary (including the Core Assets), in each case which are in the possession or under the reasonable control of the Borrower or any Subsidiary.

Section 3.07         Compliance with Laws and Agreements. The Borrower and each Subsidiary is in compliance with (a) its Organizational Documents in all material respects, (b) all Requirements of Law applicable to it or its property as has not resulted in and would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, and (c) all indentures, agreements and other instruments binding upon it or its property in all material respects. The Borrower and each Subsidiary is in compliance with the Existing First Lien Loan Documents and the execution, delivery and performance of the Loan Documents will not constitute a violation of any Existing First Lien Loan Document. No Default has occurred and is continuing.

Section 3.08         Investment Company Status. Neither the Borrower nor any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 3.09         Taxes. The Borrower and each Subsidiary has timely filed or caused to be filed all U.S. Federal income Tax and all other material Tax returns and reports required to have been filed and has paid or caused to be paid all material Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP. Without duplication of the representation and warranty in the immediately preceding sentence, there is no proposed Tax assessment, deficiency or other claim against the Borrower or any Subsidiary except (i) those being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (ii) those would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

Section 3.10         ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Plan termination under Title IV of ERISA) does not exceed by more than $1,000,000 the fair market value of the assets of such Plan.

Section 3.11         Disclosure. The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any Subsidiary is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a material liability. None of the other reports, financial statements, certificates or other written information furnished by or on behalf of the Borrower or any Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading as of the date made or deemed made; provided that, with respect to projected financial information, prospects information, geological or geographical data and engineering projections, the Borrower represents only that such information was prepared in good faith based on assumptions believed to be reasonable at the time and, if such projected financial information was delivered prior to the Effective Date, as of the Effective Date.

Section 3.12         Labor Matters. There are no strikes, lockouts or slowdowns against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened that could reasonably be expected to have a Material Adverse Effect. The hours worked by and payments made to employees of the Borrower and, to the knowledge of the Borrower, to employees of its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other Law dealing with such matters to the extent that such violation could reasonably be expected to have a Material Adverse Effect.

Section 3.13         Capitalization and Assets. Schedule 3.13 lists as of the Effective Date, (a) for the Borrower and each Subsidiary, its full legal name and its jurisdiction of organization, (b) (i) for the Borrower, the number of shares of capital stock or other Capital Stock outstanding for each class of Capital Stock of the Borrower, the number of outstanding options, warrants, and equity based awards and number of such awards available for issuance under any existing equity incentive plans, (ii) for each Subsidiary, the number of shares of capital stock or other Capital Stock outstanding and the owner(s) of such shares or Capital Stock.

Section 3.14         Margin Stock. Neither the Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board), and no part of the proceeds of the Loans will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

Section 3.15         Bank Accounts. As of the Effective Date, Schedule 3.15 lists all accounts maintained by or for the benefit of any Credit Party with any bank or financial institution.

Section 3.16         Reserved.

Section 3.17         Material Contracts. As of the Effective Date, except as listed on Schedule 3.17, the Credit Parties have delivered to the Lead Lender copies of each contract, agreement or commitment to which any Credit Party is a party or by which it is bound, and which are currently effective, that are: (i) non-competition agreements or other agreements or obligations that purport to limit in any material respect the manner in which, or the localities in which, all or any material portion of any Credit Party’s business is conducted; (ii) agreements for the borrowing of money; (iii) leases with respect to any property, real or personal (other than leases constituting Mortgaged Properties); (iv) Production Payments or Advance Payment Contracts; (v) agreements for a purchase or sale of assets, securities or a business, or otherwise obligating any Credit Party to pay any consideration of more than $500,000; (vi) agreements with any agent, dealer or distributor, including all such agreements relating to the gathering and/or marketing of Hydrocarbons; (vii) stand-by letters of credit, guarantee or performance bond; and (viii) material contracts to which any Credit Party is a party that would terminate or become terminable, require any Credit Party to take any action, cause any Credit Party to lose any material benefits or give to others any rights of amendment, acceleration, suspension, revocation or cancellation, under any such contract as a result of the transactions contemplated in this Agreement (each of the foregoing, a “Material Contract”); provided that anything previously disclosed in public filings does not need to be provided or disclosed on Schedule 3.17. No Credit Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Material Sales Contract to which it is a party.

Section 3.18         Gas Imbalances. Except as set forth in Schedule 3.18, on a net basis there are no Gas Imbalances, take or pay or other prepayments with respect to any Oil and Gas Properties which would require any Credit Party to deliver Hydrocarbons produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor other than that which do not result in any Credit Party or any Subsidiary having net aggregate liability in excess of $1,000,000.

Section 3.19         Reserve Reports. To Borrower’s knowledge, (a) the factual, non-interpretive information furnished by any Credit Party to the Petroleum Engineers for use in the preparation of each Reserve Report was accurate in all material respects at the time furnished or was subsequently corrected, and (b) except (i) as set forth on Schedule 3.19, (ii) for changes (including changes in Hydrocarbon commodity prices) generally affecting the oil and natural gas industry and (iii) for normal depletion by production, there has been no material decrease in the amount of the estimated Proved Reserves shown in any Reserve Report since the date thereof.

Section 3.20         Sale of Production. No Oil and Gas Property is subject to any Advance Payment Contract or any contract whereby payments are made to any Credit Party other than by checks, drafts, wire transfer advices or other similar writings, instruments or communications for the immediate payment of money except as permitted under this Agreement. Except for production sales contracts, processing agreements, transportation agreements and other agreements relating to the marketing of production that are listed on Schedule 3.20 or thereafter notified in writing to the Lead Lender or as included in the most recently delivered Reserve Report, in connection with the Oil and Gas Properties to which such contract or agreement relates: no Oil and Gas Property is subject to any contractual or other arrangement for the sale, processing or transportation of production (or otherwise related to the marketing of production) which cannot be canceled on one year’s (or fewer) notice, other than as consented to by the Majority Lenders.

Section 3.21         Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Borrower its directors and agents insofar as the same are acting on behalf of the Borrower or its Subsidiaries, (i) are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and (ii) have not and will not do business, enter into transactions or store with, purchase or receive money from, transport from, to or with, sell goods or give money to, a Sanctioned Person. None of (a) the Borrower, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. The making of the Loans, use of proceeds thereof or other transaction contemplated by the Credit Agreement will not violate Anti-Corruption Laws or applicable Sanctions.

Section 3.22         No Foreign Operations. The Borrower and its Subsidiaries do not operate their business outside the geographical boundaries of the United States.

Section 3.23         Solvency. Before and after giving effect to the making of Loans and the application of the proceeds thereof, the Credit Parties, taken as a whole, are Solvent.

Section 3.24         Reservation and Status of Common Stock and Preferred Equity. The Borrower has reserved and has available out of its authorized but unissued capital stock, for the purpose of effecting the Lender Conversions, such number of its duly authorized shares of Common Stock and Preferred Stock, as applicable, as shall be sufficient to effect the Lender Conversions and/or convert any shares of Lender Preferred Stock without giving effect to any adjustments contemplated by Schedule 11.01. Any shares of Common Stock and Lender Preferred Stock, as applicable, that are or may be required to be issued pursuant to the terms of this Agreement shall be duly and validly issued, fully paid and nonassessable, and free and clear of all liens (other than any Liens created by any Lender) or preemptive rights, will be issued in compliance with all applicable securities laws, including, without limitation, the Securities Act (assuming the accuracy of each Lender’s Investment Representations), and will be entitled to the benefits of the Registration Rights Agreement (subject to the terms thereof).

Article IV.

Conditions

Section 4.01         Effective Date. This Agreement shall become effective on the date on which each of the following conditions is satisfied or waived in accordance with Section 10.02 (such date, the “Effective Date”):

(a)          [Reserved].

(b)          The Administrative Agent and the Lead Lender shall have received from each party hereto either a counterpart of this Agreement signed on behalf of such party or written evidence satisfactory to the Administrative Agent and the Lead Lender (which may include electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(c)          The Administrative Agent and the Lead Lender shall have received (i) schedules to this Agreement in form and substance satisfactory to the Administrative Agent and the Lead Lender, and (ii) the Security Agreement, together with such other assignments, conveyances, amendments, agreements and other writings, including, without limitation, UCC-1 financing statements, necessary to create Liens, subject in priority only to Permitted Prior Liens and Permitted Existing Liens, in all of the Collateral in which a security interest is required to be granted in favor of the Administrative Agent pursuant to the Security Documents, including all of the Capital Stock of each Subsidiary now or hereafter owned by Borrower or any Subsidiary.

(d)          The Administrative Agent and the Lead Lender shall have received (i) a certificate of each Credit Party, dated the Effective Date and executed by its Secretary or Assistant Secretary or a Responsible Officer of such Credit Party, which shall (A) certify the resolutions of its board of directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the officers of such Credit Party authorized to sign the Loan Documents to which it is a party, and (C) attach the certificate of formation or articles of incorporation or organization of such Credit Party certified by the relevant authority of the jurisdiction of organization of such Credit Party and a true and correct copy of its by-laws or operating, management or partnership agreement and (ii) a good standing certificate for each Credit Party from the Secretary of State its jurisdiction of organization.

(e)          The Administrative Agent and the Lead Lender shall have received, and the Borrower shall have requested, a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of each of Bracewell LLP, counsel for the Credit Parties and applicable local counsel, covering such matters relating to the Credit Parties, this Agreement or the Transactions as the Lead Lender shall reasonably request.

(f)          The Administrative Agent and the Lead Lender shall have received (i) a certificate, dated the Effective Date and signed by a Responsible Officer of the Borrower, confirming that the Credit Parties have (A) complied with the conditions set forth in paragraphs (h), (i), and (o) of this Section 4.01 and (B) complied with the requirements of Section 5.10 and Section 5.11, (ii) a summary of all insurance policies owned by any Credit Party, and (iii) customary insurance certificates issued by the insurance agent or broker of the Borrower demonstrating compliance with Section 5.05(b).

(g)          The Administrative Agent and the Lead Lender shall have received such financing statements and evidence of filing (including, without limitation, the Mortgages and financing statements referenced in clause (s) below) as shall be required to fully evidence and perfect all Liens contemplated by the Loan Documents, all of which shall be filed of record by Lead Lender in such jurisdictions as the Lead Lender shall require.

(h)          Each Credit Party shall have obtained all approvals required from any Governmental Authority and all consents of other Persons, in each case that are necessary or, in the reasonable discretion of the Lead Lender, advisable in connection with the Transactions and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to the Lead Lender (excluding any such approvals or consents that are expressly contemplated by the Loan Documents to be obtained after the Effective Date). All applicable waiting periods shall have expired without any action being taken or, to the knowledge of the Borrower, threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Loan Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(i)          There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of the Lead Lender, singly or in the aggregate, materially impairs the Transactions, the financing thereof or any of the other transactions contemplated by the Loan Documents or that could reasonably be expected to result in a Material Adverse Effect.

(j)          All partnership, corporate and other proceedings taken or to be taken in connection with the Transactions and all documents incidental thereto shall be reasonably satisfactory in form and substance to the Lead Lender and their counsel, and the Lead Lender and such counsel shall have received all such certified copies of such documents as the Lead Lender may reasonably request.

(k)          The Lead Lender shall have received the Projections, the operating budget for fiscal year 2017 and all of the financial statements described in Section 3.04(a).

(l)          The Lead Lender shall have received a true and complete copy of the Reserve Report dated January 12, 2017 (the “Initial Reserve Report”).

(m)         The Administrative Agent and the Lead Lender shall have received such other instruments and documents incidental and appropriate to the transactions provided for herein as the Administrative Agent or the Lead Lender or their special counsel may reasonably request prior to the Effective Date, and all such documents shall be in form and substance satisfactory to the Lead Lender and the Administrative Agent.

(n)          The representations and warranties of each Credit Party set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the Effective Date (other than those representations and warranties that are subject to a materiality qualifier, in which case such representations and warranties shall be true and correct in all respects), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date (other than those representations and warranties that are subject to a materiality qualifier, in which case such representations and warranties are true and correct in all respects as of such earlier date).

(o)          No Default shall have occurred and be continuing.

(p)          The Administrative Agent shall have received, at least three (3) Business Days prior to the Effective Date (or such shorter period as agreed to by the Administrative Agent in its sole discretion), all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Act, that is requested by the Administrative Agent or any Lender in writing at least five (5) Business Days prior to the Effective Date.

(q)          The Administrative Agent and the Lead Lender shall have received a Borrowing Request acceptable to the Administrative Agent and the Lead Lender and in accordance with Section 2.03 setting forth the amount of the Loans requested by the Borrower on the Effective Date and the accounts to which such Loans are to be funded.

(r)          The Administrative Agent and the Lead Lender shall have received a solvency certificate dated the Effective Date and signed by a Financial Officer of the Borrower.

(s)          The Administrative Agent and the Lead Lender shall have received duly executed Mortgages in form and substance reasonably satisfactory to the Administrative Agent and the Lead Lender necessary or appropriate to grant, evidence and perfect Liens in favor of the Administrative Agent on at least (i) 90% of the PV9 of the Credit Parties’ Proved Reserves attributable to the Oil and Gas Property evaluated in the Initial Reserve Report, and (ii) 90% of the net acres of Oil and Gas Properties evaluated in the Initial Reserve Report.

(t)          The Administrative Agent and the Lenders shall have received all fees and other amounts due and payable on the Effective Date under this Agreement, and reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder, including all reasonable fees, expenses and disbursements of counsel for the Administrative Agent and counsel for the Lead Lender to the extent invoiced on or prior to the Effective Date, together with such additional amounts as shall constitute such counsel’s reasonable estimate of expenses and disbursements to be incurred by such counsel in connection with the recording and filing of Mortgages (and/or Mortgage amendments) and financing statements; provided, that, such estimate shall not thereafter preclude further settling of accounts between the Borrower and the Administrative Agent. The Administrative Agent shall have received a fully executed copy of the Fee Letter.

(u)          Each Lender that has requested the delivery of a promissory note pursuant to and in accordance with Section 2.05(e) shall have received promissory notes duly executed by the Borrower.

(v)         [reserved].

(w)         The Borrower shall have executed and delivered the Registration Rights Agreement.

The Lead Lender shall notify the Administrative Agent of the Effective Date and such notice shall be conclusive and binding.  Notwithstanding the foregoing, at the option of the Lenders, their respective obligations to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.02) at or prior to 2:00 p.m., New York City time, on April 26, 2017 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time). Without limiting the generality of the provisions of Article IX, for purposes of determining compliance with the conditions specified in this Article IV, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

Section 4.02         Conditions to each Delayed Term Loan Draw. The obligation of Lenders to make a Delayed Term Loan Draw to the Borrower is subject to the satisfaction of the following additional conditions:

(a)          the Administrative Agent shall have received a Borrowing Request as required pursuant to Section 2.03 identifying the information contemplated by such Borrowing Request and demonstrating that the conditions set forth in this Section 4.02 shall be satisfied;

(b)          no Default or Event of Default shall have occurred and is continuing or would occur as a result of such Delayed Term Loan Draw;

(c)          each representation and warranty of the Credit Parties contained in the Loan Documents shall be true and correct in all material respects on and as of the date of such Delayed Term Loan Draw (other than those representations and warranties that are subject to a materiality qualifier, in which case such representations and warranties shall be true and correct in all respects), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date (other than those representations and warranties that are subject to a materiality qualifier, in which case such representations and warranties are true and correct in all respects as of such earlier date);

(d)          after giving pro forma effect thereto, the Asset Coverage Ratio is not greater than 1:00 to 1:00; and

(e)          (i) the Borrower shall deliver to the Lead Lender title information in form and substance reasonably acceptable to the Lead Lender with respect to any Oil and Gas Properties to be acquired with the proceeds of such Delayed Draw Term Loan and the Lenders providing such Delayed Draw Term Loan shall be satisfied with results thereof and (ii) upon consummation of such Acquisition, the Borrower shall have good title to, or valid leasehold interests in, all such Oil and Gas Properties to be acquired, except for minor defects in title that do not, in the aggregate, interfere with its ability to conduct its business as currently conducted.

Article V.

Affirmative Covenants

Until the Obligations (other than contingent indemnification obligations for which no claim has been asserted) shall have been paid in full, the Borrower covenants and agrees with the Administrative Agent and the Lenders that:

Section 5.01         Financial Statements; Other Information. The Borrower will furnish to the Administrative Agent for distribution to each Lender:

(a)          within ninety (90) days after the end of each fiscal year of the Borrower, the audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of the Borrower and its Consolidated Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by BDO USA, LLP or other independent public accountants reasonably acceptable to the Lead Lender (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)          within forty five (45) days after the end of each fiscal quarter of the Borrower, the consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of the Borrower and its Consolidated Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)          concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate in a form reasonably acceptable to Lead Lender signed by a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.01 (when applicable), (iii) certifying that, other than as disclosed therein, since the date of delivery of the last certificate, no Credit Party has (A) acquired any Oil and Gas Properties, (B) made any other Acquisition or Disposition, or (C) formed or dissolved any Subsidiaries of the Borrower;

(d)          concurrently with the delivery of financial statements under clause (a) or (b) above, notice of the date and time of a conference call with Lenders to discuss financial information, which conference calls the Borrower shall host not later than five (5) Business Days after such distribution; provided that any conference call hosted by the Borrower which is generally available to holders of its debt and/or equity securities shall satisfy this condition;

(e)          within sixty (60) days after the conclusion of each fiscal year, the Borrower’s annual operating and capital expenditure budgets, and financial forecasts, including cash flow projections covering proposed fundings, repayments, additional advances, investments and other cash receipts and disbursements, each for the following fiscal year in a format reasonably consistent with projections, budgets and forecasts theretofore provided to the Administrative Agent and the Lenders;

(f)          promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;

(g)          (i) promptly following the delivery of any reserve report to the agent under the Permitted RBL Credit Agreement, a copy of such reserve report and a Reserve Report Certificate and (ii) promptly, but in any event within two (2) Business Days upon delivery or receipt, copies of all notices of any increase or decrease of the borrowing base under the Permitted RBL Credit Agreement or any Borrowing Base Deficiency under the Permitted RBL Credit Agreement;

(h)          within forty five (45) days following June 30th of each year and within ninety (90) days following December 31st of each year, the Borrower shall furnish or make available to the Administrative Agent and each Lender (i) a Reserve Report in form and substance satisfactory to the Lead Lender in their reasonable discretion and prepared as of the immediately preceding June 30th or December 31st, as applicable, which Reserve Report, in the case of each December 31 report shall be prepared or audited by an Approved Petroleum Engineer and in the case of each other Reserve Report shall be prepared by one or more petroleum engineers employed by the Borrower or, at the Borrower’s election, by an Approved Petroleum Engineer; said Reserve Report to utilize economic and pricing parameters consistent with those set forth in the definition of Reserve Report, together with a Reserve Report Certificate;

(i)          together with each Reserve Report required to be delivered under Section 5.01(g), a report, in reasonable detail, setting forth (i) the Swap Agreements then in effect, the notional volumes of and prices for, on a monthly basis and in the aggregate, the Hydrocarbons for each such Swap Agreement and the term of each such Swap Agreement, and (ii) the notional volumes of Hydrocarbons for each such Swap Agreement;

(j)          together with each Reserve Report delivered under Section 5.01(g) for the period ending June 30th and December 31st of each year, (i) any updated production history of the Proved Reserves of the Credit Parties as of such date, (ii) the lease operating expenses attributable to the Oil and Gas Properties of the Credit Parties for the prior 12-month period ending on the effective date of the applicable Reserve Report, (iii) a certificate setting forth reasonably detailed calculations demonstrating compliance with Section 6.01, and (iv) a semi-annual operating and capital expenditures budget in a format reasonably consistent with the budgets and forecasts theretofore provided to the Lenders; and

(k)          promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

Documents required to be delivered pursuant to this Section 5.01 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (1) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s website on the Internet at www.lilisenergy.com, or (2) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

Section 5.02         Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)          as soon as possible, but in any event within five (5) Business Days of obtaining knowledge thereof, (i) the occurrence of any Default, or (ii) the occurrence of any “default” or “event of default” under any Material Indebtedness;

(b)          as soon as possible, but in any event within five (5) Business Days after obtaining knowledge of the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Credit Party or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)          as soon as possible, but in any event within five (5) Business Days after the occurrence of any ERISA Event that, alone or together with any other ERISA Event that has occurred, could reasonably be expected to result in liability of the Borrower and the Subsidiaries in an aggregate amount exceeding $1,000,000;

(d)          as soon as possible, but in any event within five (5) Business Days after obtaining knowledge of any release by any Credit Party, Subsidiary or any other Person of any Hazardous Material into the environment, which could reasonably be expected to have a Material Adverse Effect;

(e)          as soon as possible, but in any event within five (5) Business Days after (i) the receipt of any notice alleging any violation of any Environmental Law by any Credit Party or any other actual or alleged Environmental Liability, (ii) obtaining knowledge of the existence of any condition that could reasonably be expected to result in violations of any Environmental Law or in Environmental Liability, or (iii) the filing of any Lien to secure any Environmental Liabilities of any Credit Party; in each case of (i), (ii) or (iii) that could reasonably be expected to have a Material Adverse Effect;

(f)          as soon as possible, but in any event within five (5) Business Days after the occurrence of any breach or default under, or repudiation or termination of, any Material Sales Contract, which could reasonably be expected to have a Material Adverse Effect;

(g)          promptly following the execution and delivery thereof, copies of any amendment, modification, waiver or other change to the Permitted RBL Credit Agreement, together with a certificate of a Responsible Officer certifying that such copies are true, correct and complete as of the date of delivery;

(h)          promptly following the furnishing or receipt thereof, copies of any default notices under the Permitted RBL Credit Agreement not otherwise required to be furnished to the Lenders pursuant to any other provisions of this Agreement; and

(i)          as soon as possible, but in any event within five (5) Business Days after becoming aware of any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect; and

(h)          as soon as possible, but in any event within five (5) Business Days after receipt of any notice of any investigation by a Governmental Authority or any litigation, indictment or proceeding commenced or threatened in writing against any Credit Party or any Senior Management of any Credit Party that (i) seeks damages in excess of $400,000, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets, (iv) alleges criminal misconduct by any Credit Party or any Senior Management of any Credit Party, (v) involves an SEC or other regulatory enforcement action again any Credit Party or any Senior Management, or (vi) asserts liability on the part of any Credit Party or any Subsidiary in excess of $400,000 in respect of any tax, fee, assessment, or other governmental charge (collectively, “Litigation Events”).

To the extent applicable, each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth reasonable detail of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03         Existence; Conduct of Business. The Borrower will, and will cause each Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.04 or any Disposition permitted under Section 6.05 nor shall the Borrower or any Subsidiary be required to preserve any right or franchise unrelated to the Oil and Gas Property if the Borrower or such Subsidiary determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not adverse in any material respect to the Administrative Agent or any Lender.

Section 5.04         Payment of Obligations. The Borrower will, and will cause each Subsidiary to, pay its obligations, including Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves with respect thereto in accordance with GAAP, or (b) the failure to make such payment pending such contest could not reasonably be expected to result in a Material Adverse Effect or any Collateral becoming subject to forfeiture or loss as a result of such contest.

Section 5.05         Maintenance of Properties; Insurance. The Borrower will, and will cause each Subsidiary and use commercially reasonable efforts to cause each operator of Oil and Gas Property:

(a)          keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and

(b)          maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. Upon request of the Administrative Agent (acting at the written direction of the Lead Lender), the Borrower will furnish or cause to be furnished to the Administrative Agent from time to time copies of the applicable policies. The Borrower will cause any insurance policies covering any such property to be endorsed (a) to provide that such policies may not be cancelled, reduced or affected in any manner for any reason without thirty (30) days’ prior notice to the Administrative Agent, (b) to include the Administrative Agent as loss payee with respect to all property/casualty policies and additional insured with respect to all liability policies and (c) to provide for such other matters as the Lenders may reasonably require.

Section 5.06         Books and Records; Inspection Rights. The Borrower will, and will cause each Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided, that so long as no Default has occurred and is continuing, the Credit Parties shall only be required to reimburse the costs and expenses associated with such examination and inspection pursuant to Section 10.03 on one occasion in any fiscal quarter of the Borrower.

Section 5.07         Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply with and maintain its property (including the Core Assets) in compliance with all Requirements of Law (including Environmental Laws), and obtain, maintain, comply with any permits, licenses or other approvals required pursuant thereto, including any applicable to it or its property (including the Core Assets), except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 5.08         Environmental Matters. In the event of the presence of any Hazardous Material on any property or facility of the Borrower or its Subsidiaries which could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Borrower shall, and shall cause each Subsidiary to, upon discovery thereof, take all necessary or advisable steps to initiate and expeditiously complete all response, corrective, and other action to mitigate and eliminate any such violation or potential liability, and keep the Administrative Agent reasonably informed on a regular basis of their material actions and the results of such actions. If an Event of Default is continuing or if the Administrative Agent at any time has a reasonable basis to believe that there exists a violation of any Environmental Law by the Borrower or any Subsidiary or that there exists any other Environmental Liabilities, then Borrower and each relevant Subsidiary shall cause the performance of, or allow the Administrative Agent (or its designee) access to the real property for the purpose of conducting, an environmental assessment, including subsurface sampling of soil and groundwater, and cause the preparation of a report. Such assessments and reports, to the extent not conducted by the Administrative Agent (or its designee), shall be conducted and prepared by a reputable environmental consulting firm reasonably acceptable to the Lead Lender and shall be in form and substance reasonably acceptable to the Lead Lender. Borrower shall be responsible for (and reimburse the Administrative Agent for) all costs associated with any such assessments and reports.

Section 5.09         Use of Proceeds. The proceeds of the Term Loan will be used only to (a) pay the fees, expenses and transaction costs of the Transactions, (b) repay certain Indebtedness outstanding under the Existing First Lien Credit Agreement, and (c) finance the working capital needs of the Borrower, including capital expenditures, and for general corporate purposes of the Borrower and the Guarantors, including the exploration, acquisition and development of Oil and Gas Property. The proceeds of the Delayed Draw Term Loans will be used only for (a) Pre-Approved Acquisitions and/or (b) other uses that are satisfactory to the Lenders providing such Delayed Draw Term Loan, in their sole discretion.

No part of the proceeds of the Loans will be used, whether directly or indirectly, to purchase or carry any margin stock (as defined in Regulation U issued by the Board). The Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of the Loans (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto. The Borrower will not fund all or part of any repayment of the Obligations out of proceeds derived from transactions which would be prohibited by Sanctions or would otherwise cause any Person to be in breach of Sanctions.

Section 5.10         Collateral Matters.

(a)          The Borrower will, and will cause each Guarantor to, by no later than the date that is 60 days following the end of each fiscal quarter (or such later date as may be agreed by the Lead Lender) execute and deliver to the Administrative Agent, for the benefit of the Secured Parties, Mortgages in form and substance reasonably acceptable to the Administrative Agent and the Lead Lender to ensure that the Administrative Agent has an Acceptable Security Interest in Mortgaged Properties constituting at least (i) 90% of the PV9 of the Credit Parties’ Proved Reserves attributable to the Oil and Gas Property evaluated in the most recent Reserve Report provided to the Administrative Agent pursuant to Section 5.01(h) and (ii) 90% of the net acres of Oil and Gas Properties (other than Proved Reserves) as of the most recently ended fiscal quarter (including the fiscal year end) for which financial statements are available.

(b)          So long as no Event of Default has occurred, the Credit Parties may continue to receive from the purchasers of production all proceeds of the sale of production, subject, however, to the Liens created under the Security Documents, which Liens are hereby affirmed and ratified. Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent and Lenders may exercise all rights and remedies granted under the Loan Documents subject to the terms thereof, including the right to obtain possession of all proceeds of production from such Mortgaged Properties then held by such Credit Parties or to receive directly from the purchasers of production all other proceeds of production. In no case shall any failure, whether intentioned or inadvertent, by the Administrative Agent or Lenders to collect directly any such proceeds of production from the Mortgaged Properties constitute in any way a waiver, remission or release of any of their rights under the Security Documents, nor shall any release of any proceeds of production from any Oil and Gas Properties by the Administrative Agent or Lenders to any Credit Parties constitute a waiver, remission, or release of any other proceeds of production from any Oil and Gas Properties or of any rights of the Administrative Agent or Lenders to collect other proceeds of production from the Oil and Gas Properties thereafter.

Section 5.11         Title Data. The Borrower will, and will cause each Subsidiary to, by the Effective Date (or a later date acceptable to the Lead Lender in its sole discretion) and from time to time thereafter at the request of the Lead Lender, deliver to the Lead Lender title information in form and substance reasonably acceptable to the Lead Lender with respect to that portion of the Oil and Gas Property set forth in the most recent Reserve Report provided to the Administrative Agent and the Lead Lender as the Lead Lender shall deem reasonably necessary or appropriate to verify the title of the Credit Parties to not less than (i) 90% of the PV9 of the Oil and Gas Property set forth in such Reserve Report that are required to be subject to a Mortgage pursuant to Section 5.10 and (ii) 90% of the net acres of Oil and Gas Properties.

Section 5.12         Swap Agreements. Upon the request of the Lead Lender, the Borrower shall, within thirty (30) days of such request, provide to the Administrative Agent and the Lead Lender copies of all agreements, documents and instruments evidencing the Swap Agreements not previously delivered to the Administrative Agent, certified as true and correct by a Responsible Officer of the Borrower, and such other information regarding such Swap Agreements as the Lead Lender may reasonably request.

Section 5.13         Operation of Oil and Gas Property.

(a)          The Borrower will, and will cause each Subsidiary to, maintain, develop and operate its Oil and Gas Property in a good and workmanlike manner, and observe and comply with all of the terms and provisions of all oil and gas leases relating to such Oil and Gas Property so long as such Oil and Gas Property are capable of producing Hydrocarbons and accompanying elements in paying quantities, except where such failure to comply could not reasonably be expected to have a Material Adverse Effect.

(b)          Borrower will, and will cause each Subsidiary to, comply in all respects with all contracts and agreements applicable to or relating to its Oil and Gas Property or the production and sale of Hydrocarbons and accompanying elements therefrom, except to the extent a failure to so comply could not reasonably be expected to have a Material Adverse Effect.

Section 5.14         Subsidiaries. Within twenty (20) days (or such later date as may be agreed by the Lead Lender) of any Subsidiary of the Borrower being created or acquired, Borrower will (a) promptly take all action necessary to comply with Section 5.15, (b) promptly take all such action and execute and deliver, or cause to be executed and delivered, to the Administrative Agent all such opinions, documents, instruments, agreements, and certificates similar to those described in Section 4.01(b) and Section 4.01(d) that the Administrative Agent or the Lead Lender may reasonably request, and (c) promptly cause such Subsidiary to (i) become a party to this Agreement and Guarantee the Obligations by executing and delivering to the Administrative Agent a Counterpart Agreement in the form of Exhibit C, (ii) to the extent required to comply with Section 5.10, execute and deliver Mortgages and other Security Documents creating Liens in favor of the Administrative Agent, subject in priority only to Permitted Prior Liens and Permitted Senior Liens, in such Subsidiary’s Oil and Gas Property and substantially all of such Subsidiary’s personal property, and (iii) to the extent required to comply with Section 5.11, all title opinions and other information. Upon delivery of any such Counterpart Agreement to the Administrative Agent, notice of which is hereby waived by each Credit Party, such Subsidiary shall be a Guarantor and shall be as fully a party hereto as if such Subsidiary were an original signatory hereto. Each Credit Party expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Credit Party hereunder. This Agreement shall be fully effective as to any Credit Party that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Credit Party hereunder. With respect to each such Subsidiary, the Borrower shall promptly send to the Administrative Agent written notice setting forth with respect to such Person the date on which such Person became a Subsidiary of the Borrower, and, within 30 (thirty) days (or such later date as may be agreed by the Lead Lender) of creation or acquisition of such Subsidiary, supplement the data required to be set forth in the Schedules to this Agreement as a result of the acquisition or creation of such Subsidiary; provided that such supplemental data must be reasonably acceptable to the Lead Lender.

Section 5.15         Pledged Capital Stock. Within thirty (30) days (or such later date as may be agreed by the Lead Lender) of any Subsidiary of the Borrower being created or acquired, the Borrower and the Subsidiaries (as applicable) shall execute and deliver to the Administrative Agent for the benefit of the Secured Parties, the Security Agreement (or an amendment or supplement to, or amendment and restatement of, the Security Agreement), in form and substance reasonably acceptable to the Administrative Agent and the Lead Lender, from the Borrower and/or the Subsidiaries (as applicable) covering all Capital Stock owned by the Borrower or the Subsidiaries in such Subsidiary, together with all certificates (or other evidence acceptable to the Lead Lender) evidencing the issued and outstanding Capital Stock of each such Subsidiary of every class owned by such Credit Party (as applicable) which, if certificated, shall be duly endorsed or accompanied by stock powers executed in blank to the Administrative Agent, as the Administrative Agent or the Lead Lender shall deem necessary or appropriate to grant, evidence and perfect a security interest in the issued and outstanding Capital Stock owned by Borrower or any Subsidiary in each Subsidiary.

Section 5.16         Accounts. Subject to Section 5.18, no Credit Party shall establish or maintain a deposit account, securities account or commodities account, without executing and delivering to the Lead Lender and the Administrative Agent a Control Agreement covering the applicable deposit account, securities account or commodities account, other than with respect to Excluded Accounts; provided, however, that in the case of any a deposit account, securities account or commodities account (other than any Excluded Account) acquired pursuant to an acquisition permitted under Section 6.07 (and which was not formed in contemplation of such acquisition), so long as such acquiring Credit Party provides the Lead Lender and the Administrative Agent with written notice of the existence of such deposit account, securities account or commodities account within five (5) Business Days of the date of such acquisition (or such shorter date as the Lead Lender may agree in its sole discretion), such Credit Party will have thirty (30) days following the acquisition (or such later date as the Lead Lender may agree in its sole discretion) to subject such deposit account, securities account or commodities account to a Control Agreement. Once a Control Agreement has been so executed and delivered, none of the Credit Parties will deposit or maintain Collateral (including the proceeds thereof) in a deposit account, securities account or commodities account that is not subject to a Control Agreement; provided that notwithstanding the foregoing, the Credit Parties shall be permitted to deposit and maintain Collateral in any Excluded Account not subject to a Control Agreement to the extent such Excluded Account is funded and maintained in accordance with the definition of “Excluded Account”.

Section 5.17         Further Assurances.

(a)          From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as Administrative Agent or the Lead Lender may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds or products thereof or with respect to any other Property hereafter acquired by any Credit Party, which may be deemed to be part of the Collateral) pursuant hereto or thereto.

(b)          Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, execute and deliver, or cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lender may be required to obtain from Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

(c)          Notwithstanding anything herein to the contrary, (i) if at any time any Collateral pledged to secure the Existing First Lien Obligations is not also pledged to secure the Obligations, the Borrower will, and will cause each Subsidiary to, pledge such Collateral to secure the Obligations and (ii) if at any time any Subsidiary guaranteeing any Existing First Lien Obligations is not also Guaranteeing the Obligations, the Borrower will cause such Subsidiary to Guarantee the Obligations, in each case, on the terms set forth in the Approved Permitted First Lien Intercreditor Agreement.

Section 5.18         Post-Closing Matters.

(a)          Prior to the date that is thirty (30) days after the Effective Date (or such later date as the Lead Lender may agree in its sole discretion), the Administrative Agent and the Lead Lender shall have received Control Agreements duly executed and delivered by each of the parties thereto with respect to all of the Credit Parties’ deposit accounts, securities accounts and commodity accounts (other than the Excluded Accounts).

(b)          As soon as reasonably practicable following the Effective Date, the Borrower shall submit to its shareholders for approval, as required by applicable law and the terms of the Borrower’s organizational documents, the authorization of (i) the issuance of Common Stock in connection with the Conversions at a Conversion Price below the Conversion Price Floor if required as a result of adjustments to the Conversion Price made pursuant to Schedule 11.01 and (ii) any “change of control” that may occur under applicable stock exchange rules as a result of the Conversions. Without limitation of the foregoing, no later than thirty (30) days after the Effective Date, the Borrower will file with the SEC a preliminary proxy statement with respect to the submission of the matters described above to its shareholders. The Borrower will be deemed to have received the necessary shareholder approvals for the matters described above once the Borrower receives the requisite shareholder approval that is binding and enforceable under the Borrower’s organizational documents and under applicable law and sufficient under applicable stock exchange rules and the Borrower has made any amendments to its organizational documents that may be required in connection therewith (“Requisite Shareholder Approval”).

(c)          As soon as reasonably practicable following the Effective Date, but in any event prior to the date that is ten (10) Business Days after the Effective Date (i) the Borrower shall deliver a Certificate of Designations to the Lead Lender, (ii) the Borrower shall deliver an opinion of Nevada counsel in form and substance reasonably acceptable to the Lead Lender regarding such Certificate of Designations, and (iii) the Board of Directors shall have approved (A) the form of the Certificate of Designations and (B) the filing of the Certificate of Designations if required pursuant to Section 11.06(b).

Article VI.

Negative Covenants

Until the Obligations (other than contingent indemnification obligations for which no claim has been asserted) shall have been paid in full, the Borrower covenants and agrees with the Administrative Agent and the Lenders that:

Section 6.01         Financial Covenant. Beginning with the testing period ending on June 30, 2018, the Borrower shall not permit the Asset Coverage Ratio, as of June 30 and December 31 of each fiscal year, to be less than 1.00 to 1.00.

Section 6.02         Indebtedness. The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:

(a)          the Obligations and Guarantees of the Obligations pursuant to this Agreement;

(b)          Indebtedness existing on the Effective Date and set forth in Schedule 6.02 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (except by an amount equal to the reasonable premium paid, capitalized interest and fees and expenses reasonably incurred therewith);

(c)          intercompany Indebtedness between the Borrower and any Subsidiary or between Subsidiaries to the extent permitted by Section 6.07(c); provided that any such Indebtedness owed by either the Borrower or a Guarantor shall be subordinated to the Indebtedness on terms set forth in Article VII or on such terms as are reasonably acceptable to the Lead Lender; provided, further, that upon the request of the Administrative Agent or the Lead Lender at any time, such Indebtedness shall be evidenced by promissory notes having terms reasonably satisfactory to the Lead Lender, and the sole originally executed counterparts of which shall be pledged and delivered to the Administrative Agent, for the benefit of the Secured Parties, as security for the Obligations;

(d)          Indebtedness of the Borrower and the Subsidiaries incurred to finance the acquisition, construction or improvement of any fixed or capital assets (including office equipment, data processing equipment and motor vehicles), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any assets or secured by a Lien on any assets prior to the acquisition thereof; provided that (A) with respect to the Indebtedness incurred pursuant to this Section 6.02(d), such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (B) the aggregate principal amount of Indebtedness permitted by this Section 6.02(d) at any time outstanding shall not exceed $2,500,000;

(e)          Indebtedness (other than Indebtedness for borrowed money) incurred or deposits made by the Borrower or any Subsidiary (i) under worker’s compensation laws, unemployment insurance laws or similar legislation, (ii) in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which the Borrower or any Subsidiary is a party, (iii) to secure public or statutory obligations of the Borrower or any Subsidiary, and (iv) of cash or U.S. Government Securities made to secure the performance of statutory obligations, surety, stay, customs and appeal bonds to which the Borrower or any Subsidiary is party in connection with the operation of the Oil and Gas Property, in each case in the ordinary course of business;

(f)          Guarantees in respect of Indebtedness otherwise permitted pursuant to this Section 6.02;

(g)          Indebtedness in connection with the endorsement of negotiable instruments and other obligations in respect of cash management services, netting services, overdraft protection and similar arrangements, in each case incurred in the ordinary course of business;

(h)          Indebtedness in respect of insurance premium financing for insurance being acquired or maintained by the Borrower or any Subsidiary under customary terms and conditions in an aggregate amount not to exceed $2,000,000;

(i)          (i) following the payment in full of the Existing First Lien Obligations and termination of the Existing First Lien Credit Agreement, Indebtedness under the Permitted RBL Credit Agreement in an aggregate principal amount not to exceed $50,000,000 plus any secured hedge and cash management obligations that are permitted thereunder (the “Revolving Debt”) and (ii) prior to the payment in full of the Existing First Lien Obligations and termination of the Existing First Lien Credit Agreement, Indebtedness under the Existing First Lien Credit Agreement in an aggregate principal amount (excluding interest that is paid in kind pursuant to the terms of the Existing First Lien Credit Agreement as in effect on the date hereof) not to exceed $15,000,000 (the “Existing First Lien Debt”); provided that such Indebtedness permitted by this Section 6.02(i) shall be subject to an Approved Intercreditor Agreement;

(j)          any obligation arising from agreements of the Borrower or any Subsidiary providing for indemnification, adjustment of purchase price, earn outs, or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or Capital Stock of a Subsidiary in a transaction permitted under this Agreement, provided that such Indebtedness incurred pursuant to this clause (j) shall not exceed, in the aggregate, $2,000,000;

(k)          Indebtedness arising under gas balancing agreements which do not give rise to liability in the aggregate on a consolidated basis for the Borrower and its Subsidiaries in excess of $1,000,000 at any one time outstanding;

(l)          Indebtedness arising under any Advance Payment Contracts; provided that the aggregate amount of all Advance Payments received by the Borrower or any Subsidiary that have not been satisfied by delivery of production at any time does not exceed, in the aggregate $1,000,000;

(m)          obligations (contingent or otherwise) existing or arising under any Swap Agreement permitted by Section 6.08;

(n)          other unsecured Indebtedness in an aggregate amount outstanding at any time not to exceed $2,000,000.

Section 6.03         Liens. The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any Property now owned or hereafter acquired by it, except:

(a)          any Lien securing the Obligations created pursuant to this Agreement or the Security Documents;

(b)          Permitted Encumbrances;

(c)          any Lien on any Property of the Borrower or any Subsidiary existing on the Effective Date and set forth in Schedule 6.03 and any renewals, replacements or extensions thereof; provided that (i) such Lien shall not apply to any other Property of the Borrower or any other Subsidiary (other than proceeds and accessions and additions to such property) and (ii) such Lien shall secure only those obligations which it secures on the Effective Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d)          any Lien existing on any Property prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any Property of any Person that becomes a Subsidiary after the Effective Date prior to the time such Person becomes a Subsidiary; provided that (i) such Lien secures Indebtedness permitted by Section 6.02(d), (ii) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (iii) such Lien shall not apply to any other Property of the Borrower or any other Subsidiary and (iv) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(e)          Liens on fixed or capital assets (including office equipment, data processing equipment and motor vehicles) acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such Liens secure Indebtedness permitted by clause (d) of Section 6.02, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such Liens shall not apply to any other property or assets of the Borrower or any other Subsidiaries (other than proceeds and accessions and additions to such property);

(f)          Liens securing insurance premium financing permitted by Section 6.02(k) under customary terms and conditions, provided that no such Lien may extend to or cover any property other than the insurance being acquired with such financing, the proceeds thereof and any unearned or refunded insurance premiums related thereto;

(g)          Liens securing (i) the Revolving Debt Obligations and any secured hedge and cash management obligations that are permitted under the Permitted RBL Credit Agreement and (ii) the Existing First Lien Obligations, in each case, to the extent permitted under Section 6.02(i);

(h)          during any period prior to the incurrence of the Revolving Debt, Liens on cash margin collateral, deposits or securities required by any Person with whom any Credit Party enters into a Swap Agreement permitted by Section 6.08 and securing obligations in any amount not to exceed $2,000,000 in the aggregate.

Section 6.04         Fundamental Changes. The Borrower will not, nor will it permit any of its Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or Dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing:

(a)          any Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving entity;

(b)          any Subsidiary may merge into any other Subsidiary in a transaction in which the surviving entity is a Guarantor;

(c)          any Subsidiary may Dispose of its assets to the Borrower or to another Guarantor;

(d)          Dispositions permitted by Section 6.05 may be made; and

(e)          any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided that prior to such liquidation or dissolution, all assets of such Subsidiary shall be transferred to a Credit Party.

Section 6.05         Disposition of Assets. The Borrower will not, and will not permit any Subsidiary to, Dispose of any property except:

(a)          the sale of Hydrocarbons in the ordinary course of business;

(b)          the Disposition of equipment and other property in the ordinary course of business, that is obsolete or no longer necessary in the business of the Borrower or any of its Subsidiaries or that is being replaced by equipment of comparable value and utility;

(c)          Dispositions of cash and Cash Equivalents in the ordinary course of business;

(d)          any Credit Party may Dispose of its property to another Credit Party;

(e)          sales or discounts of overdue accounts receivable in the ordinary course of business, in connection with the compromise or collection thereof, and not in connection with any financing or receivables transaction;

(f)          substantially contemporaneous (and in any event occurring within thirty (30) days of each other) Dispositions of Oil and Gas Properties as to which no Proved Reserves are attributable in exchange for other Oil and Gas Properties and, subject to the proviso of this clause (f), a combination of Oil and Gas Properties and cash; provided that (i) the Fair Market Value of the Oil and Gas Properties exchanged by the Borrower or its Subsidiary (together with any cash) is reasonably equivalent to the Fair Market Value of the Oil and Gas Properties (together with any cash) to be received by the Borrower or its Subsidiary, and (ii) any cash received must be applied in accordance with Section 2.07;

(g)          Dispositions of seismic, geologic or other data and license rights in the ordinary course of business so long as such Disposition is not adverse to the Lenders and does not impair the Borrower’s or any Subsidiary’s operation of the Oil and Gas Properties;

(h)          Hedge Modifications; provided that the consideration received for such Hedge Modification is at least equal to Fair Market Value;

(i)          solely to the extent constituting a Disposition, the incurrence of Liens, the making of Investments and the making of Restricted Payments, in each case as expressly permitted by Section 6.03, Section 6.07 and Section 6.09 respectively;

(j)          Dispositions of claims against customers, working interest owners, other industry partners or any other Person in connection with workouts or bankruptcy, insolvency or other similar proceedings with respect thereto; provided that the consideration received for such claim is at least equal to Fair Market Value; and

(k)          other dispositions and sales of Properties (including any midstream assets or gathering systems) not otherwise permitted pursuant to this Section 6.05 having a fair market value not to exceed $15,000,000 in the aggregate for all dispositions and sales of Properties pursuant to this Section 6.05(i) for the term of this Agreement; provided that:

(i)          the consideration received shall be at least equal to the Fair Market Value of any Oil and Gas Property or other Properties subject to such Disposition (and the Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer certifying that such Disposition was for Fair Market Value); and

(ii)         at least 75% of the consideration received by the Borrower or any Subsidiary in respect of such Disposition is cash or Cash Equivalents and any consideration not received in the form of cash or Cash Equivalent shall solely be in the form of Oil and Gas Properties (excluding, for the avoidance of doubt, any Capital Stock); and

(iii)        such Disposition shall not be a farm-out, drillco, or similar arrangement without the prior consent of the Majority Lenders.

Section 6.06         Nature of Business. The Borrower will not, nor will it permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

Section 6.07         Investments. The Borrower will not, nor will it permit any of its Subsidiaries to, make any Investment, except:

(a)          Investments in Cash Equivalents;

(b)          Investments (i) made by any Credit Party in or to any Credit Party and (ii) made by any Subsidiary in or to any Credit Party;

(c)          Investments existing as of the Effective Date and set forth on Schedule 6.07(c);

(d)          Guarantees constituting Indebtedness permitted by Section 6.02 (other than guarantees in respect of Capital Lease Obligations) and performance guarantees, in each case, incurred in the ordinary course of business;

(e)          Investments by the Borrower and its Subsidiaries in Oil and Gas Properties that are customary in the oil and gas business and in the ordinary course of the Borrower’s or such Subsidiary’s business, and in the form of, or pursuant to, oil, gas and mineral leases, operating agreements, unitization agreements, joint bidding agreements, services contracts and other similar agreements that a reasonable and prudent oil and gas industry owner or operator would find acceptable; provided that Investments (i) in Capital Stock and (ii) made in the form of, or pursuant to, farm-outs, drillcos or other similar arrangements, in each case, shall not be permitted without the prior written consent of the Majority Lenders;

(f)          Investments consisting of Swap Agreements to the extent permitted under Section 6.08;

(g)          Investments consisting of (i) loans and advances to officers and employees for moving, entertainment, travel and other similar expenses in the ordinary course of business and (ii) other short term loans to officers and employees not to exceed, with respect to the foregoing clauses (i) and (ii) together, $250,000 in the aggregate at any time outstanding;

(h)          demand deposits with financial institutions, prepaid expenses and extensions of trade credit in the ordinary course of business (and any Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss);

(i)          trade and customer accounts receivable which are for goods furnished or services rendered in the ordinary course of business and are payable in accordance with customary trade terms;

(j)          Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(k)          Investments in Oil and Gas Properties consisting of any deferred or non-cash portion of the sales price received by the Borrower or any Subsidiary in connection with any sale of assets permitted hereunder;

(l)          (i) Investments consisting of earnest money deposits in connection with an Investment otherwise permitted by this Section 6.07, and (ii) lease, utility or similar deposits in the ordinary course of business covering a lease, utility or similar service period not to exceed twelve (12) months; and

(m)          other Investments not to exceed $2,000,000 in the aggregate.

Section 6.08         Swap Agreements. The Borrower will not, nor will the Borrower permit any of its Subsidiaries to, enter into any Swap Agreement, except Swap Agreements entered into in the ordinary course of business and not for speculative purposes to:

(a)          hedge or mitigate price risks with respect to Hydrocarbons to which the Borrower or any Subsidiary has actual exposure (whether or not treated as a hedge for accounting purposes under GAAP); and

(b)          effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

Section 6.09         Restricted Payments. The Borrower will not, nor will it permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment; provided that, so long as at the time of and immediately after giving effect to such Restricted Payment no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof, the Borrower or any Subsidiary may make the following Restricted Payments:

(a)          the declaration and payment of dividends or distributions by the Borrower solely in Capital Stock (other than Disqualified Stock) of the Borrower;

(b)          the declaration and payment of dividends or distributions by any Subsidiary to the Borrower or any Guarantor; and

(c)          the Borrower may (i) so long as no Default or Event of Default is occurring, make payments to directors, officers, members of management, employees or consultants of the Borrower or any Subsidiary (or their transferees, estates or beneficiaries under their estates) upon their death, disability, retirement, severance or termination of employment or service for the acquisition by the Borrower from such Persons of Capital Stock in the Borrower or any Subsidiary; provided that the aggregate cash consideration paid for all such payments shall not exceed $250,000 in any calendar year, and (ii) make cashless repurchases of securities that are deemed to occur upon the exercise or vesting of options, rights or shares of stock held by directors, officers, members of management, employees or consultants of the Borrower or any Subsidiary to the extent such securities represent a portion of the exercise price of or withholding taxes attributable to such options, rights or shares.

Section 6.10         Transactions with Affiliates.

(a)          The Borrower will not, and will not permit any of its Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any Property from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with (or for the benefit of), any Affiliate of the Borrower (each, an “Affiliate Transaction”), unless:

(b)          the Affiliate Transaction is on terms that are no less favorable to the Borrower or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Subsidiary with an unrelated Person and the Borrower delivers to the Administrative Agent, if requested by the Lead Lender, a resolution of the Board of Directors of the Borrower set forth in an officers’ certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this covenant and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the Board of Directors of the Borrower.

(c)          Sections 6.10(a) and 6.10(b) will not apply to:

(i)          transactions between or among Credit Parties;

(ii)         Restricted Payments permitted by Section 6.09;

(iii)        any issuance of Capital Stock (other than Disqualified Stock) of the Borrower to Affiliates of the Borrower and the granting of registration and other customary rights in connection therewith; and

(iv)        reasonable and customary director, officer and employee compensation (including bonuses and severance) and other benefits (including retirement, health, stock option and other benefit plans and indemnification arrangements for the benefit of Borrower’s or any Subsidiary’s officers, directors and employees in connection with their role as officer, director or employee, entered into in the ordinary course of business and in good faith or to the extent approved in good faith by the Board of Directors.

Section 6.11         Restrictive Agreements. The Borrower will not, nor will it permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its Property to secure the Obligations, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Capital Stock or to make or repay loans or advances to the Borrower or any Subsidiary or to Guarantee Indebtedness of the Borrower or any Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Documents, Revolving Loan Documents or Existing First Lien Loan Documents, and (ii) clause (a) of the foregoing shall not apply to (A) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the Property securing such Indebtedness, (B) customary provisions in leases and other contracts restricting the assignment thereof, and (C) restrictions with respect to Oil and Gas Property that are not included in the most recent Reserve Report delivered to the Administrative Agent.

Section 6.12         Disqualified Stock. The Borrower will not, nor will it permit any of its Subsidiaries to, issue any Disqualified Stock.

Section 6.13         Certain Amendments to Organizational Documents. The Borrower will not, nor will it permit any of its Subsidiaries to enter into or permit any modification or amendment of, or waive any material right or obligation of any Person under its Organizational Documents if the effect thereof would be materially adverse to the Administrative Agent or any Lender.

Section 6.14         Lease Restrictions. The Borrower and its Subsidiaries shall not, without the consent of the Lead Lender, allow more than ten percent (10%) of the net acreage consisting of Core Assets of the Borrower and its Subsidiaries, measured as of the Effective Date, to lapse, expire or otherwise terminate in any manner; provided that such percentage shall be adjusted following the Effective Date to take into account any disposition of Core Assets as reasonably determined between the Borrower and the Lead Lender (it being understood and agreed that such adjustment referred to in this proviso shall not in and of itself result in a Default or an Event of Default).

Section 6.15         Anti-layering Covenant.

(a)          No Credit Party will incur any Lien that is junior to the Liens securing the Revolving Debt or the Existing First Lien Debt (other than the Liens securing the Obligations) unless such Lien is also junior to the Liens securing the Obligations.

(b)          No Credit Party will incur any Indebtedness that (i) is subordinate in right of payment (including via any “first-out” collateral proceeds waterfall or similar structure) to the Revolving Debt or the Existing First Lien Debt unless such Indebtedness is also subordinated in right of payment to the Obligations, (ii) is expressed to be secured by the Collateral on a subordinated basis to the Revolving Debt or the Existing First Lien Debt and on a senior basis to the Obligations; (ii) is expressed to rank or ranks so that the lien securing such Indebtedness is subordinated to any of the Revolving Debt or the Existing First Lien Debt but is senior to the Obligations, or (iii) is contractually subordinated in right of payment to any of the Revolving Debt or the Existing First Lien Debt and senior in right of payment to the Obligations.

Section 6.16         Sale and Leaseback Transactions and other Off-Balance Sheet Liabilities. The Borrower will not, nor will it permit any Subsidiary to, enter into or suffer to exist any Sale and Leaseback Transaction or any other transaction pursuant to which it incurs or has incurred Off-Balance Sheet Liabilities other than any Advance Payment Contract permitted under Section 6.02.

Section 6.17         Prohibition on Foreign Subsidiaries. The Borrower will not, nor will it permit any Subsidiary to directly or indirectly, own, form or acquire any Subsidiary organized outside the geographical boundaries of the United States.

Section 6.18         Existing First Lien Loan Documents. The Borrower will not, nor will it permit any of its Subsidiaries, to enter into or permit any modification or amendment of or waive any material right or obligation of any Person under any Existing First Lien Loan Document, Revolving Loan Document, in each case, except in accordance with the applicable Approved Intercreditor Agreement.

Article VII.

Guarantee of Obligations

Section 7.01         Guarantee of Payment. Each Guarantor unconditionally and irrevocably guarantees to the Collateral Agent for the benefit of the Secured Parties, the punctual payment of all Obligations now or which may in the future be owing by any Credit Party (the “Guaranteed Liabilities”). This Guarantee is a guaranty of payment and not of collection only. The Collateral Agent shall not be required to exhaust any right or remedy or take any action against the Borrower or any other Person or any collateral. The Guaranteed Liabilities include interest accruing after the commencement of a proceeding under bankruptcy, insolvency or similar laws of any jurisdiction at the rate or rates provided in the Loan Documents. Each Guarantor agrees that, as between the Guarantor and the Collateral Agent, the Guaranteed Liabilities may be declared to be due and payable for the purposes of this Guarantee notwithstanding any stay, injunction or other prohibition which may prevent, delay or vitiate any declaration as regards the Borrower or any other Guarantor and that in the event of a declaration or attempted declaration, the Guaranteed Liabilities shall immediately become due and payable by each Guarantor for the purposes of this Guarantee.

Section 7.02         Guarantee Absolute. Each Guarantor guarantees that the Guaranteed Liabilities shall be paid strictly in accordance with the terms of this Agreement. The liability of each Guarantor hereunder is absolute and unconditional irrespective of: (a) any change in the time, manner or place of payment of, or in any other term of, all or any of the Loan Documents or the Guaranteed Liabilities, or any other amendment or waiver of or any consent to departure from any of the terms of any Loan Document or Guaranteed Liability, including any increase or decrease in the rate of interest thereon; (b) any release or amendment or waiver of, or consent to departure from, any other guaranty or support document, or any exchange, release or non-perfection of any collateral, for all or any of the Loan Documents or Guaranteed Liabilities; (c) any present or future law, regulation or order of any jurisdiction (whether of right or in fact) or of any agency thereof purporting to reduce, amend, restructure or otherwise affect any term of any Loan Document or Guaranteed Liability; (d) without being limited by the foregoing, any lack of validity or enforceability of any Loan Document or Guaranteed Liability; and (e) any other setoff, defense or counterclaim whatsoever (in any case, whether based on contract, tort or any other theory) with respect to the Loan Documents or the transactions contemplated thereby which might constitute a legal or equitable defense available to, or discharge of, the Borrower or a Guarantor (other than the defense of payment or performance).

Section 7.03         Guarantee Irrevocable. This Guarantee is a continuing guaranty of the payment of all Guaranteed Liabilities now or hereafter existing under this Agreement, and shall remain in full force and effect until payment in full of all Guaranteed Liabilities and other amounts payable hereunder.

Section 7.04         Reinstatement. This Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Liabilities is rescinded or must otherwise be returned by the Collateral Agent or any Secured Party on the insolvency, bankruptcy or reorganization of the Borrower, or any other Credit Party, or otherwise, all as though the payment had not been made.

Section 7.05         Subrogation. No Guarantor shall exercise any rights which it may acquire by way of subrogation, by any payment made under this Guarantee or otherwise, until all the Guaranteed Liabilities have been paid in full and this Agreement. If any amount is paid to the Guarantor on account of subrogation rights under this Guarantee at any time when all the Guaranteed Liabilities have not been paid in full, the amount shall be held in trust for the benefit of the Secured Parties and shall be promptly paid to the Collateral Agent to be credited and applied to the Guaranteed Liabilities, whether matured or unmatured or absolute or contingent, in accordance with the terms of this Agreement. If any Guarantor makes payment to any Secured Party of all or any part of the Guaranteed Liabilities and all the Guaranteed Liabilities are paid in full and this Agreement, the Collateral Agent and the Secured Parties shall, at such Guarantor’s request, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Liabilities resulting from the payment.

Section 7.06         Subordination. Without limiting the rights of the Collateral Agent and the Secured Parties under any other agreement, any liabilities owed by the Borrower to any Guarantor in connection with any extension of credit or financial accommodation by any Guarantor to or for the account of the Borrower, including but not limited to interest accruing at the agreed contract rate after the commencement of a bankruptcy or similar proceeding, are hereby subordinated to the Guaranteed Liabilities, and such liabilities of the Borrower to such Guarantor, if the Collateral Agent so requests after the occurrence and during the continuation of a Default or Event of Default, shall be collected, enforced and received by any Guarantor as trustee for the Collateral Agent and shall be paid over to the Collateral Agent on account of the Guaranteed Liabilities but without reducing or affecting in any manner the liability of the Guarantor under the other provisions of this Guarantee.

Section 7.07         Payments Generally. All payments by the Guarantors shall be made in the manner, at the place and in the currency (the “Payment Currency”) required by the Loan Documents; provided, however, that if the Payment Currency is other than Dollars any Guarantor may, at its option (or, if for any reason whatsoever any Guarantor is unable to effect payments in the foregoing manner, such Guarantor shall be obligated to) pay to the Collateral Agent at its principal office the equivalent amount in Dollars computed at the selling rate of the Collateral Agent or a selling rate chosen by the Collateral Agent, most recently in effect on or prior to the date the Guaranteed Liability becomes due, for cable transfers of the Payment Currency to the place where the Guaranteed Liability is payable. In any case in which any Guarantor makes or is obligated to make payment in Dollars, the Guarantor shall hold the Collateral Agent and the Secured Parties harmless from any loss incurred by the Collateral Agent and any Secured Party arising from any change in the value of Dollars in relation to the Payment Currency between the date the Guaranteed Liability becomes due and the date the Collateral Agent or such Secured Party is actually able, following the conversion of the Dollars paid by such Guarantor into the Payment Currency and remittance of such Payment Currency to the place where such Guaranteed Liability is payable, to apply such Payment Currency to such Guaranteed Liability.

Section 7.08         Setoff. Each Guarantor agrees that, in addition to (and without limitation of) any right of setoff, banker’s lien or counterclaim the Collateral Agent or any Secured Party may otherwise have, the Collateral Agent or such Secured Party shall be entitled, at its option, to offset balances (general or special, time or demand, provisional or final) held by it for the account of any Guarantor at any office of the Collateral Agent or such Secured Party, in Dollars or in any other currency, against any amount payable by such Guarantor under this Guarantee which is not paid when due (regardless of whether such balances are then due to such Guarantor), in which case it shall promptly notify such Guarantor thereof; provided that the failure of the Collateral Agent or such Secured Party to give such notice shall not affect the validity thereof.

Section 7.09         Formalities. Each Guarantor waives presentment, notice of dishonor, protest, notice of acceptance of this Guarantee or incurrence of any Guaranteed Liability and any other formality with respect to any of the Guaranteed Liabilities or this Guarantee.

Section 7.10         Limitations on Guarantee. The provisions of the Guarantee under this Article VII are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Guarantee would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability under this Guarantee, then, notwithstanding any other provision of this Guarantee to the contrary, the amount of such liability shall, without any further action by the Guarantors, the Collateral Agent or any Secured Party, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor’s “Maximum Liability”). This Section 7.10 with respect to the Maximum Liability of the Guarantors is intended solely to preserve the rights of the Collateral Agent and the Secured Parties hereunder to the maximum extent not subject to avoidance under applicable law, and no Guarantor nor any other Person shall have any right or claim under this Section 7.10 with respect to the Maximum Liability, except to the extent necessary so that none of the obligations of any Guarantor hereunder shall not be rendered voidable under applicable law.

Section 7.11         Survival. The agreements and other provisions in this Article VII shall survive, and remain in full force and effect regardless of, the resignation or removal of the Collateral Agent or the Collateral Agent or the replacement of any Lender.

Article VIII.

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)          the Borrower shall fail to pay any principal of, or premium on, any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)          the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or the Fee Letter, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c)          any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder or in any Loan Document furnished pursuant to or in connection with this Agreement or any amendment or modification thereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)          the Borrower or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01, Section 5.02, Section 5.03 (with respect to the Borrower’s or any Subsidiary’s existence), Section 5.09, Section 5.10, Section 5.11, Section 5.18, Section 10.18, Article VI, or in Article XI;

(e)          the Borrower or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after receipt of written notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f)          the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness (other than the Revolving Debt or the Existing First Lien Debt), when and as the same shall become due and payable and such failure shall continue beyond the applicable grace period, if any, or any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the Property securing such Indebtedness and (ii) Indebtedness that becomes due as a result of a change in law, tax regulation or accounting treatment so long as such Indebtedness is paid when due;

(g)          an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)          the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(i)          the Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j)          one or more judgments for the payment of money in an aggregate amount in excess of $1,000,000 shall be rendered against the Borrower or any Subsidiary or any combination thereof and either the same shall remain undischarged or unsatisfied for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

(k)          an ERISA Event shall have occurred that, in the opinion of the Lead Lender, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(l)          the delivery by any Guarantor to the Administrative Agent of written notice that a Guarantee under Article VII has been revoked (other than pursuant to the terms thereof);

(m)          any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be valid and enforceable as against any Credit Party; or any Credit Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Credit Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(n)          any Security Document after delivery thereof shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected Lien subject in priority only to Liens permitted pursuant to Section 6.03) on the Collateral purported to be covered thereby;

(o)          the occurrence of a Change of Control;

(p)          an “Event of Default” under and as defined in the Permitted RBL Credit Agreement or the Existing First Lien Credit Agreement, as applicable, shall have occurred (other than an “Event of Default” arising from the failure to maintain any financial covenant set forth therein, so long as the maturity of the Revolving Debt or the Existing First Lien Debt, as applicable, is not accelerated while such “Event of Default” exists or is continuing); or

(q)          any Senior Management of any Credit Party is convicted under any law or becomes subject to any regulatory enforcement or any Litigation Event is resolved in a manner adverse to such Senior Management and such Senior Management has not been replaced with a Person satisfactory to the Lead Lenders within sixty (60) days after such conviction or enforcement action, as applicable;

then, and in every such event (other than an event with respect to the Borrower or any Subsidiary described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the written request of the Majority Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Aggregate Commitment, and thereupon the Aggregate Commitment shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees, premiums and other obligations of the Borrower accrued or payable hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Aggregate Commitment shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees, premiums and other obligations of the Borrower accrued or payable hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Without limiting the foregoing, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent and each Lender may protect and enforce its rights under this Agreement and the other Loan Documents by any appropriate proceedings, including proceedings for specific performance of any covenant or agreement contained in this Agreement or any other Loan Document, and the Administrative Agent and each Lender may enforce payment of any Obligations due and payable hereunder or enforce any other legal or equitable right and remedies which it may have under this Agreement, any other Loan Document, or under applicable law or in equity.

Without limiting the generality of the foregoing, it is understood and agreed that if the maturity of the Loans shall be accelerated or the Loans otherwise become due prior to the Maturity Date (under any provision of this Article VIII or otherwise) a premium equal to the Make-Whole Amount (in each case, determined as if the Loans were repaid at the time of such acceleration at the option of the Borrower pursuant to Section 2.06 and as calculated by the Majority Lenders which, absent manifest error, shall be deemed conclusive) shall also become immediately due and payable and shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits as a result thereof. Any premium payable above shall be presumed to be the liquidated damages sustained by each Lender as the result of the early redemption and the Borrower agrees that it is reasonable under the circumstances currently existing. Without limiting the foregoing, any redemption, prepayment, repayment, or payment of the Obligations in or in connection with a Bankruptcy Event shall constitute an optional prepayment thereof under the terms of Section 2.06 and require the immediate payment of the Make-Whole Amount. Any premium payable pursuant to this Article VIII shall be presumed to be the liquidated damages sustained by each Lender as a result of the early redemption and the Credit Parties agree that it is reasonable under the circumstances currently existing. The premium shall also be payable in the event the Obligations are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. THE BORROWER EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. The Borrower expressly agrees (to the fullest extent it may lawfully do so) that: (A) the premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between the Lenders and the Borrower giving specific consideration in this transaction for such agreement to pay the premium; and (D) the Borrower shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Borrower expressly acknowledges that its agreement to pay the premium to Lenders as herein described is a material inducement to Lenders to enter into this Agreement.

Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, the Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Administrative Agent from or on behalf of Borrower or any Guarantor of all or any part of the Obligations, and, as between Borrower on the one hand and Administrative Agent and Lenders on the other, Administrative Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as Administrative Agent may deem advisable notwithstanding any previous application by Administrative Agent.

Following the occurrence and during the continuance of an Event of Default, Administrative Agent shall apply any and all payments received by Administrative Agent in respect of the Obligations, and any and all proceeds of Collateral received by Administrative Agent, in the following order: first, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to Administrative Agent (whether or not acting in its capacity as Administrative Agent or as Collateral Agent) with respect to this Agreement, the other Loan Documents or the Collateral, second, to all fees, costs, indemnities and expenses incurred by or owing to any Lender with respect to this Agreement, the other Loan Documents or the Collateral, third, to accrued and unpaid interest on the Obligations, fourth, to the principal amount of the Obligations outstanding, and fifth, to any other indebtedness or obligations of Borrower owing to Administrative Agent (whether or not acting in its capacity as Administrative Agent or as Collateral Agent) or any Lender under the Loan Documents. Any balance remaining after giving effect to the applications set forth above shall be delivered to the Borrower or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct. In carrying out any of the applications set forth herein, amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category.

Article IX.

The Administrative Agent

Section 9.01         Appointment and Authority.

(a)          Each of the Lenders hereby irrevocably appoints Wilmington Trust, National Association, to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

(b)          The Administrative Agent shall also act as the “Collateral Agent” or “collateral agent” under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Credit Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. All protections, exculpations, indemnifications, expense reimbursements, rights, powers and privileges provided to the Administrative Agent under this Agreement and the other Loan Documents shall also apply to the Administrative Agent acting in its capacity as “Collateral Agent” (or “collateral agent” as applicable) under the Loan Documents. In this connection, the Administrative Agent acting in its capacity as “Collateral Agent” (or “collateral agent” as applicable) and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent (in it capacity as “Collateral Agent” or “collateral agent”) pursuant to this Article IX for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Loan Documents, or for exercising any rights and remedies thereunder, shall be entitled to the benefits of all provisions of this Article IX and Article X (including, without limitation, Section 10.03 as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” or “Collateral Agent” under the Loan Documents) as if set forth in full herein with respect thereto.

Section 9.02         Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity, if applicable, as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Credit Party or other Affiliate thereof as if it were not the Administrative Agent hereunder.

Section 9.03         Exculpatory Provisions. The duties of Administrative Agent shall be mechanical and administrative in nature. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein or in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing:

(a)          the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)          the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02); provided that Administrative Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable Requirements of Law;

(c)          except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party or any of their Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity;

(d)          the Administrative Agent shall not be responsible for (i) perfecting, maintaining, monitoring, preserving or protecting the security interest or Lien granted under this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, (ii) the filing, re-filing, recording, re-recording or continuing or any document, financing statement, Mortgage, assignment, notice, instrument of further assurance or other instrument in any public office at any time or times or (iii) providing, maintaining, monitoring or preserving insurance on or the payment of taxes with respect to any of the Collateral. The actions described in items (i) through (iii) shall be the sole responsibility of the Lead Lender;

(e)          the Administrative Agent shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement or the other Loan Documents arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; business interruptions; loss or malfunctions of utilities, computer (hardware or software) or communication services; accidents; labor disputes; acts of civil or military authority and governmental action;

(f)          the Administrative Agent shall not be (i) required to qualify in any jurisdiction in which it is not presently qualified to perform its obligations as Administrative Agent or (ii) required to take any enforcement action against a Credit Party or any other obligor outside of the United States; and

(g)          the delivery of any reports, information and documents to the Administrative Agent is for informational purposes only and the Administrative Agent’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including a Credit Party’s compliance with any of its covenants or obligations hereunder.

Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document, the Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction.

The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, or any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them).

Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term us used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties. Notwithstanding any provision to the contrary elsewhere in this Agreement or any other Loan Document, neither the Administrative Agent nor the Collateral Agent shall have any duties or responsibilities except those expressly set forth herein and in the other Loan Documents, or any fiduciary relationship with any of the Credit Parties or the Lenders, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent or the Collateral Agent. Each party to this Agreement acknowledges and agrees that the Administrative Agent and the Lead Lender or the Majority Lenders may use an outside service provider for the tracking of all UCC financing statements or similar statements under the laws of any other jurisdiction required to be filed pursuant to the Loan Documents and notification to the Administrative Agent, the Lead Lender or the Majority Lenders, as the case may be, of, among other things, the upcoming lapse or expiration thereof.

Section 9.04         Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received written notice to the contrary from such Lender prior to the making of such Loan.

The Administrative Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents the Administrative Agent is permitted or desires to take or to grant, and if such instructions are promptly requested, the Administrative Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from Majority Lenders or all or such other portion of Lenders as shall be prescribed by this Agreement. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of Administrative Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Majority Lenders (or all or such other portion of Lenders as shall be prescribed by this Agreement) and, notwithstanding the instructions of the Majority Lenders (or such other applicable portion of Lenders), the Administrative Agent shall have no obligation to take any action if it believes, in good faith, that such action would violate applicable law or exposes the Administrative Agent to any liability for which it has not received satisfactory indemnification in accordance with the provisions of Section 10.03 of this Agreement.

Section 9.05         Delegation of Duties. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs, including those indemnification and expense reimbursement provisions in Section 10.03 of this Agreement, shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. Administrative Agent shall not incur any liability for any action or inaction taken by a sub-agent except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 9.06         Collateral and Guaranty Matters. Each Lender hereby authorizes the Administrative Agent to release (or instruct the Collateral Agent to release) any Collateral that it is permitted to be sold or released pursuant to the terms of the Loan Documents (it being understood and agreed that the Administrative Agent may conclusively rely without further inquiry on a certificate of a Responsible Officer as to the sale or other disposition of property being made in full compliance with the provisions of the Loan Documents). Each Lender hereby authorizes the Administrative Agent to execute and deliver (or instruct the Collateral Agent to execute and deliver) to the Borrower, at the Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Borrower in connection with any Disposition of Collateral to the extent such Disposition is permitted by the terms of this Agreement or is otherwise authorized by the terms of the Loan Documents. Upon request by the Administrative Agent at any time, the Lenders will confirm the Administrative Agent’s authority to release and/or subordinate particular types or items of Collateral pursuant to this Article IX.

The Administrative Agent shall have no obligation whatsoever to any Lender or any other person to investigate, confirm or assure that the Collateral exists or is owned by any Credit Party or is cared for, protected or insured or has been encumbered, or that any particular items of Collateral meet the eligibility criteria applicable in respect of the Loans hereunder, or that the liens and security interests granted to the Administrative Agent pursuant hereto or any of the Loan Documents or otherwise have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Administrative Agent in this Agreement or in any of the other Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, subject to the other terms and conditions contained herein, the Administrative Agent shall have no duty or liability whatsoever to any other Lender.

The Administrative Agent and each Lender hereby appoint each other as agent for the purpose of perfecting the Administrative Agent’s security interest in assets which, in accordance with the Uniform Commercial Code in any applicable jurisdiction, can be perfected by possession or control. Should any Lender (other than the Administrative Agent) obtain possession or control of any such assets, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor, shall deliver such assets to the Administrative Agent or in accordance with the Administrative Agent’s instructions or transfer control to the Administrative Agent in accordance with the Administrative Agent’s instructions. Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Security Document or to realize upon any Collateral for the Loans unless instructed to do so by the Administrative Agent in writing (or consented to by Administrative Agent, as provided in Section 7.08), it being understood and agreed that such rights and remedies may be exercised only by Administrative Agent.

Section 9.07         Resignation and Removal of Administrative Agent. The Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Majority Lenders shall have the right, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed), to appoint a successor; provided that no consent of the Borrower shall be required if any Event of Default has occurred and is continuing. If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier date as shall be agreed by the Majority Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in Chicago, Illinois or New York, New York, or an Affiliate of any such bank that is a financial institution. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor which shall include execution by such successor Administrative Agent of a joinder supplement, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is thirty (30) days following a retiring Administrative Agents notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective. For the avoidance of doubt, any resignation of the Administrative Agent shall also constitute a resignation of the Administrative Agent in its capacity as “Collateral Agent” or “collateral agent” under the Loan Documents.

(b)          The Majority Lenders may by notice to the Borrower remove the Administrative Agent and, in consultation with the Borrower, appoint a successor. If no successor administrative agent shall have been appointed by the Majority Lenders and shall have accepted such appointment within twenty (20) days (or such earlier date as shall be agreed by the Majority Lenders (the “Removal Effective Date”)) which acceptance shall include execution by such successor Administrative Agent of a joinder supplement, then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date. For the avoidance of doubt, any removal of the Administrative Agent shall also constitute a removal of the Administrative Agent in its capacity as “Collateral Agent” or “collateral agent” under the Loan Documents.

(c)          With the effect of the Resignation Effective Date or the Removal Effective Date, the Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly and the Majority Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Majority Lenders appoint a successor as provided for above. After the Administrative Agent’s resignation or removal hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Section 9.08         Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a lender or assign or otherwise transfer its rights, interests and obligations hereunder.

Section 9.09         Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any Subsidiary, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Indebtedness that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 10.03 of this Agreement allowed in such judicial proceeding); and

(b)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and their agents and counsel, and any other amounts due the Administrative Agent under Section 10.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Indebtedness or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Anything contained in any of the Loan Documents to the contrary notwithstanding, Borrower, Administrative Agent and each Secured Party hereby agree that in the event of a foreclosure or similar enforcement action by Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), Administrative Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code,) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and Administrative Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from Majority Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Administrative Agent at such sale or other disposition. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Majority Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 thereof, or any similar laws in any other jurisdictions to which a Credit Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law.  In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Majority Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Capital Stock or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase).  In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Capital Stock thereof shall be governed, directly or indirectly, by the vote of the Majority Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Majority Lenders contained in Section 10.02), (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Capital Stock and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Capital Stock and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

Section 9.10         Authorization to Execute other Loan Documents. Each Lender (and each Secured Party by accepting the benefits of the Collateral and the Loan Documents) authorizes the Administrative Agent to enter into each of the Loan Documents (including, without limitation, any Approved Intercreditor Agreements or subordination agreement contemplated by the terms hereof) (other than this Agreement) and to act on its behalf and to take all actions contemplated by such Loan Documents and agrees that it shall be bound by such Loan Documents as if a signatory thereto. Neither Administrative Agent, nor its Related Parties, shall have any liability or responsibility for the actions or omissions of any Secured Party, or for any other Secured Party’s compliance with (or failure to comply with) the terms, covenants and agreements set forth in this Agreement and each of the Loan Documents.

Article X.

Miscellaneous

Section 10.01         Notices.

(a)          Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or email, as follows:

(i)          if to the Borrower, to:

Lilis Energy, Inc.

300 E. Sonterra Blvd.

Suite 1220

San Antonio, TX 78258

Attention: Joseph Daches

Facsimile: 210-999-5401

Email: JDaches@lilisenergy.com

(ii)         if to the Administrative Agent, to:

Wilmington Trust, National Association

50 South Sixth Street, Suite 1290

Minneapolis, MN 55402

Attention: Josh James

Facsimile: 612-217-5637

Email: jjames@wilmingtontrust.com

with a copy to:

Lindquist & Vennum LLP

2000 IDS Center, 80 South 8th St.

Minneapolis, MN 55402

Attention: Mark Dietzen

Facsimile: (612) 371-3207

Email: mdietzen@lindquist.com

(iii)        if to the Lead Lender, to:

Värde Partners, Inc.

901 Marquette Ave S. Suite 3300

Minneapolis, MN 55402

Attention: Legal Department

Email: legalnotices@varde.com and mspecks@varde.com

with a copy to

Kirkland & Ellis LLP

Attn: Lucas E. Spivey, P.C.

600 Travis Street, Suite 3300

Houston, TX 77002

Tel: 713 835 3640

Email: lucas.spivey@kirkland.com; and

(iv)        if to any other Lender, to its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)          Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)          Any party hereto may change its address or telecopy number or email address for notices and other communications hereunder by written notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if received during the recipient’s normal business hours.

(d)          Borrower hereby acknowledges that (i) the Administrative Agent may make available to the Lenders materials and/or information provided by or on behalf of Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on SyndTrak, Intralinks or another similar electronic system (the “Platform”), (ii) the Administrative Agent may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications, and (iii) certain of the Lenders may be “public-side” Lenders (i.e., Lenders, or representatives thereof, that do not wish to receive material nonpublic information with respect to Borrower or its securities) (each, a “Public Lender”). Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC”, Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.12); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor”; and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor”. Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC”, unless Borrower notifies the Administrative Agent in writing promptly (after being given a reasonable opportunity to review such Borrower Materials) that any such document contains material non-public information: (1) the Loan Documents and (2) notification of changes in the terms of the Loan Documents.

(e)          THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY CREDIT PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY CREDIT PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL AND NON-APPEALABLE RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

Section 10.02         Waivers; Amendments.

(a)          No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of the Loans shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)          None of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified, and no consent to any departure by the Borrower or any other Credit Party therefrom shall be effective, except pursuant to an agreement or agreements in writing entered into by the Credit Parties and the Majority Lenders, and acknowledged by the Administrative Agent or Collateral Agent (as applicable), or by the Credit Parties and the Administrative Agent or Collateral Agent (as applicable) in each case with the consent of the Majority Lenders; provided that no such agreement shall:

(i)          increase the Commitment of any Lender without the written consent of such Lender;

(ii)         reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees or premium payable hereunder, without the written consent of each Lender affected thereby;

(iii)        postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees or premium payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any of the Aggregate Commitment, without the written consent of each Lender affected thereby (it being understood that any waiver of a mandatory prepayment of the Loans shall not constitute a postponement or waiver of a scheduled payment or date of expiration);

(iv)        change Section 2.13(b) or Section 2.13(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender;

(v)         except in connection with any Dispositions permitted in Section 6.05, release of all or substantially all of the Guarantors from their obligations under Article VII or release all or substantially all of the Collateral without the written consent of each Lender; or

(vi)        change any of the provisions of this Section or the definition of “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

provided further that (i) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent (whether or not acting as Administrative Agent or Collateral Agent) hereunder without the prior written consent of the Administrative Agent and (ii) the Fee Letter may only be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

(c)          Notwithstanding anything to the contrary contained in this Section 10.02, the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to correct any clerical errors or cure any ambiguity, omission, mistake, defect or inconsistency.

Section 10.03         Expenses; Indemnity; Damage Waiver.

(a)          The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Lead Lender and each of their respective Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and the Lead Lender, in connection with the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Lead Lender or any other Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, the Lead Lender or any other Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)          THE CREDIT PARTIES SHALL INDEMNIFY THE ADMINISTRATIVE AGENT, THE LEAD LENDER AND EACH OTHER LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (I) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE PERFORMANCE BY THE PARTIES HERETO OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS OR ANY OTHER TRANSACTIONS CONTEMPLATED HEREBY, (II) ANY LOAN OR THE USE OF THE PROCEEDS THEREFROM, (III) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY SUBSIDIARY, OR ANY OTHER ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY SUBSIDIARY, OR (IV) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER OR NOT SUCH CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING IS BROUGHT BY A CREDIT PARTY, ANY EQUITY HOLDERS OF A CREDIT PARTY, ANY AFFILIATES OF A CREDIT PARTY, ANY CREDITORS OF A CREDIT PARTY OR ANY OTHER THIRD PERSON AND WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE. FOR THE AVOIDANCE OF DOUBT, WITH RESPECT TO THE FOREGOING PROVISO “ANY INDEMNITEE” MEANS ONLY THE INDEMNITEE OR INDEMNITEES, AS THE CASE MAY BE, THAT ARE DETERMINED BY SUCH COURT IN SUCH JUDGMENT TO HAVE BEEN GROSSLY NEGLIGENT OR TO HAVE ENGAGED IN WILLFUL MISCONDUCT AND NOT ANY OTHER INDEMNITEE. THIS SECTION 10.03(b) SHALL NOT APPLY WITH RESPECT TO TAXES (WHICH ARE SUBJECT TO SECTION 2.12 HEREOF) OTHER THAN ANY TAXES THAT REPRESENT LOSSES, CLAIMS OR DAMAGES ARISING FROM ANY NON-TAX CLAIM.

(c)          To the extent that any Credit Party fails to pay any amount required to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party thereof under paragraph (a) or (b) of this Section (including any such unpaid amount arising from or in connection with Section 5.6 of that certain Mortgage, Security Agreement, Assignment of Production, Fixture Filing and Financing Statement (New Mexico Oil and Gas Properties), dated as of April 26, 2017, from Brushy Resources, Inc., as mortgagor in favor of the Collateral Agent as beneficiary, or for which any Credit Party is not liable pursuant to the exceptions set forth in clause (b) of the proviso in the first sentence of Section 5.6), each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent thereof) or such Related Party of the Administrative Agent, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought (or if such unreimbursed amount or indemnity payment is sought after the date on which the Loans have been paid in full, in accordance with such Lender’s Applicable Percentage immediately prior to the date on which the Loans are paid in full)) of such unpaid amount. No action taken by Administrative Agent with the direction of the Majority Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 10.03(c). If any indemnity furnished to Administrative Agent for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against even if so directed by Majority Lenders, until such additional indemnity is furnished. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any source against any amount due to the Administrative Agent under this paragraph (c).

(d)          To the extent permitted by applicable law, no party hereto shall assert, and each such party hereby waives, any claim against any other party hereto on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, the Loans or the use of the proceeds thereof; provided that, nothing in this clause (d) shall relieve the Borrower of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(e)          The Lenders acknowledge and agree that all indemnification obligations of the “Administrative Agent” to the “Collateral Agent” or any sub-agent thereof or any Related Party of the “Collateral Agent” shall (i) be obligations of the Lenders (and not the Administrative Agent) to the “Collateral Agent” and such other Persons (payable by the Lenders in accordance with their respective Applicable Percentages (determined as of the time that the indemnity payment is sought (or if such indemnity payment is sought after the date on which the Loans have been paid in full, in accordance with each Lender’s Applicable Percentage immediately prior to the date on which the Loans are paid in full)) and (ii) the Administrative Agent and the “Collateral Agent” may directly enforce such indemnification obligations against the Lenders (and each Lender hereby authorizes the Administrative Agent and the “Collateral Agent” to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent or the “Collateral Agent” to the Lender from any source against any amount due to the “Collateral Agent” under this paragraph (e).

(f)          All amounts due under this Section shall be payable not later than ten (10) days after written demand therefor.

(g)          The agreements in this Section 10.03 shall survive the resignation or removal of the Administrative Agent, the replacement of any Lender, the termination of this Agreement and the repayment, satisfaction or discharge of the Obligations.

Section 10.04         Successors and Assigns.

(a)          The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and the Administrative Agent (and any attempted assignment or transfer by such Credit Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)

(i)          Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)         the Borrower, provided that, the Borrower shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, a Federal Reserve Bank, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and

(B)         the Administrative Agent.

(ii)         Assignments shall be subject to the following additional conditions:

(A)         except in the case of an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)         each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of such Lender’s Commitment and such Lender’s Loans under this Agreement;

(C)         the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(D)         the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax forms required under Section 2.12; and

(E)         such assignment shall only be made to a Person if such Person is able to make the Investment Representations and does make the Investment Representations for the benefit of the Borrower in connection with such assignment.

(F)         For the purposes of this Section 10.04(b), the term “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means a (a) natural person, (b) company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof or (c) or the Borrower or any of its Affiliates.

(i)          Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.11, Section 2.12 and Section 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section except that any attempted assignment or transfer by any Lender that does not comply with clause (C) of Section 10.04(b)(ii) shall be null and void.

(ii)         The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment and the Applicable Percentage of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Credit Parties, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Credit Parties and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(iii)        Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any applicable tax forms (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section, and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04, Section 2.13(d) or Section 10.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)

(i)          Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Section 2.11 and Section 2.12 (subject to the requirements and limitations therein, including the requirements under Section 2.12(f) (it being understood, however, that the documentation required under Section 2.12(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant shall not be entitled to receive any greater payment under Section 2.11 or Section 2.12, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.13(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register complying with the requirements of Sections 163(f), 871(h) and 881(c)(2) of the Code and the Treasury regulations issued thereunder relating to the exemption from withholding for portfolio interest on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)          Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)          The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Ineligible Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is an Ineligible Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Ineligible Institution.

Section 10.05         Survival. All covenants, agreements, representations and warranties made by the Credit Parties herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee, premium or any other amount payable under this Agreement is outstanding and so long as the Aggregate Commitment has not expired or terminated. The provisions of Section 2.11, Section 2.12, Section 10.03, Article VII and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Aggregate Commitment or the termination of this Agreement or any provision hereof.

Section 10.06         Counterparts; Integration; Effectiveness; Electronic Execution.

(a)          This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)          Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.07         Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 10.08         Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of any Credit Party now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section and Section 7.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 10.09         GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a)          THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

(b)          EACH CREDIT PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan, and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST ANY CREDIT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)          EACH CREDIT PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)          EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN Section 10.01. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 10.10         WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.11         Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.12         Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Requirements of Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Credit Parties and their obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than a Credit Party. For the purposes of this Section, “Information” means all information received from any Credit Party relating to any Credit Party or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Credit Party; provided that, in the case of information received from any Credit Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.13         Material Non-Public Information.

(a)          EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 10.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(b)          ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE CREDIT PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

Section 10.14         [Reserved].

Section 10.15         Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender. In the event that, notwithstanding Section 10.09, applicable law is the law of the State of Texas and such applicable law provides for an interest ceiling under Chapter 303 of the Texas Finance Code (the “Texas Finance Code”) as amended, for each day, the ceiling shall be the “weekly ceiling” as defined in the Texas Finance Code and shall be used in this Note and the other Loan Documents for calculating the Maximum Rate and for all other purposes. Chapter 346 of the Texas Finance Code (which regulates certain revolving credit accounts (formerly Tex. Rev. Civ. Stat. Ann. Art. 5069, Ch. 15)) shall not apply to this Agreement or to any Loan, nor shall this Agreement or any Loan be governed by or be subject to the provisions of such Chapter 346 in any manner whatsoever.

Section 10.16         USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) and the Administrative Agent hereby notifies each Credit Party that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or the Administrative Agent to identify each Credit Party in accordance with the Act.

Section 10.17         Release of Guarantees and Liens.

(a)          At such time as the Loans and the other obligations under the Loan Documents (other than contingent indemnification obligations) shall have been paid in full and the Aggregate Commitment has been terminated, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of each Credit Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person; and

(b)          If any of the Collateral shall be sold, transferred or otherwise disposed of by the Borrower or any Subsidiary in a transaction permitted by this Agreement, then the Administrative Agent, at the request and sole expense of the Borrower or any Subsidiary, shall execute and deliver to the Borrower or any Subsidiary all releases or other documents reasonably necessary or desirable for the release of the Liens created by the Security Documents on such Collateral. At the request and sole expense of the Borrower, a Guarantor shall be released from its obligations hereunder and under the other Security Documents in the event that all the Capital Stock of such Guarantor shall be Disposed of in a transaction permitted by this Agreement; provided that, in the case of this sentence and the immediately prior sentence, the Borrower shall have delivered to the Administrative Agent, at least five (5) Business Days prior to the date of the proposed release (or such shorter time as the Lead Lender may agree but in any event not less than three (3) Business Days unless otherwise agreed by the Administrative Agent), a written request for release identifying the relevant Guarantor, summarizing the transaction and stating that such transaction is in compliance with this Agreement and the other Loan Documents (and the Lenders hereby authorize and direct the Administrative Agent to conclusively rely on such certifications in performing its obligations under this Section 10.17).

Section 10.18         Board Observer Right and Board Seats Upon Conversion. On the Effective Date and until the Term Loan Conversion, the Lead Lender will have the right to appoint one non-voting observer (who shall be reasonably acceptable to the Borrower) to the Board of Directors (the “Board Observer”),who shall be entitled, in the Board Observer’s capacity as such, to attend meetings of the Board of Directors and to receive all materials distributed to all members of the Board of Directors; provided, however, that (i) the Board Observer shall be allowed to observe only meetings of the full Board of Directors and of the Board of Director’s executive committee or other committee serving a similar function, if any, and not any meetings of any other committee of the Board of Directors, (ii) the Board Observer shall in no circumstances have any right to participate in any vote, consent or other action of the Board of Directors or any committee thereof; and (iii) the Board Observer may be excluded from any meeting of the Board of Directors (or any such executive or similar committee) or portion thereof and may be prohibited from receiving any related materials (A) if the Board of Directors determines in good faith that such exclusion is necessary to preserve attorney-client, work product or similar privilege, or to comply with applicable law, or (B) if the Board of Directors determines in good faith that there exists, with respect to the subject matter of any such meeting or the related materials, an actual or potential conflict of interest between the Board Observer or any Affiliate of the Board Observer and the Borrower.

Immediately after the Term Loan Conversion, and for so long as the Lenders continue to hold in the aggregate at least the percentage of the outstanding Common Stock as set forth in the chart below, the Lenders shall have the right to appoint the corresponding number of members to the Board of Directors (who shall be reasonably acceptable to the Borrower) and the number of directors constituting the entire Board of Directors shall be increased commensurately to account for such additional director(s). Notwithstanding the foregoing, the number of directors the Lenders shall have the right to appoint shall be reduced if necessary so that the number of directors which may be appointed by the Lenders (rounding down to the nearest whole number of directors) does not exceed the percentage of the total number of members of the Board of Directors corresponding to the percentage of the voting power of the outstanding Voting Securities held by the Lenders.

Common Stock Percentage	Number of Directors
≥ 20.00%	Two (2)
< 20.00% and ≥ 12.50%	One (1)
< 12.50%	Zero (0)

Section 10.19         Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by

(a)          the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)          the effects of any Bail-in Action on any such liability, including, if applicable:

(i)          a reduction in full or in part or cancellation of any such liability;

(ii)         a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)        the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 10.20         Intercreditor.

Each Lender hereunder (a) consents to the subordination of Liens provided for in any Approved Intercreditor Agreement, (b) agrees that it will be bound by and will take no actions contrary to the provisions of any Approved Intercreditor Agreement as if it was a signatory thereto and (d) authorizes and instructs the Administrative Agent and the Collateral Agent to enter into any Approved Intercreditor Agreement (including any and all amendments, amendments and restatements, modifications, supplements and acknowledgements thereto permitted hereby from time to time) as Administrative Agent or Collateral Agent, as applicable, and on behalf of such Lender, and by its acceptance of the benefits of the Security Documents, hereby acknowledges and agrees to be bound by such provisions. Notwithstanding anything herein to the contrary, each Lender, the Administrative Agent and the Collateral Agent acknowledges that the Lien and security interest granted to the Collateral Agent pursuant to the Security Documents and the exercise of any right or remedy by the Administrative Agent and/or the Collateral Agent thereunder, are subject to the provisions of any Approved Intercreditor Agreement. In the event of a conflict or any inconsistency between the terms of any Approved Intercreditor Agreement and the Security Documents, the terms of such Approved Intercreditor Agreement shall prevail. The foregoing provisions are intended as an inducement to the lenders under any Revolving Debt and Existing First Lien Debt to permit the incurrence of Obligations under this Agreement and to extend credit to the Borrower and such lenders are intended third party beneficiaries of such provisions.

Article XI.

CONVERSIONS

Section 11.01         Term Loan Conversion. At the sole election of the Lead Lender, the Term Loan shall be convertible in full, but not in part, at any time as set forth below:

(a)          Common Stock Conversion. 70.0% of the outstanding principal amount of the Term Loan, together with accrued and unpaid interest thereon and the Make-Whole Amount, shall convert into a number of shares of Common Stock determined by dividing (i) the sum of (A) the aggregate principal amount of the Term Loan converted plus (B) (I) accrued and unpaid interest on such principal amount and (II) the Make-Whole Amount by (ii) the Conversion Price; and

(b)          Term Loan Take Back Debt. 30.0% of the outstanding principal amount of the Term Loan, together with accrued and unpaid interest thereon and the Make-Whole Amount, shall convert into a newly issued second lien term loan (the “Term Loan Take Back Debt”) on a dollar-for-dollar basis based on such outstanding principal amount of the Term Loan and accrued and unpaid interest on such principal amount and the Make-Whole Amount, with (i) an interest rate of LIBOR + 9.00% (subject to a 1.00% LIBOR floor) payable in cash quarterly in arrears, (ii) a maturity date consistent with the Term Loan Facility, (iii) no conversion feature, and (iv) covenants, events of default and other terms otherwise consistent with this Agreement (the provisions of clauses (a) and (b), the “Term Loan Conversion”);

provided, however, to the extent that a Requisite Shareholder Approval would be required to effectuate the Term Loan Conversion under the listing rules of the Primary Exchange and such Requisite Shareholder Approval has not been obtained, then (i) the number of shares of Common Stock issued to any Lender pursuant to the Term Loan Conversion shall be limited such that it would not result in such Lender, together with its Affiliates and the other members of any “group” (as such term is used in sections 13(d) and 14(d) of the Exchange Act) including such Lender, owning in excess of 19.999% of (A) the outstanding Common Stock or (B) the voting power of the outstanding Voting Securities on the date of the Term Loan Conversion after giving effect to the Term Loan Conversion and any contemporaneous Delayed Draw Term-Loan Conversion and (ii) if any shares of Common Stock otherwise issuable to any Lender pursuant to the Term Loan Conversion are not so issued because of the limitation in the foregoing clause (i), the Borrower shall issue to such Lender shares of Lender Preferred Stock convertible into the number of shares of Common Stock not so issued to such Lender.

Notwithstanding anything herein to the contrary, the Lenders shall agree not to sell or assign the Term Loan Take Back Debt until the earlier to occur of (i) the Borrower providing consent to such sale or assignment, (ii) two (2) years after the date of the Term Loan Conversion, and (iii) the Term Loan Maturity Date.

Section 11.02         Delayed Draw Term Loan Conversion. At the sole election of the Lead Lender, the Delayed Draw Term Loans shall be convertible in full, but not in part, at any time as set forth below:

(a)          Common Stock Conversion. 70.0% of the outstanding principal amount of the Delayed Draw Term Loans, together with accrued and unpaid interest thereon and the Make-Whole Amount, shall convert into a number of shares of Common Stock determined by dividing (i) the sum of (A) the aggregate principal amount of the Delayed Draw Term Loans converted plus (B) (I) accrued and unpaid interest on such principal amount and (II) the Make-Whole Amount by (ii) the Conversion Price ; and

(b)          Delayed Draw Take Back Debt. 30.0% of the outstanding principal amount of the Delayed Draw Term Loans, together with accrued and unpaid interest thereon and the Make-Whole Amount, shall convert into a newly issued second lien term loan (the “Delayed Draw Take Back Debt”) on a dollar-for-dollar basis based on such outstanding principal amount of the Delayed Draw Term Loans and accrued and unpaid interest on such principal amount, with (i) an interest rate equal to LIBOR + 9.00% (subject to a 1.00% LIBOR floor) payable in cash quarterly in arrears, (ii) a maturity date consistent with the Term Loan Facility, (iii) no conversion feature, and (iv) covenants, events of default and other terms otherwise consistent with the Term Loan Facility and the Documentation Considerations (the “Delayed Draw Term Loan Conversion”);

provided, however, to the extent that a Requisite Shareholder Approval would be required to effectuate the Delayed Draw Term Loans Conversion under the listing rules of the Primary Exchange and such Requisite Shareholder Approval has not been obtained, then (i) the number of shares of Common Stock issued to any Lender pursuant to the Delayed Draw Term Loans Conversion shall be limited such that it would not result in such Lender, together with its Affiliates and the other members of any “group” (as such term is used in sections 13(d) and 14(d) of the Exchange Act) including such Lender, owning in excess of 19.999% of (A) the outstanding Common Stock or (B) the voting power of the outstanding Voting Securities on the date of the Delayed Draw Term Loan Conversion after giving effect to the Delayed Draw Term-Loan Conversion and any contemporaneous Term Loan Conversion and (ii) if any shares of Common Stock otherwise issuable to any Lender pursuant to the Delayed Draw Term Loans Conversion are not so issued because of the limitation in the foregoing clause (A), the Borrower shall issue to such Lender shares of Lender Preferred Stock convertible into the number of shares of Common Stock not so issued to such Lender.

Notwithstanding anything herein to the contrary, the Lenders shall agree not to sell or assign the Delayed Draw Take Back Debt until the earlier to occur of (i) the Borrower providing consent to such sale or assignment, (ii) two (2) years after the date of the Delayed Draw Term Loans Conversion, and (iii) the Delayed Draw Term Loan Maturity Date.

Section 11.03         Fractional Shares. No fractional shares of Common Stock and/or Lender Preferred Stock shall be issued upon any Conversion. In lieu of any fractional shares to which the holder would otherwise be entitled, the Borrower shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock and/or Lender Preferred Stock, as applicable, as determined in good faith by the Borrower. Whether or not fractional shares would be issuable to any Lender upon such Conversion shall be determined on the basis of the total number of shares of Common Stock and or Lender Preferred Stock, as applicable, issuable to such Lender.

Section 11.04         Conversion at the Option of the Borrower. At any time and from time to time, so long as no Default or Event of Default has occurred and is continuing, the Borrower will have the right (the “Borrower Conversion Right”) to cause the conversion of all or any part of the Term Loan and the Delayed Draw Term Loans into a number of shares of Common Stock determined by dividing (i) the sum of (A) the aggregate principal amount of the Term Loan or Delayed Draw Term Loans converted plus (B) accrued and unpaid interest on such principal amount by (ii) the Conversion Price, so long as the closing price of the Common Stock on the Primary Exchange has been at least 150.00% of the Conversion Price then in effect for at least twenty (20) of the thirty (30) consecutive Trading Days immediately preceding the date of exercise of such Borrower Conversion Right. If the Borrower exercises the Borrower Conversion Right with respect to less the entire principal amount of the Term Loan or the Delayed Draw Term Loans, such Conversion shall apply to each Lender’s Loans pro rata in accordance with its Applicable Percentage.

Section 11.05         Method of Conversion. To effect a Conversion of any Loan pursuant to Section 11.01 or 11.02, the Lead Lender shall deliver to the Borrower and the Administrative Agent a duly executed Lender Conversion Notice. To exercise the Borrow Conversion Right, the Borrower shall deliver to the Administrative Agent and the Lead Lender a duly executed Borrower Conversion Notice. At its expense, the Borrower will, as soon as practicable after any Conversion Date, issue and deliver to each Lender, at such principal office, a certificate or certificates for the number of shares of Common Stock and, if applicable, Lender Preferred Stock to which such Lender is entitled upon such Conversion, together with any other securities and property to which such Lender is entitled upon such Conversion under the terms of this Agreement, including a check payable to such Lender for any cash payable in lieu of any fractional share. Each such Lender shall be treated as the holder of record of such shares of Common Stock and/or Lender Preferred Stock as of the close of business on the Conversion Date. In connection with any Lender Conversion, the parties, as promptly as reasonably practicable after the Conversion Date, will execute and deliver a credit agreement having the terms for the Term Loan Take Back Debt or the Delayed Draw Take Back Debt, as applicable, specified in Section 11.01(b) or 11.02(b), as applicable. Upon any Conversion, the Borrower and the other Credit Parties will be forever released from all of their obligations and liabilities under the Loans with regard to that portion of the principal amount, and accrued and unpaid interest thereon, being converted, including without limitation the obligation to pay such portion of the principal amount and accrued and unpaid interest thereon; provided that, for the avoidance of doubt, upon such release, the Credit Parties shall not be released from any contingent indemnification obligations and those other obligations expressly stated to survive termination of this Agreement.

Section 11.06         Certain Covenants.

(a)          The Borrower shall at all times reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the Conversions, such number of its duly authorized shares of Common Stock and Preferred Stock, as applicable, as shall from time to time be sufficient to effect the Conversions; and if at any time the number of authorized but unissued shares of Common Stock and Preferred Stock, as applicable, shall not be sufficient to effect the Conversions, the Borrower shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock and/or Preferred Stock, as applicable, to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in commercially reasonable best efforts to obtain any required shareholder approval of any necessary amendment to the Borrower’s charter.

(b)          The Borrower shall file the Certificate of Designations with the Secretary of State of the State of Nevada promptly upon (i) the failure of the Requisite Shareholder Approval to be obtained when the matters set forth in Section 5.18 are first submitted to a vote of the Borrower’s shareholders or (ii) the receipt by the Borrower, prior to the date such matters are first submitted to a vote of the Borrower’s shareholders, of a Lender Conversion Notice for a Conversion pursuant to which shares of Lender Preferred Stock are required to be issued. The Borrower shall not be obligated to file the Certificate of Designations if it has not previously been filed at the time the Requisite Shareholder Approval is obtained. The Borrower shall promptly notify the Lead Lender of (1) the receipt of the Requisite Shareholder Approval, or (2) any failure or projected failure to obtain the Requisite Shareholder Approval.

(c)          The Borrower covenants that all shares of Common Stock and Lender Preferred Stock, as applicable, issued upon any Conversion will be fully paid and non-assessable by the Borrower and free from all taxes, liens (other than any Lien created by any Lender) and charges with respect to the issue thereof and will be issued in compliance with all applicable securities laws, including the Securities Act (assuming the accuracy of each Lender’s Investment Representations), and entitled to the benefits of the Registration Rights Agreement (subject to the terms thereof).

(d)          The Borrower covenants that, if any shares of Common Stock or Preferred Equity to be provided for the purpose of the Conversions hereunder require registration with or approval of any governmental authority under any federal or state law before such shares of Common Stock or Preferred Equity may be validly issued upon conversion, the Borrower will use commercially reasonable efforts to secure such registration or approval, as the case may be.

(e)          The Borrower further covenants that if at any time the Common Stock shall be listed on any national securities exchange or automated quotation system the Borrower will list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, any Common Stock issuable upon any Conversion or upon conversion of any Lender Preferred Stock. In connection with the initial listing of the Common Stock on any national securities exchange that, upon such listing, will be the Primary Exchange, the Borrower will use commercially reasonable efforts to ensure that it maintains compliance with the listing rules of such new Primary Exchange in connection with the performance by it of the terms of this Agreement.

(f)          If, in connection with any Conversion, the Borrower or any Lender determines, after consultation with counsel, that any filings are required to be made pursuant to the HSR Act or any other Antitrust Laws in connection with the acquisition of Common Stock by such Lender pursuant to such Conversion, the Borrower and such Lender shall, and shall cause their respective Affiliates to, undertake commercially reasonable efforts to make or cause to be made promptly the filings required of such party or its Affiliates pursuant to the HSR Act or any other Antitrust Laws; provided, however, that all fees payable to any Governmental Authorities relating to filings required to be made pursuant to the HSR Act or other Antitrust Laws shall be paid and borne by such Lender. In furtherance and not in limitation of the foregoing, the Borrower and such Lender shall, to the extent permissible by law, (i) cooperate with the other party and furnish to the other party all information in such party’s possession that is reasonably necessary in connection with such other party’s filings; (ii) promptly inform the other party of, and supply to such other party copies of, any material communication (or other correspondence or memoranda) from or to, and any proposed understanding or agreement with, any Governmental Authority in respect of such filings; (iii) consult and cooperate with the other party and provide each other with a reasonable opportunity to provide comments in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and opinions made or submitted by or on behalf of any party in connection with all meetings, actions and proceedings with any Governmental Authority relating to such filings; and (iv) comply, as promptly as is reasonably practicable, with any requests received by such party or any of its Affiliates under the HSR Act or any other Antitrust Law for additional information, documents, or other materials. If either party intends to participate in any material communication or meeting with any Governmental Authority with respect to such filings, it shall give the other party reasonable notice thereof and, to the extent permitted by the Governmental Authority, an opportunity to participate in any such meeting or communication. Notwithstanding anything in this Section 11.06(f) to the contrary, in no event shall the Borrower or any of its Affiliates or such Lender or any of its Affiliates be required, under the HSR Act or otherwise, to (i) propose, negotiate, agree to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of such Person, (ii) accept any condition, undertake any obligation, or take or refrain from taking any action that would limit such Person’s freedom of action with respect to, or its ability to own or operate, any of its businesses or assets; (iii) contest, resist or seek to have vacated, lifted, reversed or overturned any governmental order or judicial order that is in effect that prohibits, prevents or restricts the consummation of the transactions contemplated by this Agreement; or (iv) litigate or defend against any administrative or judicial action or proceeding (including any proceeding seeking a temporary restraining order or preliminary injunction) challenging any of the transactions contemplated by this Agreement.

Section 11.07         Lender Investment Representations. Each Lender, severally and not jointly, represents and warrants to the Borrower as follows (such representations and warranties, the “Investment Representations”): (i) such Lender is an “accredited investor,” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act, (ii) the Loans made by such Lender hereunder and any acquisition of Common Stock or Lender Preferred Stock by such Lender in accordance with the terms hereof are and will be made for its own account and not with a view to a sale, distribution or other disposition thereof in violation of the Securities Act or any applicable state or foreign securities laws, and (iii) such Lender acknowledges and understands that the Loans and the shares of Common Stock and Lender Preferred Stock issuable hereunder have not been registered under the Securities Act in reliance on an exemption therefrom and may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of, except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act, and in compliance with applicable state and foreign securities Laws.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:

LILIS ENERGY, INC.

By:	/s/ Abraham Mirman
Name:	Abraham Mirman
Title:	Chief Executive Officer

GUARANTORS:

BRUSHY RESOURCES, INC.

By:	/s/ Abraham Mirman
Name:	Abraham Mirman
Title:	Chief Executive Officer and President

LILIS OPERATING COMPANY, LLC

By:	/s/ Abraham Mirman
Name:	Abraham Mirman
Title:	Member of the Board of Managers

IMPETRO OPERATING, LLC

By:	/s/ Abraham Mirman
Name:	Abraham Mirman
Title:	Chief Executive Officer and President

IMPETRO RESOURCES, LLC

By:	/s/ Abraham Mirman
Name:	Abraham Mirman
Title:	Chief Executive Officer and President

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Administrative Agent

By:	/s/ Joshua G. James
Name:	Joshua G. James
Title:	Vice President

Severally and not jointly for each entity listed below:

By:	/s/ Markus Specks
Name:	Markus Specks
Title:	Managing Director

THE VÄRDE FUND VI-A, L.P., as a Lender
By: Värde Investment Partners G.P., LLC, Its General Partner
By: Värde Partners, L.P., Its Managing Member
By: Värde Partners, Inc., Its General Partner

VÄRDE INVESTMENT PARTNERS, L.P., as a Lender
By: Värde Investment Partners G.P., LLC, Its General Partner
By: Värde Partners, L.P., Its Managing Member
By: Värde Partners, Inc., Its General Partner

THE VÄRDE FUND XI (MASTER), L.P., as a Lender
By: Värde Fund XI G.P., LLC, Its General Partner
By: Värde Partners, L.P., Its Managing Member
By: Värde Partners, Inc., Its General Partner

VÄRDE INVESTMENT PARTNERS (OFFSHORE)
MASTER, L.P., as a Lender
By: Värde Investment Partners G.P., LLC, Its General Partner
By: Värde Partners, L.P., Its Managing Member
By: Värde Partners, Inc., Its General Partner

THE VÄRDE SKYWAY MASTER FUND, L.P., as a Lender
By: The Värde Skyway Fund G.P., LLC, Its General Partner
By: Värde Partners, L.P., Its Managing Member
By: Värde Partners, Inc., Its General Partner

THE VÄRDE FUND XII (MASTER), L.P., as a Lender
By: The Värde Fund XII G.P., L.P., Its General Partner
By: The Värde Fund XII UGP, LLC, Its General Partner
By: Värde Partners, L.P., Its Managing Member
By: Värde Partners, Inc., Its General Partner

Signature Page to Credit Agreement

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the Credit Agreement (including any guarantees included in the Credit Agreement) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	______________________________

2.	Assignee:	______________________________

[and is an Affiliate/Approved Fund of [identify Lender]]

3.	Borrower:	Lilis Energy, Inc., a Nevada corporation

4.	Administrative Agent:	Wilmington Trust, National Association, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	Credit Agreement, dated as of April 26, 2017 among Lilis Energy, Inc., as Borrower, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto, and Wilmington Trust, National Association, as Administrative Agent

6.	Assigned Interest:

Aggregate Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Applicable Percentage of Commitment/Loans
$	$		%
$	$		%
$	$		%

EXHIBIT A – PAGE 1

Effective Date: _____________ ___, 20___

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

EXHIBIT A – PAGE 2

[Consented to and] Accepted:

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Administrative Agent

By:
Title:

[Consented to:]

LILIS ENERGY, INC.

By:
Title:

EXHIBIT A – PAGE 3

ANNEX 1

Credit Agreement dated as of April 26, 2017 among Lilis Energy, Inc., as Borrower, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto and Wilmington Trust, National Association, as Administrative Agent.

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.          Representations and Warranties.

1.1         Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any Collateral thereunder, (iii) the financial condition of the Borrower, any Subsidiary or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any Subsidiary or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2         Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is not an Ineligible Institution and satisfies all other requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender. Further, the Assignee makes the Investment Representations, and agrees that such Investment Representations are made for the benefit of the Borrower.

2.         Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the respective Assignees.

3.         General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Acceptance and adoption of the terms of this Assignment and Assumption by the Assignee and the Assignor by Electronic Signature or delivery of an executed counterpart of a signature page of this Assignment and Assumption by any Electronic System shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

ANNEX 1 OF EXHIBIT A – PAGE 1

EXHIBIT B

FORM OF BORROWING REQUEST

Wilmington Trust, National Association, as Administrative Agent

ADDRESS

Fax No.:

Email address:

[Date]

Ladies and Gentlemen:

The undersigned, LILIS ENERGY, INC., a Nevada corporation (the “Borrower”), refers to that certain Credit Agreement, dated as of April 26, 2017 (as may be amended, restated, amended and restated, replaced, refinanced, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and Wilmington Trust, National Association, as administrative agent for the Lenders (in such capacity, including any successor thereto, the “Administrative Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Borrower hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests a borrowing of Loans under the Credit Agreement, and in connection therewith sets forth below the terms on which such borrowing is requested to be made:

(A)	Date of Borrowing

(which is a Business Day)                         ______________________

(B)	Aggregate Amount of Loan ______________________

(C)	Funds are requested to be disbursed to the following account of Borrower:

[Remainder of page intentionally left blank]

EXHIBIT B – PAGE 1

LILIS ENERGY, INC.

By:
Name:
Title:

EXHIBIT B – PAGE 2

EXHIBIT C

COUNTERPART AGREEMENT

This COUNTERPART AGREEMENT, dated [_____________] (this “Counterpart Agreement”) is delivered pursuant to that certain Credit Agreement, dated as of April 26, 2017 (as it may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Lilis Energy, Inc., as Borrower, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto, and Wilmington Trust, National Association, as Administrative Agent (the “Administrative Agent”).

Section 1. Pursuant to Section 5.14 of the Credit Agreement, the undersigned hereby:

(a)        agrees that this Counterpart Agreement may be attached to the Credit Agreement and that by the execution and delivery hereof, the undersigned becomes a Guarantor under the Credit Agreement and agrees to be bound by all of the terms thereof;

(b)         represents and warrants that each of the representations and warranties set forth in the Credit Agreement and each other Loan Document and applicable to the undersigned is true and correct in all material respects both before and after giving effect to this Counterpart Agreement (other than those representations and warranties that are subject to a materiality qualifier, in which case such representations and warranties shall be true and correct in all respects), except to the extent that any such representation and warranty relates solely to any earlier date, in which case such representation and warranty is true and correct in all material respect as of such earlier date (other than those representations and warranties that are subject to a materiality qualifier, in which case such representations and warranties shall be true and correct in all respects as of such earlier date), if applicable to the undersigned;

(c)         certifies that no Default has occurred or is continuing as of the date hereof, or will result from the transactions contemplated hereby on the date hereof;

(d)         agrees to irrevocably and unconditionally guaranty the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) and in accordance with Article VII of the Credit Agreement; and

(e)         (i) agrees that this counterpart may also be attached to the Security Agreement, (ii) agrees that the undersigned will comply with all the terms and conditions of the Security Agreement as if it were an original signatory thereto, (iii) grants to the Administrative Agent a security interest in all of the undersigned’s right, title and interest in and to all “Collateral” (as such term is defined in the Security Agreement) of the undersigned, in each case whether now or hereafter existing or in which the undersigned now has or hereafter acquires an interest and wherever the same may be located and (iv) delivers to the Administrative Agent supplements to all schedules attached to the Security Agreement. All such Collateral shall be deemed to be part of the “Collateral” and hereafter subject to each of the terms and conditions of the Security Agreement.

Section 2. The undersigned agrees from time to time, upon request of the Administrative Agent, to take such additional actions and to execute and deliver such additional documents and instruments as the Administrative Agent may reasonably request to effect the transactions contemplated by, and to carry out the intent of, this Counterpart Agreement. Neither this Counterpart Agreement nor any term hereof may be changed, waived, discharged or terminated, except by an instrument in writing signed by the party (including, if applicable, any party required to evidence its consent to or acceptance of this Counterpart Agreement) against whom enforcement of such change, waiver, discharge or termination is sought. Any notice or other communication herein required or permitted to be given shall be given pursuant to Section 11.01 of the Credit Agreement, and for all purposes thereof, the notice address of the undersigned shall be the address as set forth on the signature page hereof. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

EXHIBIT C – PAGE 1

THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

EXHIBIT C – PAGE 2

IN WITNESS WHEREOF, the undersigned has caused this Counterpart Agreement to be duly executed and delivered by its duly authorized officer as of the date above first written.

[NAME OF SUBSIDIARY]

By:
Name:
Title:

Address for Notices:

______________

______________

______________

Attention:

Telecopier:

with a copy to:

______________

______________

______________

Attention:

Telecopier:

ACKNOWLEDGED AND ACCEPTED,

as of the date above first written:

Wilmington Trust, National Association,

as Administrative Agent

By:
Name:
Title:

EXHIBIT C – PAGE 3

EXHIBIT D

FORM OF MORTGAGE

MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF PRODUCTION,
FIXTURE FILING AND FINANCING STATEMENT
(New Mexico Oil and Gas Properties)

FROM

BRUSHY RESOURCES, INC., Mortgagor
(Charter/File/Organizational No. 4991392)

TO

Deans Knight Capital Management Ltd.,
in its capacity as collateral agent, as Mortgagee

Dated as of [_____________]

A CARBON, PHOTOGRAPHIC, OR OTHER REPRODUCTION OF THIS INSTRUMENT IS SUFFICIENT AS A FINANCING STATEMENT.

THIS INSTRUMENT IS A MORTGAGE OF BOTH REAL AND PERSONAL PROPERTY AND IS, AMONG OTHER THINGS, A MORTGAGE OF CHATTELS, A SECURITY AGREEMENT, A FIXTURE FILING AND A FINANCING STATEMENT.

THIS INSTRUMENT CONTAINS AFTER-ACQUIRED PROPERTY PROVISIONS.

THIS INSTRUMENT SECURES PAYMENT OF FUTURE ADVANCES.

THIS INSTRUMENT COVERS PROCEEDS OF MORTGAGED PROPERTY.

THIS INSTRUMENT COVERS MINERALS, AS-EXTRACTED COLLATERAL AND OTHER SUBSTANCES OF VALUE THAT MAY BE EXTRACTED FROM THE EARTH (INCLUDING WITHOUT LIMITATION OIL AND GAS) AND THE ACCOUNTS RELATED THERETO, WHICH WILL BE FINANCED AT THE WELLHEADS OF THE WELL OR WELLS LOCATED ON THE PROPERTIES DESCRIBED IN EXHIBIT A HERETO. THIS FINANCING STATEMENT IS TO BE FILED OR FILED FOR RECORD, AMONG OTHER PLACES, IN THE REAL ESTATE RECORDS OR SIMILAR RECORDS OF THE RECORDERS OF THE COUNTIES LISTED ON THE EXHIBITS HERETO. THE MORTGAGOR HAS AN INTEREST OF RECORD IN THE REAL ESTATE AND IMMOVABLE PROPERTY CONCERNED, WHICH INTEREST IS DESCRIBED IN THE EXHIBITS ATTACHED HERETO.

EXHIBIT D – PAGE 1

PORTIONS OF THE MORTGAGED PROPERTY ARE GOODS THAT ARE OR ARE TO BECOME AFFIXED TO OR FIXTURES ON THE LAND DESCRIBED IN OR REFERRED TO IN THE EXHIBITS HERETO. THIS FINANCING STATEMENT IS TO BE FILED FOR RECORD OR RECORDED, AMONG OTHER PLACES, IN THE REAL ESTATE RECORDS OR SIMILAR RECORDS OF EACH COUNTY IN WHICH SAID LAND OR ANY PORTION THEREOF IS LOCATED. THE MORTGAGOR IS THE OWNER OF RECORD INTEREST IN THE REAL ESTATE CONCERNED. THIS INSTRUMENT IS ALSO TO BE INDEXED IN THE INDEX OF FINANCING STATEMENTS OR THE UCC RECORDS.

THIS INSTRUMENT WAS PREPARED BY, AND RECORDED COUNTERPARTS SHOULD BE RETURNED TO:

Bracewell LLP
711 Louisiana Street, Suite 2300
Houston, Texas 77002
Attention: Anna K. Miller, Esq.

EXHIBIT D – PAGE 2

MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF PRODUCTION, FIXTURE FILING AND FINANCING STATEMENT

THIS MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF PRODUCTION, FIXTURE FILING AND FINANCING STATEMENT (the “Mortgage”) is from Brushy Resources, Inc., a Delaware corporation, formerly known as Starboard Resources, Inc., as Mortgagor (the “Mortgagor”), to Deans Knight Capital Management Ltd., as collateral agent for the Lenders (in such capacity, the “Mortgagee”). The addresses of the Mortgagor and the Mortgagee are set forth in Section 10.14.

RECITALS

A. On September 29, 2016, Lilis Energy, Inc., as borrower (the “Borrower”), the banks, financial institutions and other lending institutions or entities from time to time party thereto (the “Lenders”), the Mortgagee, as Administrative Agent from time to time party thereto, executed a Credit and Guaranty Agreement (such agreement, as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) pursuant to which, upon the terms and conditions stated therein, the Lenders agreed to make loans and other extensions of credit to the Borrower, and pursuant to which, upon terms and conditions stated therein, the Mortgagor has agreed to guarantee the Loan Obligations under the Loan Documents and to grant security interests in its assets.

B. The Mortgagee and the other Secured Parties have conditioned their obligations under the Loan Documents upon the execution and delivery by the Mortgagor of this Mortgage, and the Mortgagor has agreed to enter into this Mortgage to secure all obligations owing to the Mortgagee and the other Secured Parties under the Loan Documents.

C. Therefore, in order to comply with the terms and conditions of the Loan Documents and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Mortgagor hereby agrees as follows:

DEFINITIONS

For all purposes of this Mortgage, unless the context otherwise requires:

“Accounts and Contract Rights” means all accounts (including accounts in the form of joint interest billings), contract rights and general intangibles of the Mortgagor now or hereafter existing, or hereafter acquired by, or on behalf of, the Mortgagor or the Mortgagor’s successors in interest, relating to the sale, purchase, exchange, extraction, transportation or processing of Hydrocarbons produced or to be produced from the Mortgaged Property, together with all accounts and proceeds accruing to the Mortgagor attributable to the sale of Hydrocarbons produced from the Mortgaged Property.

“As-Extracted Collateral” means Hydrocarbons which may be extracted from the Mortgaged Property, and the accounts relating thereto, which will be financed at the wellheads of the wells located on the Mortgaged Property and accounts arising out of the sale thereof.

EXHIBIT D – PAGE 3

“Borrower” means Lilis Energy, Inc., a Nevada corporation, and its successors and permitted assigns under the Credit Agreement.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Dallas, Texas, are authorized or required by law to remain closed.

“Code” means the Uniform Commercial Code as in effect in each of the jurisdictions wherein the Mortgaged Property is situated.

“Credit Agreement” means the Credit and Guaranty Agreement, dated September 29, 2016, among the Borrower, as borrower; the Mortgagor, ImPetro Resources, LLC, and ImPetro Operating LLC and Lilis Operating Company, LLC, as guarantors (together with any other guarantors from time to time thereunder, the “Guarantors”); the lenders signatory thereto (together with any other lenders party thereto from time to time, the “Lenders”); and the Mortgagee, as collateral agent for the Lenders, as the Credit Agreement may be amended from time to time.

“Credit Parties” means the Mortgagee and the Lenders, and “Credit Party” means any of them.

“Debtor” has the meaning given such term in Section 10.13.

“Event of Default” has the meaning stated in Article VII of this Mortgage.

“Governmental Authority” means any nation, country, commonwealth, territory, government, state, county, parish, municipality, or other political subdivision and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

“Hydrocarbons” means all oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom and all other minerals that may be produced and saved from or attributable to the Oil and Gas Properties, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Oil and Gas Leases or other properties constituting Oil and Gas Properties.

“Lands” means the lands described in Exhibit A and includes any lands, the description of which is contained in Exhibit A or incorporated in or referred to in Exhibit A by reference to another instrument or document, including, without limitation, all lands described in the Oil and Gas Leases, and also includes any lands now or hereafter unitized, pooled, spaced, or otherwise combined, whether by statute, order, agreement, declaration or otherwise, with lands the description of which is contained in Exhibit A or is incorporated in Exhibit A by reference.

“Law” means at any time with respect to any Person or its Property, any statute, law, executive order, treaty, ordinance, order, writ, injunction, judgment, ruling, decree, regulation, or determination of an arbitrator, court or other Governmental Authority, existing at such time which are applicable to or binding upon such Person or such Property or to which such Person or such Property is subject.

EXHIBIT D – PAGE 4

“Loan Obligations” means the “Obligations,” as such term is defined in the Credit Agreement.

“Mortgaged Property” has the meaning stated in Article II of this Mortgage.

“Mortgagee” has the meaning set forth in the introductory paragraph of this Mortgage.

“Mortgagor” has the meaning set forth in the introductory paragraph of this Mortgage.

“Net Revenue Interest” or “N.R.I.” means the Mortgagor’s share of the total production of oil, gas and other Hydrocarbons produced from the Lands, after deducting the Mortgagor’s share of all Royalty Interests, Overriding Royalty Interests, production payments and other payments out of, or measured by, production, except severance, production and other similar taxes.

“Oil and Gas Leases” means, collectively, all rights, titles, interests and estates now owned or hereafter acquired by the Mortgagor in and to the oil and gas leases, oil, gas and mineral leases, wellbore interests, and/or other liquid or gaseous hydrocarbon leases, mineral fee interests, and other interests and estates and the lands and premises covered or affected thereby, including any reserved or residual interests of whatever nature, subleases and assignments of operating rights pertaining to any of the foregoing, and all other interests pertaining to any of the foregoing, including, without limitation, all royalty and overriding royalty interests, production payments and net profit interests, mineral fee interests, and all contingent reversionary and carried interests relating to any of the foregoing and all other rights therein, which are described and/or to which reference may be made on Exhibit A and/or in any document or instrument referred to in Exhibit A and/or which cover or relate to any of the Lands.

“Oil and Gas Properties” means (a) the Oil and Gas Leases; (b) Lands; (c) the properties now or hereafter pooled or unitized with the Oil and Gas Leases; (d) all presently existing or future unitization, communitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules or other official acts of any Governmental Authority and units created solely among working interest owners pursuant to operating agreements or otherwise) that may affect all or any portion of the Oil and Gas Leases; (e) all operating agreements, contracts and other agreements, including, without limitation, production sharing contracts and agreements, production sales contracts, farmout agreements, farm-in agreements, area of mutual interest agreements, and equipment leases, described or referred to in this Mortgage or that relate to any of the Oil and Gas Leases or interests in the Oil and Gas Leases or the production, sale, purchase, exchange, processing, handling, storage, transporting or marketing of the Hydrocarbons from or attributable to such Oil and Gas Leases; (f) all Hydrocarbons in and under and that may be produced and saved or attributable to the Oil and Gas Leases, the lands pooled or unitized therewith and the Mortgagor’s interests therein, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Oil and Gas Leases, the lands pooled or unitized therewith and the Mortgagor’s interests therein; and (g) all tenements, hereditaments, appurtenances and properties in any manner appertaining, belonging, affixed or incidental to the Oil and Gas Leases, the rights, titles, interests and estates described or referred to above, that are now owned or that are hereafter acquired by the Mortgagor, including, without limitation, any and all property, real or personal, immoveable or moveable, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Oil and Gas Leases or property (excluding drilling rigs, automotive equipment, rental equipment or other personal property that may be on such premises for the purpose of drilling a well or for other similar temporary uses) or the lands pooled or unitized therewith, including any and all oil wells, gas wells, injection wells or other wells, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements, servitudes, licenses and other surface and subsurface rights, together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

EXHIBIT D – PAGE 5

“Operating Equipment” means all personal property and fixtures pertaining, affixed or incidental to, situated upon or used or useful in connection with all or any part of the Mortgaged Property, including, without limitation, all surface or subsurface machinery, equipment, facilities, or other personal property of whatsoever kind or nature (excluding drilling rigs, trucks, automotive equipment or other personal property taken to the premises to drill a well or for other similar temporary uses) now or hereafter located on any of the Lands which are useful for the production, treatment, storage, transportation or sale of oil or gas, including, but not by way of limitation, all oil wells, gas wells, water wells, injection wells, casing, tubing, rods, pumping units and engines, Christmas trees, derricks, separators, gun barrels, flow lines, tanks, gas systems, (for gathering, treating and compression), water systems (for treating, disposal and injection), power plants, poles, lines, transformers, starters and controllers, machine shops, tools, storage yards and equipment stored therein, buildings and camps, telegraph, telephone and other communication systems, roads, loading racks and shipping facilities.

“Overriding Royalty Interest” means a Royalty Interest carved out of the Working Interest.

“Person” means a natural person, a corporation, a partnership, a limited partnership, a limited liability company, an association, a joint venture, a trust or any other entity or organization, including a government or political subdivision or any governmental agency or instrumentality thereof.

“Proceeds” has the meaning given such term in Section 5.1.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

“Release Date” means the date upon which (a) the Loans and the other obligations under the Loan Documents (other than contingent indemnification obligations) have been paid in full and (b) the Aggregate Commitment has been terminated.

EXHIBIT D – PAGE 6

“Royalty Interest” means an interest in production which is free of any obligation for the expense of exploration, development, and production, bearing only its pro rata share of severance, production, and other similar taxes and, in instances where the document creating the Royalty Interest so provides, costs associated with compression, dehydration, other treating or processing or transportation of production of oil, gas, or other minerals relating to the marketing of such production.

“Section” and “Article” mean and refer to a section or article of this Mortgage, unless specifically indicated otherwise.

“Secured Indebtedness” means all the indebtedness, obligations, and liabilities described or referred to in Section 3.1.

“Secured Party” has the meaning given such term in Section 10.13.1.

“Subject Interests” has the meaning stated in Article II.

“Well Data” means all logs, drilling reports, division orders, transfer orders, operating agreements, abstracts, title opinions, files, records, memoranda and other written or electronic information in the possession or control of the Mortgagor relating to any wells located on any of the Lands described in Exhibit A.

“Working Interest” or “Gross Working Interest” and “W.I.” or “G.W.I.” means an interest owned in an Oil and Gas Lease that determines the cost-bearing percentage of the owner of such interest.

Other Defined Terms. The capitalized terms used herein have the meanings assigned to them in the Credit Agreement, unless they are otherwise defined herein or the context otherwise requires. Any capitalized term not defined in either this Mortgage or the Credit Agreement shall have the meaning ascribed to such term in the Code.

GRANTING CLAUSE - MORTGAGED PROPERTY

The Mortgagor, for and in consideration of the premises and of the Secured Indebtedness hereinafter defined, has GRANTED, BARGAINED, SOLD, WARRANTED, MORTGAGED, PLEDGED, ASSIGNED, TRANSFERRED and CONVEYED, and by these presents does GRANT, BARGAIN, SELL, WARRANT, MORTGAGE, PLEDGE, ASSIGN, TRANSFER and CONVEY, unto the Mortgagee (with such grant, bargain, sale, warrant, mortgage, pledge, assignment, transfer and conveyance to be with power of sale if permissible under the Laws of the jurisdiction in which the affected Mortgage Property is situated) with mortgage covenants, all the Mortgagor’s right, title and interest, whether now owned or hereafter acquired, in all of the hereinafter described properties, rights and interests; and, insofar as such properties, rights and interests consist of equipment, general intangibles, accounts, contract rights, inventory, fixtures, as-extracted collateral, proceeds and products of collateral or any other personal property of a kind or character defined in or subject to the applicable provisions of the Code, the Mortgagor hereby grants to the Mortgagee a security interest therein, whether now owned or hereafter acquired, namely:

EXHIBIT D – PAGE 7

all rights, titles, interests and estates now owned or hereafter acquired by the Mortgagor in and to those certain Oil and Gas Leases, Lands, minerals, interests, and other properties (all such Oil and Gas Leases, Lands, interests and other properties being herein called the “Subject Interests,” as hereinafter further defined) which are described on Exhibit A and/or to which reference may be made on Exhibit A and/or which cover any of the Lands described on Exhibit A and/or which are located in or under any of the Lands described on Exhibit A and/or which are covered by any of the leases, assignments, or other documents described on or referred to in any document or instrument referred to in Exhibit A, which Exhibit A is made a part of this Mortgage for all purposes, and is incorporated herein by reference as fully as if copied at length in the body of this Mortgage at this point;

all rights, titles, interests, and estates now owned or hereafter acquired by the Mortgagor in and to (i) any and all properties now or hereafter pooled or unitized with any of the Subject Interests and (ii) all presently existing or future unitization, communitization, and pooling agreements and the units created thereby which include all or any part of the Subject Interests, including, without limitation, all units formed under or pursuant to any Laws (the rights, titles, interests, and estates described in this Section 2.1.2 also being included within the term “Subject Interests,” as hereinafter further defined);

all of the rights, titles and interests of every nature whatsoever now owned or hereafter acquired by the Mortgagor in and to the Oil and Gas Properties described in Exhibit A and all other rights, titles, interests and estates and every part and parcel thereof, including, without limitation, any rights, titles, interests and estates as the same may be enlarged by the discharge of any payments out of production or by the removal of any charges or Permitted Encumbrances to which any of such Oil and Gas Properties or other rights, titles, interests or estates are subject or otherwise; all rights of the Mortgagor to Liens securing payment of proceeds from the sale of production from any of such Oil and Gas Properties, together with any and all renewals and extensions of any of such related rights, titles, interests or estates; all contracts and agreements supplemental to or amendatory of or in substitution for the contracts and agreements described or mentioned above; and any and all additional interests of any kind hereafter acquired by the Mortgagor in and to the such related rights, titles, interests or estates (the rights, titles, interests, and estates described in this Section 2.1.3 also being included within the term “Subject Interests”);

all presently existing and future agreements hereafter entered into between the Mortgagor and any third party that provide for acquisition by the Mortgagor of any interest in any of the properties or interests specifically described in Exhibit A or which relate to any of the properties and interests specifically described in Exhibit A;

all rights, titles, interests and estates now or hereafter acquired by the Mortgagor in and to all Hydrocarbons (including inventory) which are in, under, upon, produced or to be produced from or attributable to the Lands and/or the Subject Interests;

the Accounts and Contract Rights;

the As-Extracted Collateral;

EXHIBIT D – PAGE 8

the Operating Equipment;

the Well Data;

the rights and security interests of the Mortgagor held by the Mortgagor to secure the obligation of the first purchaser to pay the purchase price of the Hydrocarbons;

all surface leases, rights-of-way, franchises, easements, servitudes, licenses, privileges, tenements, hereditaments and appurtenances now existing or in the future obtained in connection with any of the aforesaid, and all other things of value and incident thereto which the Mortgagor may at any time have or be entitled to;

all and any different and additional rights of any nature, of value or convenience in the enjoyment, development, operation or production, in any wise, of any Property or interest included in any of the foregoing clauses, and in all revenues, income, rents, issues, profits and other benefits arising therefrom or from any contract now in existence or hereafter entered into pertaining thereto, and in all rights and claims accrued or to accrue for the removal by anyone of oil and gas from, or other act causing damage to, any of such properties or interests;

all rights, titles, interests and estates now owned or hereafter acquired by the Mortgagor in and to all geological, geophysical, engineering, accounting, title and other technical or business data concerning the Oil and Gas Properties or the Hydrocarbons, and all books, files, records, magnetic media, computer records and other forms of recording or obtaining access to such data;

any property that may from time to time hereafter, by delivery or by writing of any kind, be subjected to the Liens hereof by the Mortgagor or by anyone on the Mortgagor’s behalf; and the Mortgagee is hereby authorized to receive the same at any time as additional security hereunder; and

all of the Mortgagor’s rights, titles and interests in and to all surface fees and fee estates described in Exhibit A, if any, compressor sites, settling ponds, equipment or pipe yards, office sites and all property and fixtures located thereon, whether such surface fees, fee estates, compressor sites, settling ponds, equipment or pipe yards, office sites, and office buildings are fee simple estates, leasehold estates or otherwise, together with all present and future rights, titles, easements and estates now owned or hereafter acquired by the Mortgagor under or in connection with such interest;

all Fixtures on the Mortgaged Property described or to which reference is made herein or on Exhibit A; and

to the extent not otherwise included, all proceeds and products of any and all of the foregoing and all collateral security and guarantees given with respect to any of the foregoing;

all the aforesaid properties, rights and interests, together with any additions thereto which may be subjected to the lien of this Mortgage by means of supplements hereto, being hereinafter called the “Mortgaged Property”.

EXHIBIT D – PAGE 9

TO HAVE AND TO HOLD the Mortgaged Property unto the Mortgagee, its successors and assigns, forever, to secure the payment of the Secured Indebtedness and to secure the performance of the obligations of the Mortgagor contained herein.

It is the intention of the Mortgagor and the Mortgagee herein to cover and affect hereby all interests that the Mortgagor may now own or may hereafter acquire in and to the interests and Property described on Exhibit A, even though the Mortgagor’s interests or the property be incorrectly described on Exhibit A or a description of a part or all of the interests or property described on Exhibit A or the Mortgagor’s interests therein be omitted, and notwithstanding that the interests as specified on Exhibit A may be limited to particular lands, specified depths or particular types of property interests.

Any fractions or percentages specified on Exhibit A in referring to the Mortgagor’s interests are solely for purposes of the warranties made by the Mortgagor pursuant to Section 4.2 and Section 4.12 and shall in no manner limit the quantum of interest affected by this Section 2.1 with respect to any Oil and Gas Property or with respect to any unit or well identified on Exhibit A.

Fixture Filing, Etc. Without in any manner limiting the generality of any of the other provisions of this Mortgage: (i) some portions of the goods described or to which reference is made herein are or are to become Fixtures on the land described or to which reference is made herein or on Exhibit A; (ii) the security interests created hereby under applicable provisions of the Code will attach to all As-Extracted Collateral and all other Hydrocarbons; (iii) this Mortgage is to be filed of record in the real estate records or other appropriate records as a financing statement; and (iv) the Mortgagor is the record owner of the real estate or interests in the real estate or immoveable property comprised of the Mortgaged Property.

Excluded Collateral. Notwithstanding any provision in this Mortgage to the contrary, in no event shall the Mortgaged Property include any “Excluded Collateral” as such term is defined in the Security Agreement.

Notwithstanding the foregoing or anything to the contrary contained herein, the Mortgaged Property shall include (and therefore the following shall not be excluded from the Mortgaged Property or the grant of any Lien therein hereunder):  (1) the Oil and Gas Properties, (2) all Operating Equipment other than any Operating Equipment that is subject to a lien set forth in clauses (iii) or (vii) of the definition of "Permitted Liens" in the Credit Agreement, (3) all Accounts and Contract Rights, except to the extent prohibited by applicable law or regulation or an existing and enforceable negative pledge or anti-assignment provision and otherwise constituting Excluded Collateral, (4) all Hydrocarbons and As-Extracted Collateral, (5) all rights of the Mortgagor under any contract, licensing agreement or other agreement between the Mortgagor and any Affiliate thereof with respect to the Mortgaged Property and (6) all proceeds and supporting obligations given with respect to any of the foregoing, and for  the avoidance of doubt, all real property of whatever kind or nature referred to as Mortgaged Properties under this Mortgage.

EXHIBIT D – PAGE 10

INDEBTEDNESS SECURED

Loans and Secured Indebtedness. This Mortgage is given to secure the following indebtedness, obligations and liabilities:

the Loan Obligations, including, without limitation, all advances to, and debts, liabilities, obligations, covenants and duties of, the Mortgagor or any Guarantor arising under any Loan Document or otherwise arising with respect to any Loan whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Mortgagor, any Guarantor or any Affiliate thereof of any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the obligations of the Mortgagor or any Guarantor under the Loan Documents (and any of their Subsidiaries to the extent they have obligations under the Loan Documents) include the obligation to pay principal, interest, charges, expenses, fees, attorney costs, indemnities and other amounts (including reimbursement obligations for amounts drawn under letters of credit) payable by any of the Mortgagor or any Guarantor (under any Loan Document);

any sums advanced as expenses or costs incurred by, or on behalf of, the Mortgagee (or any receiver appointed hereunder) which are made or incurred pursuant to, or permitted by, the terms of this Mortgage or the other Loan Documents, plus interest thereon at the rate herein specified or otherwise agreed upon, from the date of advance or expenditure until reimbursed; and

all other and additional debts, obligations and liabilities of every kind and character of the Mortgagor now or hereafter owed to the Credit Parties, regardless of whether such debts, obligations and liabilities are specifically listed and described above or are direct or indirect, primary or secondary, joint, several, or joint and several, fixed or contingent, and whether incurred by the Mortgagor as a maker, endorser, guarantor, surety or otherwise, and regardless of whether such present or future debts, obligations and liabilities may, prior to their acquisition by one or more Credit Parties, be or have been payable to, or be or have been in favor of, some other Person or have been acquired by one or more of the Credit Parties in a transaction with one other than the Mortgagor, together with any and all renewals and extensions of such debts, obligations and liabilities, or any part thereof (the parties contemplating that the Lenders may in the future lend additional sums of money to the Borrower, from time to time, but shall not be obligated to do so, and that all such additional sums and loans shall be part of the Secured Indebtedness).

MAXIMUM AMOUNT SECURED. THE MAXIMUM AMOUNT SECURED BY THE LIEN OF THIS MORTGAGE IS TWICE THE ORIGINAL PRINCIPAL AMOUNT OF THE LOANS; PROVIDED, HOWEVER, THAT THE STATEMENT OF THE MAXIMUM AMOUNT SECURED BY THIS LIEN OF THIS MORTGAGE IS MADE TO COMPLY WITH §48-7-9 NMSA 1978 AND DOES NOT OBLIGATE LENDER TO MAKE FUTURE ADVANCES EXCEPT AS PROVIDED IN THIS MORTGAGE AND THE CREDIT AGREEMENT.

EXHIBIT D – PAGE 11

COVENANTS, REPRESENTATIONS, WARRANTIES AND
AGREEMENTS OF THE MORTGAGOR

The Mortgagor covenants, represents, warrants, and agrees that:

Payment of Indebtedness. The Mortgagor will duly and punctually pay or cause to be paid all of the Secured Indebtedness.

Warranties. (a) The Oil and Gas Leases are valid, subsisting leases, superior and paramount to all other oil and gas leases respecting the properties to which they pertain; (b) the Mortgagor owns an interest in the oil and gas leases and properties described in Exhibit A and, to the extent of the interest specified in the most recently delivered Reserve Report to Mortgagee, has valid and defensible title to each property right or interest constituting the Mortgaged Property (other than such property right or interest that has been subsequently disposed of in accordance with the express terms of the Credit Agreement) and has a good and legal right to make the grant and conveyance made in this Mortgage, it being understood that the Mortgagor’s interest in each Oil and Gas Lease or Operating Equipment shall exceed Mortgagor’s Net Revenue Interest in production from such Oil and Gas Lease to the extent of the Mortgagor’s proportionate share of all Royalty Interests, Overriding Royalty Interests and other such payments out of production burdening the Mortgagor’s interest in each such Oil and Gas Lease; (c) the Mortgagor’s present Net Revenue Interest in the Mortgaged Property is not less than that specified in the most recently delivered Reserve Report to Mortgagee (other than such property right or interest that has been subsequently disposed of in accordance with the express terms of the Credit Agreement); (d) the Mortgaged Property is free from all encumbrances or liens whatsoever, except as may be specifically set forth in Exhibit A or as permitted by the provisions of Section 4.5.6; and (e) the Mortgagor is not obligated, by virtue of any deficiency presently existing under any contract providing for the sale by the Mortgagor of Hydrocarbons which contains a “take or pay” clause or under any similar arrangement, to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor, except as permitted under the Credit Agreement and has been disclosed to the Mortgagee in accordance with the Credit Agreement. This Mortgage is, and always will be kept, a Lien upon the Mortgaged Property; subject to any Permitted Encumbrances. The Mortgagor will not create or suffer to be created or permit to exist any Lien, security interest or charge prior to or junior to or on a parity with the Lien of this Mortgage upon the Mortgaged Property or any part thereof other than such Permitted Encumbrances. The Mortgagor will warrant and forever defend the title to the Mortgaged Property unto the Mortgagee, its successors and assigns against the claims and demands of all other Persons whomsoever and will maintain and preserve the Lien created hereby (and its priority) so long as any of the Secured Indebtedness remains unpaid. If (i) an adverse claim be made against or a cloud develop upon the title to any part of the Mortgaged Property other than a Permitted Encumbrance or (ii) any Person shall challenge the priority or validity of the Liens created by this Mortgage, then the Mortgagor agrees to immediately defend against such adverse claim or take appropriate action to remove such cloud, in each case, at the Mortgagor’s sole cost and expense. The Mortgagor further agrees that the Mortgagee may take such other action as they deem advisable to protect and preserve its interests in the Mortgaged Property, and in such event the Mortgagor will indemnify the Mortgagee against any and all cost, attorneys’ fees and other expenses that it may incur in defending against any such adverse claim or taking action to remove any such cloud, to the extent required by the Credit Agreement.

EXHIBIT D – PAGE 12

Further Assurances. The Mortgagor will execute and deliver such other and further instruments and will do such other and further acts as in the opinion of the Mortgagee may be necessary or desirable to carry out more effectively the purposes of this Mortgage.

Taxes. Subject to the Mortgagor’s right to contest the same in good faith and by appropriate proceedings, the Mortgagor will promptly pay all material Taxes, assessments and governmental charges legally imposed upon this Mortgage or upon the Mortgaged Property or upon the interest of the Mortgagee therein, or upon the income, profits, proceeds and other revenues thereof.

Operation of the Mortgaged Property. So long as the Secured Indebtedness or any part thereof remains unpaid, and whether or not the Mortgagor is the operator of the Mortgaged Property, the Mortgagor shall, at the Mortgagor’s own expense and subject to the terms of the Loan Documents:

maintain, develop and operate the Subject Interests in a good and workmanlike manner and will observe and comply with all of the terms and provisions, express or implied, of the Oil and Gas Leases in order to keep the Oil and Gas Leases in full force and effect so long as the Oil and Gas Leases are capable of producing Hydrocarbons and accompanying elements in paying quantities, except where such failure to comply could not reasonably be expected to have a Material Adverse Effect;

comply in all material respects with all contracts and agreements applicable to or relating to the Mortgaged Property or the production and sale of Hydrocarbons therefrom and all applicable proration and conservation Law of the jurisdictions in which the Mortgaged Property is located, and all applicable Law, rules and regulations of every agency and authority from time to time constituted to regulate the development and operation of the Mortgaged Property and the production and sale of Hydrocarbons therefrom, except to the extent a failure to so comply could not reasonably be expected to have a Material Adverse Effect;

commence such development as may be reasonably necessary to the prudent and economical operation of the Mortgaged Property, including such work as may be appropriate to protect the Mortgaged Property from diminution in the production capacity thereof and against drainage of Hydrocarbons thereunder by reason of production on other Properties;

at all times, maintain, preserve and keep all Operating Equipment in proper repair, working order and condition, ordinary wear and tear excepted, and make all necessary or appropriate repairs, renewals, replacements, additions and improvements thereto, so that the efficiency of such Operating Equipment shall at all times be properly preserved and maintained, provided that no item of Operating Equipment need be so repaired, renewed, replaced, added to or improved, if the Mortgagor shall in good faith determine that such action is not necessary or desirable for the continued efficient and profitable operation of the business of the Mortgagor, and that the failure to take such action will not prejudice the interests of the Mortgagee;

EXHIBIT D – PAGE 13

not abandon or cease developing, maintaining, operating and producing Hydrocarbons from, or cause or permit its agent to abandon or cease developing, maintaining, operating, and producing Hydrocarbons from, any producing Mortgaged Property without first having undertaken and completed all reasonably prudent measures under the circumstances to restore such producing Mortgaged Property to economic production, and then only if the aggregate projected future ad valorem and severance taxes and operating expenses with respect to said Mortgaged Property exceed the projected future gross revenues attributable thereto;

cause the Mortgaged Property to be kept free and clear of all liens, security interests, charges and encumbrances of every character, other than (i) any Permitted Encumbrances and (ii) those hereafter consented to in writing by the Mortgagee; provided that no intention to subordinate the priority of the liens, security interests, and encumbrances granted in favor of the Mortgagee is hereby implied or expressed or is to be inferred by the permitted existence of the liens, security interests and encumbrances referred to in this Section 4.5.6 or elsewhere herein;

maintain or cause to be maintained insurance with such insurers, in such amounts and covering such risks as is required by the Credit Agreement; and

not sell, convey, trade, exchange, pool or unitize any portion of the Mortgaged Property or any of the Mortgagor’s rights, titles, or interests therein or thereto, except as specifically provided otherwise herein or as expressly permitted under the Credit Agreement;

provided, however, that with respect to Mortgaged Property which is operated by operators other than the Mortgagor or any Affiliate thereof, the Mortgagor shall not be obligated itself to perform any undertakings contemplated by the covenants and agreements contained herein which are performable only by such operators and are beyond the control of the Mortgagor; and provided further, that the Mortgagor agrees to promptly take all actions available to the Mortgagor under any operating agreement or otherwise to bring about the performance of any such undertaking required to be performed by such operators.

Recording. The Mortgagor will promptly and at the Mortgagor’s expense, record, register, deposit and file this Mortgage and every other instrument in addition or supplemental hereto in such offices and places and at such times and as often as may be necessary to preserve, protect and renew the lien and security interest hereof as a second lien and security interest on real or personal property, as the case may be, and the rights and remedies of the Mortgagee, and otherwise will do and perform all matters or things necessary or expedient to be done or observed by reason of any Law of any state or of the United States or of any other competent authority, for the purpose of effectively creating, maintaining and preserving the lien and security interest hereof on the Mortgaged Property. In this connection and at the option of the Mortgagee but at the Mortgagor’s expense, the Mortgagee may record, register, deposit and file this Mortgage and supplements hereto.

EXHIBIT D – PAGE 14

Records, Statements and Reports. The Mortgagor will keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Mortgagor will permit any representatives designated by the Mortgagee, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided, that so long as no Event of Default has occurred and is continuing, the Mortgagor shall only be required to reimburse the costs and expenses associated with such examination and inspection on one occasion in any fiscal quarter of the Mortgagor.

No Governmental Approvals. The Mortgagor warrants that no approval or consent of any regulatory or administrative commission or authority, or of any other governmental body, is necessary to authorize the execution and delivery of this instrument, or any of the other Loan Documents, or to authorize the observance or performance by the Mortgagor of the covenants herein or therein contained.

Right of Entry. The Mortgagor will permit the Mortgagee, or its agents or designated representatives, to enter upon the Mortgaged Property, and all parts thereof, for the purpose of investigating and inspecting the condition and operation thereof, on the terms set forth in Section 7.3 of the Credit Agreement.

Statutory Mortgage Condition. The grants in Article II of this Mortgage are made with mortgage covenants and upon the statutory mortgage condition for breach of which this Mortgage is subject to foreclosure as provided by law; provided, however, that in the event of a conflict between the provisions of this Mortgage and the statutory mortgage conditions, the provisions of this Mortgage shall prevail.

Flood Insurance Regulation. Notwithstanding any provision in this Mortgage to the contrary, in no event is any Building (as defined in the applicable Flood Insurance Regulation) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation) located on the Mortgaged Property within an area having special flood hazards and in which flood insurance is available under the National Flood Insurance Act of 1968 included in the definition of “Mortgaged Property” and no Building or Manufactured (Mobile) Home is hereby encumbered by this Mortgage. As used herein, “Flood Insurance Regulations” means the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994, the Biggert-Waters Flood Insurance Reform Act of 2012 and the regulations issued in connection therewith by the Office of the Controller of the Currency, the Federal Reserve Board and other Governmental Authorities, each as it may be amended, reformed or otherwise modified from time to time.

Not a Foreign Person. The Mortgagor is not a “foreign person” within the meaning of the Internal Revenue Code of 1986, as amended from time to time (the “Internal Revenue Code”), Sections 1445 and 7701 (i.e., the Mortgagor is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in the Internal Revenue Code and any regulations promulgated thereunder).

EXHIBIT D – PAGE 15

Revenue and Cost Bearing Interest. The Mortgagor’s ownership of the Oil and Gas Leases and the undivided interests therein as specified on the most recently delivered Reserve Report will, after giving full effect to all Permitted Encumbrances, afford the Mortgagor not less than those net interests (expressed as a fraction, percentage or decimal) in the production from or that is allocated to such Oil and Gas Lease specified as Net Revenue Interest (as specified on the most recently delivered Reserve Report) and will cause the Mortgagor to bear not more than that portion (expressed as a fraction, percentage or decimal), specified as Working Interest on the most recently delivered Reserve Report, of the costs of drilling, developing and operating the wells identified on most recently delivered Reserve Report except to the extent of any proportionate corresponding increase in the Net Revenue Interest.

ASSIGNMENT OF PRODUCTION

Assignment. As further security for the payment of the Secured Indebtedness and performance of the obligations contained herein, the Mortgagor hereby transfers, assigns, warrants and conveys to the Mortgagee all Hydrocarbons, and the proceeds and products obtained or processed from (such proceeds and products being in this Article V called “Proceeds”), produced and to be produced from, or which accrue by pooling, unitization or otherwise, to the Mortgaged Property, in order to provide a source of future payment of the Loan Obligations and the other Secured Indebtedness. All parties producing, purchasing or receiving any such Hydrocarbons, or having such, or Proceeds therefrom, in their possession for which they or others are accountable to the Mortgagee by virtue of the provisions of this Article V, are authorized and directed to treat and regard the Mortgagee as the assignee and transferee of the Mortgagor and entitled in the Mortgagor’s place and stead to receive such Hydrocarbons and all Proceeds therefrom; and such parties and each of them shall be fully protected in so treating and regarding the Mortgagee, and shall be under no obligation to see to the application by the Mortgagee of any such proceeds or payments received by the Mortgagee.

Payments. This Article V constitutes a present assignment effective as of the date hereof, but in the event that the Mortgagee should elect not to exercise immediately its right to receive Hydrocarbons or Proceeds, then the purchasers or other persons obligated to make such payment may continue to make payment to Mortgagor until such time as written demand has been made upon them by the Mortgagee that payment be made directly to the Mortgagee. Such failure to notify shall not in any way waive the right of the Mortgagee to receive any payments not theretofore paid out to the Mortgagor before the giving of written notice. In the event payments are made directly to the Mortgagee, and then, at the request of the Mortgagee, payments are for a period or periods of time paid to the Mortgagor, the Mortgagee shall nevertheless have the continuing right, effective upon written notice, to require that future payments be again made to the Mortgagee. The Mortgagor and the Mortgagee agree, and it is the intention of the Mortgagor and the Mortgagee, that in no event will any reduction in the Loan Obligations or the other Secured Indebtedness be measured by the fair market value of the Hydrocarbons, other minerals, proceeds, or other rents, profits, or income assigned to the Mortgagee under this instrument.

No Restriction on the Rights. Nothing herein contained shall detract from or limit the absolute obligation of the Mortgagor to make payment of the Secured Indebtedness regardless of whether the Hydrocarbons and Proceeds assigned by this Article V are sufficient to pay the same, and the rights under this Article V shall be in addition to all other security now or hereafter existing to secure the payment of the Secured Indebtedness.

EXHIBIT D – PAGE 16

Use of Proceeds. The Mortgagee or any receiver appointed in judicial proceedings for the enforcement of this Mortgage shall have the right to receive all of the Hydrocarbons herein assigned and the Proceeds therefrom and may, in the sole discretion of the Mortgagee (but subject to the terms of any mandatory requirements of Law), apply all of such Proceeds as follows:

First: to the payment and satisfaction of all costs and expenses incurred in connection with the collection of such Proceeds; and

Second: as set forth in the order and manner contemplated by the Credit Agreement.

Upon any sale of the Mortgaged Property or any part thereof pursuant to Article VIII, the Hydrocarbons thereafter produced from the Mortgaged Property so sold, and the Proceeds therefrom, shall be included in such sale and shall pass to the purchaser free and clear of the assignment contained in this Article V.

Mortgagee as Agent and Attorney-in-Fact. The Mortgagor hereby irrevocably designates and appoints the Mortgagee as the Mortgagor’s true and lawful agent and attorney-in-fact (with full power of substitution, either generally or for such limited periods or purposes as the Mortgagee may from time to time prescribe), with full power and authority, for and on behalf and in the name of the Mortgagor, to execute, acknowledge and deliver all such division orders, transfer orders, certificates and other documents of every nature, with such covenants, warranties, indemnities and other provisions as may from time to time, in the opinion of the Mortgagee, be necessary or proper to effectuate the intent and purpose of the assignment contained in Section 5.1. The Mortgagor shall be bound thereby as fully and effectively as if the Mortgagor had personally executed, acknowledged and delivered any such division order, transfer order, certificate and other documents. The powers and authorities herein conferred on the Mortgagee may be exercised by the Mortgagee through any Person who, at the time of the execution of a particular instrument, is an officer of the Mortgagee. The power of attorney conferred by this Section 5.5 is granted for a valuable consideration and hence is coupled with an interest and is irrevocable so long as the Secured Indebtedness, or any part thereof, shall remain unpaid. All Persons dealing with the Mortgagee, or any officer thereof above designated, or any substitute, shall be fully protected in treating the powers and authorities conferred by this Section 5.5 as continuing in full force and effect until advised in writing by the Mortgagee that all the Secured Indebtedness is fully and finally paid.

EXHIBIT D – PAGE 17

Release From Liability; Indemnity. The Mortgagor agrees to release and indemnify the Mortgagee against, and hold the Mortgagee harmless from, any and all losses, claims, damages liabilities and related expenses, including the fees, charges and disbursements of any counsel for the Mortgagee, incurred by or asserted against any of them arising out of, in connection with, or as a result of the execution or delivery of this Mortgage or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the transactions contemplated hereby, any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation or proceeding is brought Mortgagor, any equity holders of Mortgagor, any Affiliates of Mortgagor, any creditors of Mortgagor or any other third person and whether based on contract, tort or any other theory and regardless of whether the Mortgagee is a party thereto; provided that such indemnity shall not be available (a) to the extent that such losses, claims, damages liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Mortgagee; or (b) to the extent such indemnity is prohibited by §56-7-1 NMSA 1978 or §56-7-2 NMSA 1978. All court costs, attorneys' fees and other expenses of every character expended by the Mortgagee pursuant to the provisions of this section shall be a demand obligation (which obligation Mortgagor hereby expressly promises to pay) owing by Mortgagor to Mortgagee and shall bear interest, from the date expended until paid, at the rate described in Section 10.1 hereof.

Proceeds. Notwithstanding that, by the terms of this Article V, the Mortgagor is and will be assigning to Mortgagee all of the Proceeds pursuant to the terms and conditions set forth above, so long as no Event of Default has occurred Mortgagor may continue to receive from the purchasers of production all such Proceeds, subject, however, to the Liens created herein, which Liens are hereby affirmed and ratified. Upon the occurrence of an Event of Default, Mortgagee may exercise all rights and remedies granted hereunder subject to the terms hereof, including the right to obtain possession of all Proceeds then held by Mortgagor or to receive directly from the purchasers of production all other Proceeds.  In no case shall any failure, whether intentioned or inadvertent, by Mortgagee to collect directly any such Proceeds constitute in any way a waiver, remission or release of any of its rights hereunder, nor shall any release of any Proceeds by Mortgagee to Mortgagor constitute a waiver, remission, or release of any other Proceeds or of any rights of Mortgagee to collect other Proceeds thereafter.

ADDITIONS TO MORTGAGED PROPERTY; SUBROGATION

Additions to Mortgaged Property. It is understood and agreed that the Mortgagor may periodically subject additional properties to the lien and security interest of this Mortgage. In the event that additional properties are to be subjected to the lien and security interest hereof, the parties hereto agree to execute a supplemental mortgage, satisfactory in form and substance to the Mortgagee, together with any security agreement, financing statement or other security instrument required by the Mortgagee, all in form and substance satisfactory to the Mortgagee and in a sufficient number of executed (and, where necessary or appropriate, acknowledged) counterparts for recording purposes. Upon execution of such supplemental mortgage, all additional properties thereby subjected to the lien and security interest of this Mortgage shall become part of the Mortgaged Property for all purposes.

Subrogation. To the extent that the proceeds of any Secured Indebtedness were or are used to pay any indebtedness or obligations secured by any lien, security interest, charge or prior encumbrance against the Mortgaged Properties and such proceeds have been or will be advanced by a Lender or any other Credit Party to the Mortgagor or to any other Person or taxing authority, then the Credit Parties shall be subrogated to any and all of such liens, security interests, charges or prior encumbrances, irrespective of whether such liens, security interests, charges or prior encumbrances are released (unless such release is executed by the Mortgagee).

EXHIBIT D – PAGE 18

EVENTS OF DEFAULT

Events of Default. Any occurrence of any “Event of Default” under, and as defined in, the Credit Agreement shall constitute an Event of Default hereunder.

ENFORCEMENT OF THE SECURITY

General Remedies. Upon the occurrence and during the continuance of an Event of Default, the Mortgagee may, at its sole option and discretion, subject to any mandatory requirements or limitations of Law then in force and applicable thereto, do any of the following:

exercise all of the rights, remedies, powers and privileges of the Mortgagor with respect to the Mortgaged Property or any part thereof, give or withhold all consents required which the Mortgagor would otherwise be entitled to give or withhold, and perform or attempt to perform any covenants in this Mortgage which the Mortgagor is obligated to perform; provided that, no payment or performance by the Mortgagee shall constitute a waiver of any Event of Default, and the Mortgagee shall be subrogated to all rights and liens securing the payment of any debt, claim, tax, or assessment for the payment of which the Mortgagee may make an advance or pay;

appoint as a matter of right, or seek the appointment of, a receiver or receivers to serve without bond for all or any part of the Mortgaged Property, whether such receivership be incident to a proposed sale thereof or otherwise, and the Mortgagor does hereby consent to the appointment of such receiver or receivers to serve without bond and does hereby agree not to oppose any application therefor by the Mortgagee and does hereby agree that there shall be no necessity of showing fraud, insolvency or mismanagement by the Mortgagor for the appointment of a receiver or receivers of the Mortgaged Properties;

execute and deliver to such Person or Persons as may be designated by the Mortgagee appropriate powers of attorney to act for and on behalf of the Mortgagor in all transactions with any federal, state or local agency relating to any of the Mortgaged Property; and

exercise any and all other rights or remedies granted to the Mortgagee pursuant to the provisions of any of the Loan Documents or by Law;

provided, that the Mortgagee shall have no obligation to do or refrain from doing any of the acts, or to make or refrain from making any payment, referred to in this Section 8.1. Any receiver or receivers of the Mortgaged Property, or any portion thereof, shall serve without bond.

[Reserved]

EXHIBIT D – PAGE 19

Judicial Proceedings; Receiver. This Mortgage shall be effective as a mortgage and may be foreclosed as to any of the Property covered hereby in any manner permitted by the Law of any state in which the affected Mortgaged Property is situated, and any foreclosure suit may be brought, to the extent permitted by Law, by the Mortgagee. Upon occurrence of an Event of Default which has not been cured or waived by the Mortgagee, the Mortgagee may proceed, where permitted by Law, by a suit or suits in equity or at Law, whether for a foreclosure hereunder, or for the sale of the Mortgaged Property, or for the specific performance of any covenant or agreement herein contained or in aid of the execution of any power herein granted, or without any showing of fraud, insolvency or mismanagement by the Mortgagor, for the appointment of a receiver or receivers of the Mortgaged Property and of the income, rents issues, products, profits and proceeds thereof (any such receiver or receivers to serve without bond) pending any foreclosure hereunder or the sale of the Mortgaged Property, or for the enforcement of any other appropriate legal or equitable remedy. The appointment of a receiver shall in no manner affect the rights of the Mortgagee under Article V hereof. If the Mortgagee should institute a suit for the collection of the Secured Indebtedness, and/or for a foreclosure of the liens hereof, it may at any time before the entry of a final judgment in said suit dismiss the same, and, where permitted by Law sell the Mortgaged Property, or any part thereof, in accordance with the provisions of this Mortgage.

Certain Aspects of a Sale. Upon the occurrence and during the continuance of an Event of Default, the Mortgagee shall have the right to become the purchaser at any sale of the Mortgaged Property to the extent not prohibited by Law, and the Mortgagee shall have the right to credit upon the amount of the bid made therefor the amount payable out of the net proceeds of such sale to it. Recitals contained in any conveyance made to any purchaser at any sale made hereunder shall conclusively establish the truth and accuracy of the matters therein stated, including, without limiting the generality of the foregoing, nonpayment of the unpaid principal sum of, interest accrued on, and fees payable in respect of the Secured Indebtedness after the same have become due and payable, and advertisement and conduct of such sale in the manner provided herein.

Receipt to Purchaser. Upon any sale the receipt of the Mortgagee, or of the officer making such sale under judicial proceedings, shall be sufficient discharge to the purchaser or purchasers at any sale for its or their purchase money, and such purchaser or purchasers, or its or their assigns or personal representatives, shall not, after paying such purchase money and receiving such receipt of the Mortgagee or of such officer therefor, be obligated to see to the application of such purchase money, or be in anywise answerable for any loss, misapplication or nonapplication thereof.

Effect of Sale. Any sale or sales of the Mortgaged Property, where permitted by Law, shall operate to divest all right, title, interest, claim and demand whatsoever either at Law or in equity, of the Mortgagor of, in, and to the premises and the Property sold, and shall be a perpetual bar, both at Law and in equity, against the Mortgagor, and the Mortgagor’s successors or assigns, and against any and all persons claiming or who shall thereafter claim all or any of the Property sold from, through, or under the Mortgagor, or the Mortgagor’s successors or assigns. Nevertheless, the Mortgagor, if requested by the Mortgagee to do so, shall join in the execution and delivery of all proper conveyances, assignments and transfers of the properties so sold.

EXHIBIT D – PAGE 20

Application of Proceeds. The proceeds of any sale of the Mortgaged Property, or any part thereof, shall be applied as follows (as appropriately modified to comply with any mandatory provisions of Law):

First: to the payment of all expenses incurred by the Mortgagee in the performance of its duties, including, without limiting the generality of the foregoing, all expenses of any entry, or taking of possession, of any sale, of advertisement thereof, and of conveyances, and, as well, court costs, compensation of agents and employees and legal fees; and

Second: as set forth in the order and manner contemplated by the Credit Agreement.

Mortgagor’s Waiver of Appraisement, Marshaling, Etc. The Mortgagor agrees, to the full extent that the Mortgagor may lawfully so agree, that the Mortgagor will not at any time insist upon or plead or in any manner whatever claim the benefit of any appraisement, valuation, stay, extension or redemption Law now or hereafter in force, in order to prevent or hinder the enforcement or foreclosure of this Mortgage or the absolute sale of the Mortgaged Property or the possession thereof by any purchaser at any sale made pursuant to any provision hereof, or pursuant to the decree of any court of competent jurisdiction; but the Mortgagor, for the Mortgagor and all who may claim through or under the Mortgagor, so far as the Mortgagor or those claiming through or under the Mortgagor now or hereafter lawfully may, hereby waives the benefit of all such Laws. The Mortgagor, for the Mortgagor and all who may claim through or under the Mortgagor, waives, to the extent that the Mortgagor may lawfully do so, any and all right to have the Mortgaged Property marshaled upon any foreclosure of the lien hereof, or sold in inverse order of alienation, and agrees that the Mortgagee or any court having jurisdiction to foreclose such lien may sell the Mortgaged Property as an entirety. If any Law in this Section 8.8 referred to and now in force, of which the Mortgagor or the Mortgagor’s successor or successors might take advantage despite the provisions hereof, shall hereafter be repealed or cease to be in force, such Law shall not thereafter be deemed to constitute any part of the contract herein contained or to preclude the operation or application of the provisions of this Section 8.8.

Waiver of Deficiency Statute.

In the event an interest in any of the Mortgaged Property is foreclosed upon pursuant to a judicial foreclosure sale, the Mortgagor agrees as follows: to the extent permitted by Law, the Mortgagor agrees that the Mortgagee shall be entitled to seek a deficiency judgment from the Mortgagor and any/or other party obligated on the Secured Indebtedness equal to the difference between the amount owing on the Secured Indebtedness and the amount for which the Mortgaged Property was sold pursuant to judicial foreclosure sale. The Mortgagor recognizes and agrees that this waiver creates an irrebuttable presumption that the foreclosure sale price is equal to the fair market value of the Mortgaged Property for purposes of calculating deficiencies owed by the Mortgagor and/or others against whom recovery of a deficiency is sought.

EXHIBIT D – PAGE 21

Alternatively, in the event the waiver provided for in Section 8.9(a) is determined by a court of competent jurisdiction to be unenforceable, the following shall be the basis for the finder of fact’s determination of the fair market value of the Mortgaged Property as of the date of the foreclosure sale: (i) the Mortgaged Property shall be valued in an “as is” condition as of the date of the foreclosure sale, without any assumption or expectation that the Mortgaged Property will be repaired or improved in any manner (including, without limitation, the re-working of existing wells or the drilling of any new wells) before a resale of the Mortgaged Property after foreclosure; (ii) the valuation shall be based upon an assumption that the foreclosure purchaser desires a resale of the Mortgaged Property for cash promptly (but not later than 12 months) following the foreclosure sale; (iii) all reasonable closing costs customarily borne by the seller in oil and gas transactions should be deducted from the gross fair market value of the Mortgaged Property, including, without limitation, brokerage commissions, title opinions, engineering evaluations of the Mortgaged Property, tax prorations, attorneys’ fees, and marketing costs; (iv) the gross fair market value of the Mortgaged Property shall be further discounted to account for any estimated holding costs associated with maintaining the Mortgaged Property pending sale, including, without limitation, utilities expenses, management fees, taxes and assessments (to the extent not accounted for in (iii) above), and other maintenance, operational and ownership expenses; and (v) any expert opinion testimony given or considered in connection with a determination of the fair market value of the Mortgaged Property must be given by persons having at least five (5) years experience in appraising property similar to the Mortgaged Property and who have conducted and prepared a complete written engineering appraisal of the Mortgaged Property taking into consideration the factors set forth above.

Special Provisions Applicable in New Mexico. If this Mortgage is foreclosed, the redemption period after judicial sale shall be one (1) month in lieu of nine (9) months.

Power of Attorney to the Mortgagee. The Mortgagor does hereby designate the Mortgagee as the agent of the Mortgagor to act in the name, place, and stead of the Mortgagor in the exercise of each and every remedy set forth herein and in conducting any and all operations and taking any and all action reasonably necessary to exercise any such remedy, recognizing such agency in favor of the Mortgagee to be coupled with the interests of the Mortgagee under this Mortgage and, thus, irrevocable so long as this Mortgage is in force and effect. No power of attorney granted in this Mortgage shall be interpreted or deemed to grant to Mortgagee the authority to waive service of process, confess judgment, “release errors,” release the right of appeal or consent to the issuance of extension on any judgment on the Loan Obligations.

Costs and Expenses. All costs, expenses (including attorneys’ fees), and payments incurred or made by the Mortgagee in protecting and enforcing its rights hereunder shall constitute a demand obligation owing by the Mortgagor to the party incurring such or making costs, expenses, or payments and shall bear interest at a rate per annum equal to the maximum rate of interest permitted by applicable Law, all of which shall constitute a portion of the Secured Indebtedness, in each case in accordance with the terms set forth in the Credit Agreement.

EXHIBIT D – PAGE 22

Operation of the Mortgaged Property by the Mortgagee. Upon the occurrence of an Event of Default which has not been cured or waived by the Mortgagee, and in addition to all other rights herein conferred on the Mortgagee, the Mortgagee (or any Person designated by the Mortgagee) shall have the right and power, but shall not be obligated, to enter upon and take possession of any of the Mortgaged Property without the necessity of posting bond, and to exclude the Mortgagor, and the Mortgagor’s agents or servants, wholly therefrom, and to hold, use, administer, manage and operate the same to the extent that the Mortgagor shall be at the time entitled to do any of such things and in the Mortgagor’s place and stead. The Mortgagee (or any Person designated by the Mortgagee) may, but shall not be obligated to, operate the same without any liability or duty to the Mortgagor in connection with such operations, except to use ordinary care in the operation of such Mortgaged Property, and the Mortgagee or any Person designated by the Mortgagee, shall have the right to collect and receive all Hydrocarbons produced and sold from the Mortgaged Property, to make repairs, purchase machinery and equipment, conduct work-over operations, drill additional wells and to exercise every power, right and privilege of the Mortgagor with respect to the Mortgaged Property. When and if the expenses of such operation and development (including costs of unsuccessful work-over operations or additional wells) have been paid and the Secured Indebtedness paid, such Mortgaged Property shall, if there has been no sale or foreclosure thereof, be returned to the Mortgagor.

No Additional Duties Created; Interpretation of Actions. Notwithstanding any provision of this Article VIII or any other provision of this Mortgage, with respect to that portion of the Mortgaged Property located in any jurisdiction, the Mortgagee shall be entitled to enforce the rights and remedies described herein with respect to such portion of the Mortgaged Property in such jurisdiction in accordance with the Law in effect in such jurisdiction at the time such enforcement action is taken, and the Mortgagor hereby waives its right to require the Mortgagee to comply with any contrary terms and provisions of this Mortgage in such circumstance, it being the intention of the Mortgagor and Mortgagee that the waivers of Mortgagor herein and the powers granted to the Mortgagee herein are for the sole benefit of the Mortgagee and are neither intended to limit the rights and powers of the Mortgagee as are permissible under applicable Law to enforce the Liens granted herein nor intended to establish a standard or duty of performance by the Mortgagee in excess of or in addition to that required by the Laws of such jurisdiction as in effect at the time the particular right or remedy is sought to be enforced. In furtherance thereof, with respect to that portion of the Mortgaged Property located in any jurisdiction, any actions by the Mortgagee to enforce the Liens granted herein which are not prohibited by the Law of such jurisdiction wherein the affected Mortgaged Property is located, shall be deemed to be in compliance with, and not prohibited by or in violation of, the terms of this Mortgage.

Foreclosure for Installments. Upon the occurrence of and during the continuance of an Event of Default, the Mortgagee shall also have the option to proceed with foreclosure in satisfaction of any installments of the Loan Obligations that have not been paid when due either through the courts or by proceeding with foreclosure in satisfaction of the matured but unpaid portion of the Loan Obligations as if under a full foreclosure, conducting the sale as herein provided and without declaring the entire principal balance and accrued interest and other Loan Obligations then due; such sale may be made subject to the unmatured portion of the Loan Obligations, and any such sale shall not in any manner affect the unmatured portion of the Loan Obligations, but as to such unmatured portion of the Loan Obligations this Mortgage shall remain in full force and effect just as though no sale had been made hereunder. It is further agreed that upon the occurrence of and during the continuance of an Event of Default, several sales may be made hereunder without exhausting the right of sale for any unmatured part of the Loan Obligations, it being the purpose hereof to provide for a foreclosure and sale of the security for any matured portion of the Loan Obligations without exhausting the power to foreclose and sell the Mortgaged Property for any subsequently maturing portion of the Loan Obligations.

EXHIBIT D – PAGE 23

Separate Sales. Upon the occurrence of and during the continuance of an Event of Default, the Mortgaged Property may be sold in one or more parcels and to the extent permitted by applicable Requirement of Law in such manner and order as the Mortgagee, in its sole discretion, may elect, it being expressly understood and agreed that the right of sale arising out of any Event of Default shall not be exhausted by any one or more sales.

Limitation of LIABILITY

THE MORTGAGEE SHALL NOT BE LIABLE FOR ANY ERROR OF JUDGMENT OR ACT DONE BY MORTGAGEE IN GOOD FAITH, OR BE OTHERWISE RESPONSIBLE OR ACCOUNTABLE UNDER ANY CIRCUMSTANCES WHATSOEVER (INCLUDING, WITHOUT LIMITATION, THE MORTGAGEE’S NEGLIGENCE OR BY OPERATION OF STRICT LIABILITY), EXCEPT FOR MORTGAGEE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT (AS DETERMINED BY A FINAL, NON APPEALABLE JUDGMENT OF A COURT OF COMPETENT JURISDICTION). The Mortgagee shall have the right to rely on any instrument, document or signature authorizing or supporting any action taken or proposed to be taken by the Mortgagee hereunder, believed by the Mortgagee in good faith to be genuine. All moneys received by Mortgagee shall, until used or applied as herein provided, be held in trust for the purposes for which they were received, but need not be segregated in any manner from any other moneys (except to the extent required by law), and Mortgagee shall be under no liability for interest on any moneys received by either of them hereunder. Mortgagor hereby ratifies and confirms any and all acts which the herein named Mortgagee, or their respective successors, assigns, or substitutes, shall do lawfully by virtue hereof. Mortgagor will reimburse Mortgagee for, and indemnify and save Mortgagee harmless against, any and all liability and expenses (including attorney’s fees) which may be incurred by Mortgagee in the performance of their respective duties, to the extent required under Section 5.6 or Section 10.22 herein or as otherwise required under the Credit Agreement. The foregoing indemnities shall not terminate upon the release, foreclosure or other termination of this Mortgage but will survive such release, termination and/or foreclosure of this Mortgage, or conveyance in lieu of foreclosure, and the repayment of the secured indebtedness and the discharge and release of this Mortgage and the other documents evidencing and/or securing the secured indebtedness. Any amount to be paid hereunder by Mortgagor to Mortgagee shall be a demand obligation owing by Mortgagor to Mortgagee and shall be subject to and covered by the provisions of Section 10.1 hereof.

EXHIBIT D – PAGE 24

MISCELLANEOUS

Advances by the Mortgagee. Each and every covenant herein contained shall be performed and kept by the Mortgagor solely at the Mortgagor’s expense. If the Mortgagor shall fail to perform or keep any of the covenants of whatsoever kind or nature contained in this Mortgage, the Mortgagee or any receiver appointed hereunder, may, during the occurrence and continuance of an Event of Default, but shall not be obligated to, make advances to perform the same in the Mortgagor’s behalf, and the Mortgagor hereby agrees to repay such sums upon demand plus interest at a rate per annum equal to the maximum rate of interest permitted by applicable Law. No such advance shall be deemed to relieve the Mortgagor from any Event of Default hereunder.

Defense of Claims. The Mortgagor will notify the Mortgagee, in writing, promptly of the commencement of any legal proceedings affecting or which could adversely affect the lien and security interest hereof or the status of or title to the Mortgaged Property, or any part thereof, and will take such action, employing attorneys agreeable to the Mortgagee, as may be necessary to preserve the Mortgagor’s and the Mortgagee’s rights affected thereby; and should the Mortgagor fail or refuse to take any such action, the Mortgagee may, but shall not be obligated to, take such action on behalf and in the name of the Mortgagor and at the Mortgagor’s expense. Moreover, the Mortgagee may, but shall not be obligated to, take such independent action in connection therewith as it may in its discretion deem proper without any liability or duty to the Mortgagor except to use ordinary care, the Mortgagor hereby agreeing that all sums advanced or all expenses incurred in such actions plus interest at the maximum rate of interest permitted by applicable Law, will, on demand, be reimbursed to the Mortgagee or any receiver appointed hereunder.

Defeasance. If the Secured Indebtedness shall be paid and discharged in full, no Credit Party has any further obligation to advance amounts to or for the benefit of the Mortgagor, and the Mortgagee has no commitment to permit or intention to allow the creation of additional Secured Indebtedness, then the Mortgagee will execute and deliver to the Mortgagor all releases and other instruments reasonably requested by the Mortgagor for the purpose of releasing and discharging the lien and security interest created hereunder. Otherwise this Mortgage shall remain and continue in full force and effect.

Other Security. The Mortgagee may take or may hold other security from Persons other than the Mortgagor for the Secured Indebtedness and may release or modify the same without notice to or consent of the Mortgagor. The Mortgagee may resort first to such other security or any part thereof or first to the security herein given or any part thereof, or from time to time to either or both, even to the partial or complete abandonment of either security, and such action shall not be a waiver of any rights conferred by this Mortgage, which shall continue as a first lien and security interest upon the Mortgaged Property not expressly released until all Secured Indebtedness secured hereby is fully paid and no Credit Party has any commitment to advance amounts or extend credit to or for the benefit of the Mortgagor or any other payor of Secured Indebtedness.

EXHIBIT D – PAGE 25

Instrument an Assignment, Etc. This Mortgage shall be deemed to be and may be enforced from time to time as an assignment, chattel mortgage, contract, financing statement, real estate mortgage, pledge, or security agreement, and from time to time as any one or more thereof.

Limitation on Interest. No provision of this Mortgage or of the other Loan Documents shall require the payment or permit the collection of interest, or be construed to create a contract regarding the same, in excess of the maximum rate permitted by Law or which is otherwise contrary to Law (the “Highest Lawful Rate”). If any excess of interest in such respect is herein or in the other Loan Documents provided for, or shall be adjudicated to be so provided for herein or in the other Loan Documents, such amount which would be deemed excessive interest shall be deemed a partial prepayment of the principal of the Secured Indebtedness and treated hereunder as such; and, if the entire principal amount of the Secured Indebtedness owed is paid in full, any remaining excess shall be repaid to the payors on the applicable Secured Indebtedness. In determining whether the interest paid or payable, under any specific contingency, exceeds the Highest Lawful Rate in effect from day to day, the Mortgagor and the holders of the Secured Indebtedness shall, to the maximum extent permitted under applicable Law, (a) characterize any nonprincipal payment as an expense, fee, or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread the total amount of interest throughout the entire contemplated term of the Secured Indebtedness so that the interest rate is uniform throughout the entire term of the Secured Indebtedness; provided that, if the interest received by the holders of the Secured Indebtedness for the actual period of existence thereof exceeds the Highest Lawful Rate in effect from day to day, the holders of the Secured Indebtedness shall apply or refund to the payors on the applicable Secured Indebtedness the amount of such excess as provided in this Section, and, in such event, the holders of the Secured Indebtedness shall not be subject to any penalties provided by any Laws for contracting for, charging, taking, reserving, or receiving interest in excess of the Highest Lawful Rate in effect from day to day.

Unenforceable or Inapplicable Provisions. The parties hereto have negotiated the terms of this Mortgage for its use or possible future use in more than one jurisdiction. Thus, if any provision of this Mortgage is invalid or unenforceable in any jurisdiction, the other provisions hereof shall remain in full force and effect in such jurisdiction, and the remaining provisions hereof shall be liberally construed in favor of the Mortgagee in order to effectuate the provisions hereof, and the invalidity of the provisions hereof in any jurisdiction shall not affect the validity or enforceability of any such provision in any other jurisdiction. With respect to any jurisdiction wherein a portion of the Mortgaged Property is situated, any reference herein to a statute or the Law of another jurisdiction shall be deemed inapplicable to, and not used in, the interpretation of the duties, powers or authority of the Mortgagee under this Mortgage.

Rights Cumulative. Each and every right, power and remedy herein given to the Mortgagee shall be cumulative and not exclusive; and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time and so often and in such order as may be deemed expedient by the Mortgagee and the exercise, or the beginning of the exercise, of any such right, power or remedy shall not be deemed a waiver of the right to exercise, at the same time or thereafter, any other right, power or remedy. No delay or omission by the Mortgagee in the exercise of any right, power or remedy shall impair any rights, power or remedy or operate as a waiver thereof or of any other right, power or remedy then or thereafter existing.

EXHIBIT D – PAGE 26

Waiver of Covenants by Mortgagee. Any and all covenants in this Mortgage may from time to time by instrument in writing signed by the Mortgagee be cured or waived to such extent and in such manner as the Mortgagee may desire, but no such waiver shall ever affect or impair the Mortgagee’s rights and remedies or liens and security interests hereunder, except to the extent specifically stated in such written instrument.

Successors and Assigns.

This instrument is binding upon the Mortgagor, and the Mortgagor’s heirs, successors and assigns, and shall inure to the benefit of the Mortgagee, and its successors and assigns, and the provisions hereof shall likewise be covenants running with the Lands.

The parties hereto agree that the Loans may be transferred without the necessity for a notarial act of transfer thereof, and that any such transfer shall carry with it into the hands of any future Lender or Lenders of the Loans full and entire subrogation of title in and to the Loans and to any and all rights and privileges under this instrument herein granted to the Mortgagee, as holder of the Loans. This Mortgage is for the benefit of the Mortgagee and for such other Person or Persons as may from time to time become or be the holders of any of the Secured Indebtedness, and this Mortgage shall be transferable and negotiable, with the same force and effect and to the same extent as the Secured Indebtedness may be transferable.

Article and Section Headings. The article and section headings in this instrument are inserted for convenience and shall not be considered a part of this Mortgage or used in its interpretation.

Counterparts. This Mortgage may be executed in any number of counterparts, each of which shall for all purposes be deemed to be an original, and all of which are identical except that, to facilitate recordation in any particular county or parish, counterpart portions of Exhibit A which describe properties situated in parishes or counties other than the county or parish in which such counterpart is to be recorded may be omitted. Exhibit A might not be paginated and any pagination might not be consecutive. Exhibit A may also contain language indicating that it is attached to a document other than this Mortgage or that a particular page is the end of Exhibit A, when neither is applicable. Such language shall be ignored for the purposes of interpreting this Mortgage.

EXHIBIT D – PAGE 27

Special Filing as Financing Statement.

This Mortgage shall likewise be a Security Agreement and a Financing Statement, and the Mortgagor, as debtor (the “Debtor”), hereby grants to the Mortgagee, its successors and assigns, as secured party (the “Secured Party”), a security interest in all personal property, Fixtures, As-Extracted Collateral (including oil and gas an all other substances of value that may be extracted from the ground), accounts (including accounts financed at the wellhead or minehead of wells or mines located on the properties subject to the Code), equipment, inventory, contract rights and general intangibles described or referred to in Article II hereof and all proceeds and products from the sale, lease or other disposition of the Mortgaged Property or any part thereof). The addresses shown in this Article are the addresses of the Debtor and Secured Party and information concerning the security interest may be obtained from the Secured Party at its address. Without in any manner limiting the generality of any of the foregoing provisions hereof, (a) some portion of the goods described or to which reference is made herein are or are to become Fixtures on the Lands described or to which reference is made herein or on Exhibit A; (b) the minerals and the like (including oil and gas) included in the Mortgaged Property and the accounts resulting from the sale thereof will be financed at the wellheads or mineheads of the wells or mines located on the Lands described or to which reference is made herein; (c) the security interests created hereby under applicable provisions of the Code will attach to all As-Extracted Collateral and all other Hydrocarbons, (d) the Mortgagor is the record owner of the real estate or interests in the real estate or immoveable property comprised of the Mortgaged Property and (e) this Mortgage is to be filed of record, among other places, in the real estate records of each county in which the Lands, or any part thereof, are situated, as a financing statement, but the failure to do so will not otherwise affect the validity or enforceability of this instrument.

The charter/file number of the Mortgagor is as set forth on the cover page hereof.

Pursuant to the Code, the Mortgagor authorizes the Mortgagee, its counsel or its representative, at any time and from time to time, to file or record financing statements, continuation statements, amendments thereto and other filing or recording documents or instruments with respect to the Mortgaged Property without the signature of the Mortgagee in such form and in such offices as the Mortgagee reasonably determines appropriate to perfect the security interests of the Mortgagee under this Mortgage. The Mortgagor also authorizes the Mortgagee, its counsel or its representative, at any time and from time to time, to file or record such financing statements that describe the collateral covered thereby as “all assets of the Mortgagor”, “all personal property of the Mortgagor” or words of similar effect. The Mortgagor shall pay all costs associated with the filing of such instruments.

Notices. Except as otherwise required by Law, whenever this Mortgage requires or permits any consent, approval, notice, request, or demand from one party to another, the consent, approval, notice, or demand must be in writing to be effective and shall be personally delivered or sent to the party to be notified at the address or facsimile number stated below (or such other address as may have been designated by written notice by the party pursuant to this Section):

MORTGAGOR-DEBTOR	MORTGAGEE-SECURED PARTY

c/o Lilis Energy, Inc. 300 East Sonterra, Blvd. Suite 1220 San Antonio, TX 78258 Telephone: (210) 999-5400 Attention: Ariella Fuchs	Deans Knight Capital Management Ltd., as Collateral Agent 1500 – 999 West Hastings Street Vancouver, BC, V6C 2W2 Telephone: 604-669-0212 Attention: Dillon Cameron

EXHIBIT D – PAGE 28

Each such notice, request or other communication shall be effective (a) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received (the receipt thereof shall be deemed to have been acknowledged upon the sending Person’s receipt of its facsimile machine’s confirmation of successful transmission; provided that if the day on which such facsimile is received is not a Business Day or is after 4:00 p.m. on a Business Day, then the receipt of such facsimile shall be deemed to have been acknowledged on the next following Business Day), (b) if given by mail, three Business Days after such communication is deposited in the mail with first class postage prepaid, addressed as aforesaid, or (c) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this Section.

No Waiver by Mortgagee. No course of dealing on the part of the Mortgagee, its officers or employees, nor any failure or delay by the Mortgagee with respect to exercising any of its rights or remedies hereunder shall operate as a waiver thereof nor shall the exercise or partial exercise of any such right or remedy preclude the subsequent exercise thereof or the exercise of any other right or remedy.

Governing Agreement. This Mortgage is made pursuant and subject to the terms and provisions of the Credit Agreement. In the event of a direct conflict between the terms and provisions of this Mortgage and those of the Credit Agreement, the terms and provisions of the Credit Agreement shall govern and control, except that if the two documents contain different formal definitions for the same term or terms, the formal definition of such term or terms herein shall be applicable in construing this Mortgage. The inclusion in this Mortgage of provisions not addressed in the Credit Agreement shall not be deemed a conflict, and all such additional provisions contained herein shall be given full force and effect. The indemnification and releases contained herein are in addition to any indemnification or releases contained in the Credit Agreement.

Drafting of Mortgage. The Mortgagor declares that it has contributed to the drafting of this Mortgage or has had the opportunity to have it reviewed by its counsel before signing it and agrees that it has been purposefully drawn and correctly reflects its understanding of the transaction that it contemplates.

Execution by Mortgagee Corrections. The Mortgagee may at any time without obtaining the consent of the Mortgagor execute this Mortgage (and have such execution witnessed or acknowledged) for any purposes it deems necessary or appropriate and, if deemed appropriate, subsequently file this Mortgage of record. Additionally, in the event it is determined that Exhibit A contains any errors or inaccurate or incomplete descriptions of the Oil and Gas Leases and Lands intended to be covered hereby, the Mortgagee may, without obtaining the consent of the Mortgagor, attempt to correct any such errors or omissions and make accurate and complete any such inaccuracies, omissions or misdescriptions and, if deemed appropriate, subsequently file or re-file this Mortgage of record.

Governing Law. This Mortgage is intended to be performed in the State of Texas and the substantive Law of such State and or the United States of America shall govern the validity, construction, enforcement and interpretation of this Mortgage, unless otherwise specified herein, except that the Laws of the State of New Mexico shall govern with respect to procedural and substantive matters relating to the creation, perfection and enforcement of the Liens and other rights and remedies of the Mortgagee granted herein.

EXHIBIT D – PAGE 29

Application of Payments to Certain Obligations. If any part of the Loan Obligations cannot be lawfully secured by this Mortgage or if any part of the Mortgaged Property cannot be lawfully subject to the Lien hereof to the full extent of the Loan Obligations, then all payments made shall be applied on said Loan Obligations first in discharge of that portion thereof that is not secured by this Mortgage.

Nature of Covenants. The covenants and agreements herein contained shall constitute covenants running with the land and interests covered or affected hereby and shall be binding upon the heirs, legal representatives, successors and assigns of the parties hereto.

Expenses. The Mortgagor agrees to pay any and all reasonable and documented out of pocket expenses (including all reasonable fees and disbursements of counsel) that may be paid or incurred by the Mortgagee in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Loan Obligations and/or enforcing any rights with respect to, or collecting against, the Mortgagor under this Mortgage to the extent the Mortgagor would be required to do so pursuant to Section 9.4 of the Credit Agreement.

Release. Upon the Release Date, the Mortgagee shall forthwith cause satisfaction and discharge of this Mortgage to be entered upon the record at the expense of the Mortgagor and shall execute and deliver or cause to be executed and delivered such instruments of satisfaction and reassignment as may be reasonably necessary or desirable for the release of the Liens created hereby on the Mortgaged Property.

NOTICE: THIS DOCUMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Intercreditor Agreement. Each Secured Party, by accepting the benefits of the security provided hereby, (i) agrees (or is deemed to agree) that it will be bound by, and will take no actions contrary to, the provisions of the Intercreditor Agreement, (ii) authorizes (or deemed to authorize) the Agent on behalf of such Secured Party to enter into, and perform under, the Intercreditor Agreement and (iii) acknowledges (or is deemed to acknowledge) that a copy of the Intercreditor Agreement was delivered, or made available, to such Secured Party. Notwithstanding any other provision contained herein, this Deed of Trust, the Liens created hereby and the rights, remedies, duties and obligations provided for herein are subject in all respects to the provisions of the Intercreditor Agreement and, to the extent provided therein, the applicable Security Documents (as defined in the Intercreditor Agreement). In the event of any conflict or inconsistency between the provisions of this Deed of Trust and the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall control.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

EXHIBIT D – PAGE 30

IN WITNESS WHEREOF, the undersigned has executed or caused to be executed this Mortgage as of the date first set forth above.

MORTGAGOR:

BRUSHY RESOURCES, INC., a Delaware corporation

By:
Name:	Joseph C. Daches
Title:	Chief Financial Officer

ACKNOWLEDGMENT

STATE OF TEXAS	§
§
COUNTY OF ____________	§

This instrument was acknowledged before me on _____________________, 2017, by Joseph C. Daches, Chief Financial Officer of Brushy Resources, Inc., a Delaware corporation, on behalf of said corporation.

Notary Public in and for the State of Texas

My commission expires:

[seal]

EXHIBIT A

TO MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF PRODUCTION< FIXTURE FILING AND FINANCING STATEMENT

This Exhibit A sets forth the description of certain property interests covered by the Mortgage. All of the terms defined in the Mortgage are used in this Exhibit A with the same meanings given therein. For purposes of this Exhibit A the capitalized terms not defined in the Mortgage are as follows:

1.	“Before Payout” or “BPO” means the Working Interest and/or Net Revenue Interest of a party before the point in time when the Well has recovered from production all costs as specified in underlying farmout, assignments or other documents in the chain of title, usually including costs of drilling, completing and equipping a well or wells plus costs of operating the well or wells during the recoupment period.

2.	“After Payout” or “APO” means the Working Interest and/or Net Revenue Interest of a party after the point in time when the Well has recovered from production all costs as specified in the underlying farmout, assignments or other documents in the chain of title, usually including costs of drilling, completing and equipping a well or wells plus costs of operating the well or wells during the recoupment period.

3.	“Well” means any existing well identified in Exhibit A, including any replacement well drilled in lieu thereof from which crude oil, natural gas or other Hydrocarbons are now or hereafter produced.

All references contained in this Exhibit A to the Oil and Gas Properties are intended to include references to (i) the volume or book and page, file, entry or instrument number of the appropriate records of the particular county in the state where each such lease or other instrument is recorded and (ii) all valid and existing amendments to such lease or other instrument of record in such county records regardless of whether such amendments are expressly described herein. A special reference is here made to each such lease or other instrument and the record thereof for a more particular description of the property and interests sought to be affected by the Mortgage and for all other purposes.

For recording purposes, in regards to each county portion to this Exhibit A, this Introduction may be attached to an original executed copy of the Mortgage, Security Agreement, Assignment of Production, Fixture Filing and Financing Statement to be separately filed of record in each county.

This Exhibit A and the Mortgage cover and include the following:

(a)          all right, title and interest, whether now owned and existing or hereafter acquired or arising, of the Mortgagor in and to the oil, gas and mineral leases described herein and/or lands described in and subject to such oil, gas and mineral leases (regardless, as to such leases and/or lands, of any surface acreage and/or depth limitations set forth in any description of any of such oil, gas and mineral leases), and all right, title and interest, whether now owned and existing or hereafter acquired or arising, of the Mortgagor in and to any of the oil, gas and minerals in, on or under the lands, if any, described on this Exhibit A, or in any document or instrument referred to in this Exhibit A, including, without limitation, all contractual rights, fee interests, leasehold interests, Overriding Royalty Interests, non-participating Royalty Interests, mineral interests, production payments, net profits interests or any other interest measured by or payable out of production of oil, gas or other minerals from the oil, gas and mineral leases and/or lands described herein; and

(b)          all of the foregoing interests of the Mortgagor as such interests may be enlarged by the discharge of any payments out of production or by the removal of any charges or encumbrances, together with all interests, whether now owned and existing or hereafter acquired or arising, of the Mortgagor in, to and under or derived from all renewals and extensions of any oil, gas and mineral leases described herein, it being specifically intended hereby that any new oil and gas lease (i) in which an interest is acquired by the Mortgagor after the termination or expiration of any oil and gas lease, the interests of the Mortgagor in, to and under or derived from which are subject to the lien and security interest hereof, and (ii) that covers all or any part of the property described in and covered by such terminated or expired leases, shall, to the extent, and only to the extent such new oil and gas lease may cover such property, be considered a renewal or extension of such terminated or expired lease; and

(c)          all right, title and interest, whether now owned and existing or hereafter acquired or arising, of the Mortgagor in, to and under or derived from any operating, farmout and bidding agreements, assignments and subleases, whether or not described in this Exhibit A, to the extent, and only to the extent, that such agreements, assignments and subleases (i) cover or include any present right, title and interest of the Mortgagor in and to the leases and/or lands described in this Exhibit A, or (ii) cover or include any other undivided interests now or hereafter held by the Mortgagor in, to and under the described leases and/or lands, including, without limitation, any future operating, farmout and bidding agreements, assignments, subleases and pooling, unitization and communitization agreements and the units created thereby (including, without limitation, all units formed under orders, regulations, rules or other official acts of any governmental body or agency having jurisdiction) to the extent and only to the extent that such agreements, assignments, subleases, or units cover or include the described leases and/or lands; and

(d)          all right, title and interest, whether now owned and existing or hereafter acquired or arising, of the Mortgagor in, to and under or derived from all presently existing and future advance payment agreements, oil, casinghead gas and gas sales, exchange and processing contracts and agreements, including, without limitation, those contracts and agreements that are described on this Exhibit A, to the extent, and only to the extent, those contracts and agreements cover or include the described leases and/or lands; and

(e)          all right, title and interest, whether now owned and existing or hereafter acquired or arising, of the Mortgagor in, to and under or derived from all existing and future permits, licenses, easements and similar rights and privileges that relate to or are appurtenant to any of the described leases and/or lands.

Notwithstanding the intention of the Mortgage to cover all of the right, title and interest of the Mortgagor in and to the described leases and/or lands, whether now owned and existing or hereafter acquired or arising, the Mortgagor hereby specifically warrants and represents that the interests covered by this Exhibit A are not greater than the Working Interest nor less than the Net Revenue Interest, Overriding Royalty Interest, net profit interest, production payment interest, Royalty Interest or other interest payable out of or measured by production set forth in the Certificate of Ownership Interests in connection with each oil and gas well covered by this Exhibit. In the event the Mortgagor owns any other or greater interest, such additional interest shall also be covered by and included in the Mortgage.

Any reference herein to wells or units is for warranty of interest, administrative convenience and identification and is not intended to limit or restrict the right, title, interest of properties covered by the Mortgage and all of Mortgagor’s right, title and interest in the Lands, Subject Interests and Mortgaged Property described herein are and shall be subject to the Mortgage, regardless of the presence of any Units or Wells not herein referenced.

The Oil and Gas Leases covered by the Mortgage include all leases and force pooled interests now or thereafter owned by Mortgagor included within the counties referred to in this Exhibit A whether or not the schedules of leases included in this Exhibit A list all such leases.

No depth limitation exception contained in any description of leases and other real property interests set forth in this Exhibit A shall exclude from the grants of the Mortgaged Property and collateral contained in the Mortgage any depth owned by Mortgagor within the geographic area described in this Exhibit A for such leases and other real property interests.

The references to document, book or volume and page herein refer to the recording location of each respective Mortgaged Property described herein in the county/parish where the land covered by the Mortgaged Property is located.

This Mortgage covers all land, leases and properties of the Mortgagor, whether now owned or hereafter acquired, located in any county/parish identified elsewhere in this Exhibit A or located in any county/parish wherein this Mortgage has been recorded.

This Mortgage is intended to include each page hereinafter labeled Exhibit A or similar label and such pages might not be numbered and, if numbered, might not be consecutively numbered. Such exhibit pages may have been copied from leases, purchase agreements, memoranda, assignments, division orders, legal opinions, landman reports, prior mortgages or other documents (each a “Source”) and might contain language indicating that such pages are attached to such Source rather than this Mortgage and all such language is to be ignored for the purposes of interpreting this Mortgage. Similarly, any other language in such exhibit pages from a Source which is contrary to the other provisions of this Mortgage shall likewise be ignored.

[Exhibit A continues on following pages]

EXHIBIT A

Leases – Lea County, New Mexico

Grantor	Grantee	Lease Date	County	Book	Page
United States of America	Zoneta Dorland	10/1/1963	Lea	227	250

Wells – Lea County, New Mexico

WELL NAME	OPERATOR	WELL API NUMBER	FIELD	COUNTY	WI	NRI	RESERVE CLASS & CATEGORY
MEXICO P FEDERAL NO 1	IMPETRO OPERATING LLC	3002522405	CRITTENDON	LEA	0.9572587	0.7562344	Proved Producing

EXHIBIT E

FORM OF SECURITY AGREEMENT

This PLEDGE AND SECURITY AGREEMENT is entered into as of [_____________], by and among EACH OF THE UNDERSIGNED, whether as an original signatory hereto or as an Additional Grantor (as defined below) (individually, a “Grantor” and, collectively, the “Grantors”) and Wilmington Trust, National Association, as administrative agent (in such capacity, “Agent”) for the Secured Parties (as defined below).

PRELIMINARY STATEMENTS

WHEREAS, Lilis Energy, Inc., a Nevada corporation, as Borrower (the “Borrower”), certain of the Borrower’s Subsidiaries, as Guarantors, the lenders from time to time party thereto (the “Lenders”) and Agent are parties to that certain Credit and Guaranty Agreement dated as of September 29, 2016 (as the same may hereafter be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), pursuant to which the Lenders have agreed to make loans to the Borrower in a manner and upon the terms and conditions set forth therein; and

WHEREAS, in order to secure the obligations under the Credit Agreement, each Grantor has agreed, among other things, to grant liens on and security interests in the Collateral (as defined below) to Agent for the benefit of the Secured Parties and, in furtherance of the foregoing, has agreed to execute and deliver this Agreement to Agent.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor and Agent, on behalf of the Secured Parties, hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1.          Terms Defined in Credit Agreement. All capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.

Section 1.2.          Terms Defined in New York Uniform Commercial Code. Terms defined in the New York UCC which are not otherwise defined in this Agreement are used herein as defined in the New York UCC.

Section 1.3.          Definitions of Certain Terms Used Herein. As used in this Agreement, the following terms shall have the following meanings:

“Account Debtor” shall mean each Person who is obligated on a Receivable or any Supporting Obligation related thereto.

“Accounts” shall mean all “accounts” as defined in Article 9 of the New York UCC.

“Additional Grantors” shall have the meaning set forth in Section 4.6.

“Agent” shall have the meaning set forth in the preamble to this Agreement.

Exhibit E – Page 1

“Agreement” means this Pledge and Security Agreement, dated as of April 26, 2017, made by each of the Grantors in favor of Agent for the benefit of the Secured Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Article” means a numbered article of this Agreement, unless another document is specifically referenced.

“Borrower” shall have the meaning set forth in the preliminary statements to this Agreement.

“Certificated Equipment” means any equipment the ownership of which is evidenced by, or under applicable law, is required to be evidenced by, a certificate of title.

“Chattel Paper” shall mean all “chattel paper” as defined in Article 9 of the New York UCC, including “electronic chattel paper” or “tangible chattel paper”, as each term is defined in Article 9 of the New York UCC.

“Collateral” shall have the meaning assigned in Section 2.1 and shall not include the Excluded Collateral, other than to the extent such Excluded Collateral becomes Collateral as provided in Section 2.2.

“Collateral Records” shall mean books, records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon.

“Collateral Support” shall mean all property (real or personal) assigned, hypothecated or otherwise securing any Collateral and shall include any security agreement or other agreement granting a lien or security interest in such real or personal property.

“Commercial Tort Claims” shall mean all “commercial tort claims” as defined in Article 9 of the New York UCC, including all commercial tort claims listed on Schedule II (as such schedule may be amended or supplemented from time to time).

“Commodities Accounts” shall mean all “commodity accounts” as defined in Article 9 of the New York UCC.

“Control” shall have the meaning set forth in Article 8 or, if applicable, in Section 9-104, 9-105, 9-106 or 9-107 of Article 9 of the New York UCC.

“Copyright Licenses” shall mean any and all agreements providing for the granting of any right in or to Copyrights (whether such Grantor is licensee or licensor thereunder).

“Copyrights” shall mean all United States and foreign copyrights, all mask works fixed in semi-conductor chip products (as defined under 17 U.S.C. 901 of the U.S. Copyright Act), whether registered or unregistered, now or hereafter in force throughout the world, all registrations and applications therefor, all rights corresponding thereto throughout the world, all extensions and renewals of any thereof, the right to sue for past, present and future infringements of any of the foregoing, and all proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages, and proceeds of suit.

“Credit Agreement” shall have the meaning set forth in the preliminary statements to this Agreement.

Exhibit E – Page 2

“Deposit Accounts” shall mean all “deposit accounts” as defined in Article 9 of the New York UCC.

“Documents” shall mean all “documents” as defined in Article 9 of the New York UCC.

“Equipment” shall mean: (i) all “equipment” as defined in Article 9 of the New York UCC, (ii) all machinery, manufacturing equipment, data processing equipment, computers, office equipment, furnishings, furniture, appliances, fixtures and tools (in each case, regardless of whether characterized as equipment under the New York UCC) and (iii) all accessions or additions thereto, all parts thereof, whether or not at any time of determination incorporated or installed therein or attached thereto, and all replacements therefor, wherever located, now or hereafter existing, including any fixtures.

“Event of Default” means an event described in Section 5.1.

“Excluded Account” shall have the meaning assigned to such term in the Credit Agreement.

“Excluded Collateral” shall have the meaning set forth in Section 2.2 but shall not include any such rights, properties or assets that become Collateral as provided in Section 2.2.

“Exhibit” refers to a specific exhibit to this Agreement, unless another document is specifically referenced.

“General Intangibles” shall have the meaning set forth in Article 9 of the New York UCC.

“Goods” (i) shall mean all “goods” as defined in Article 9 of the New York UCC and (ii) shall include, without limitation, all Inventory and Equipment (in each case, regardless of whether characterized as goods under the New York UCC).

“Governmental Approvals” means (i) any authorization, consent, approval, license, waiver or exemption, by or with (ii) any required notice to; (iii) any declaration of or with; or (iv) any required registration by or with, or any other action or deemed action by or on behalf of, any Governmental Authority.

“Grantor” and “Grantors” shall have the meaning set forth in the preamble to this Agreement.

“Instruments” shall mean all “instruments” as defined in Article 9 of the New York UCC.

“Insurance” shall mean all insurance policies covering any or all of the Collateral (regardless of whether Agent is the loss payee thereof).

“Intellectual Property” shall mean, collectively, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks, the Trademark Licenses, the Trade Secrets, and the Trade Secret Licenses.

“Inventory” shall mean: (i) all “inventory” as defined in Article 9 of the New York UCC and (ii) all goods held for sale or lease or to be furnished under contracts of service or so leased or furnished, all raw materials, work in process, finished goods, and materials used or consumed in the manufacture, packing, shipping, advertising, selling, leasing, furnishing or production of such inventory or otherwise used or consumed in any Grantor’s business; all goods in which any Grantor has an interest in mass or a joint or other interest or right of any kind; and all goods which are returned to or repossessed by any Grantor, all computer programs embedded in any goods and all accessions thereto and products thereof (in each case, regardless of whether characterized as inventory under the New York UCC).

Exhibit E – Page 3

“Investment Accounts” shall mean the Securities Accounts, Commodities Accounts and Deposit Accounts.

“Investment Property” shall have the meaning set forth in Article 9 of the New York UCC.

“Investment Related Property” shall mean: (i) all Investment Property and (ii) all of the following (regardless of whether classified as Investment Property under the New York UCC): all Pledged Securities, the Investment Accounts, and certificates of deposit.

“Issuer” means any issuer of a Pledged Note.

“Lenders” shall have the meaning set forth in the preliminary statements to this Agreement.

“Letters of Credit” shall mean all “letters of credit” as defined in Article 9 of the New York UCC.

“Letter of Credit Right” shall mean “letter-of-credit right” as defined in Article 9 of the New York UCC.

“Money” shall mean “money” as defined in the New York UCC.

“New York UCC” means the Uniform Commercial Code as in effect in the State of New York, as the same may be amended, modified or supplemented.

“Ownership Interests” means all interests in any limited liability company, general partnership, limited partnership, limited liability partnership or other partnership.

“Patent Licenses” shall mean all agreements providing for the granting of any right in or to Patents (whether such Grantor is licensee or licensor thereunder).

“Patents” shall mean all United States and foreign patents and applications for letters patent throughout the world, all reissues, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations of any of the foregoing, all rights corresponding thereto throughout the world, and all proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages, and proceeds of suit and the right to sue for past, present and future infringements of any of the foregoing.

“Payment Intangibles” shall have the meaning set forth in Article 9 of the New York UCC.

“Pledged Notes” means all promissory notes listed on Schedule I (as such schedule may be amended or supplemented from time to time) and all other promissory notes or other instruments issued to or held by any Grantor (other than promissory notes issued in connection with extensions of trade credit by any Grantor in the ordinary course of business).

“Pledged Securities” means all Securities and Ownership Interests of any Grantor, including as described on Schedule I attached hereto (as such schedule may be amended or supplemented from time to time), and all Securities and Ownership Interests described in any Pledge Amendment hereafter executed and delivered by any Grantor pursuant to Section 4.5 of this Agreement.

“Proceeds” shall mean: (i) all “proceeds” as defined in Article 9 of the New York UCC, (ii) payments or distributions made with respect to any Investment Related Property and (iii) whatever is receivable or received when Collateral or proceeds are sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary.

Exhibit E – Page 4

“Receivables” shall mean all rights to payment, whether or not earned by performance, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, including all such rights constituting or evidenced by any Account, Chattel Paper, Instrument, General Intangible or Investment Related Property, together with all of Grantor’s rights, if any, in any goods or other property giving rise to such right to payment and all Collateral Support and Supporting Obligations related thereto and all Receivables Records.

“Receivables Records” shall mean (i) all original copies of all documents, instruments or other writings or electronic records or other Records evidencing the Receivables, (ii) all books, correspondence, credit or other files, Records, ledger sheets or cards, invoices, and other papers relating to Receivables, including all tapes, cards, computer tapes, computer discs, computer runs, record keeping systems and other papers and documents relating to the Receivables, whether in the possession or under the control of Grantor or any computer bureau or agent from time to time acting for Grantor or otherwise, (iii) all evidences of the filing of financing statements and the registration of other instruments in connection therewith, and amendments, supplements or other modifications thereto, notices to other creditors or Secured Parties, and certificates, acknowledgments, or other writings, including lien search reports, from filing or other registration officers, (iv) all credit information, reports and memoranda relating thereto and (v) all other written or nonwritten forms of information related in any way to the foregoing or any Receivable.

“Record” shall have the meaning specified in Article 9 of the New York UCC.

“Release Date” means the date upon which (a) the Loans and the other obligations under the Loan Documents (other than contingent indemnification obligations) have been paid in full and (b) the Aggregate Commitment has been terminated.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Secured Party” has the meaning provided in the Credit Agreement, and “Secured Parties” means all of them.

“Securities Accounts” shall mean all “securities accounts” as defined in Article 8 of the New York UCC.

“Security Entitlements” shall mean all “security entitlements” as defined in Article 9 of the New York UCC.

“Security” has the meaning set forth in Article 8 of the New York UCC.

“Stock Rights” means any securities, dividends or other distributions and any other right or property which any Grantor shall receive or shall become entitled to receive for any reason whatsoever with respect to, in substitution for or in exchange for any securities or other ownership interests in a corporation, limited partnership, general partnership, joint venture or limited liability company constituting Collateral and any securities, any right to receive securities and any right to receive earnings, in which any Grantor now has or hereafter acquires any right, issued by an issuer of such securities.

“Supporting Obligation” shall mean all “supporting obligations” as defined in Article 9 of the New York UCC.

Exhibit E – Page 5

“Trade Secret Licenses” shall mean any and all agreements providing for the granting of any right in or to Trade Secrets (whether such Grantor is licensee or licensor thereunder).

“Trade Secrets” shall mean all trade secrets and all other confidential or proprietary information and know-how now or hereafter owned or used in, or contemplated at any time for use in, the business of such Grantor (all of the foregoing being collectively called a “Trade Secret”), whether or not such Trade Secret has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating, or referring in any way to such Trade Secret, the right to sue for past, present and future infringement of any Trade Secret, and all proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages, and proceeds of suit.

“Trademark Licenses” shall mean any and all agreements providing for the granting of any right in or to Trademarks (whether such Grantor is licensee or licensor thereunder).

“Trademarks” shall mean all United States, state and foreign trademarks, trade names, corporate names, company names, business names, fictitious business names, internet domain names, trade styles, service marks, certification marks, collective marks, logos, other source or business identifiers, designs and general intangibles of a like nature, all registrations and applications for any of the foregoing, all extensions or renewals of any of the foregoing, all of the goodwill of the business connected with the use of and symbolized by the foregoing, the right to sue for past, present and future infringement or dilution of any of the foregoing or for any injury to goodwill, and all proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages, and proceeds of suit.

“United States” shall mean the United States of America.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE II.

GRANT OF SECURITY
INTEREST

Section 2.1.          Grant of Security. Subject to Section 2.2, each Grantor hereby grants to Agent for the benefit of the Secured Parties a security interest and continuing lien on all of such Grantor’s right, title and interest in, to and under all personal property of such Grantor including, but not limited to the following, in each case whether now owned or existing or hereafter acquired or arising and wherever located (all of which being hereinafter collectively referred to as the “Collateral”):

(a)	all Accounts;
(b)	all cash and Cash Equivalents;
(c)	all Chattel Paper;
(d)	all Commercial Tort Claims;
(e)	all Commodity Accounts;
(f)	all Deposit Accounts;
(g)	all Documents;
(h)	all Equipment;

Exhibit E – Page 6

(i)	all Fixtures;
(j)	all General Intangibles;
(k)	all Goods;
(l)	all Governmental Approvals;
(m)	all Instruments;
(n)	all Insurance;
(o)	all Intellectual Property;
(p)	all Inventory;
(q)	all Investment Related Property;
(r)	all Letters of Credit and Letter of Credit Rights;
(s)	all Money;
(t)	all Permitted Investments;
(u)	all Receivables and Receivable Records;
(v)	all Securities Accounts and Securities Entitlements;
(w)	all books and records pertaining to the Collateral;

(x)          to the extent not otherwise included above, all Collateral Records, Collateral Support and Supporting Obligations relating to any of the foregoing; and

(y)          to the extent not otherwise included above, all Proceeds, products, accessions, profits, rents, replacements, substations of or in respect of any of the foregoing.

Section 2.2.          Certain Limited Exclusions. Notwithstanding anything herein to the contrary, in no event shall the security interest granted under Section 2.1 hereof attach to any (a) any U.S. intent-to-use trademark application for which a statement of use has not been filed with and duly accepted by the United States Patent and Trademark Office (but only until such statement is accepted by the United States Patent and Trademark Office), (b) motor vehicles and other assets subject to certificates of title (other than to the extent a security interest thereon can be perfected by the filing of a financing statement under the UCC), (c) property subject to a lien permitted by Section 6.03 of the Credit Agreement securing purchase money obligations or capital leases solely to the extent that a grant or perfection of a lien in favor of the Agent on any such property is prohibited by, or results in a breach or termination of, or constitutes a default under, the documentation governing such lien or the obligations secured by such lien and such restriction is enforceable under applicable law, (d) clauses (a) and (b) of the definition of “Excluded Accounts” in the Credit Agreement and (e) without duplication of clauses (a) through (d) above, lease, license, contract, property rights or agreement to which any Grantor is a party or any of its rights or interests thereunder if and only for so long as the grant of such security interest shall constitute or result in (i) the abandonment, invalidation or unenforceability of any right, title or interest of any Grantor therein or (ii) a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract, property rights or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the New York UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity) (collectively, the “Excluded Collateral”); provided however that such security interest shall attach immediately at such time as the condition causing such abandonment, invalidation or unenforceability shall be remedied and to the extent severable, shall attach immediately to any portion of such lease, license, contract, property rights or agreement that does not result in any of the consequences specified in (i) or (ii) above (and all of Grantors’ rights, title and interest in such lease, license, contract, property rights or agreements, or portion thereof, shall automatically be included in and considered as “Collateral”).

Exhibit E – Page 7

Section 2.3.          Security for Obligations. This Agreement secures, and the Collateral is collateral security for, the prompt and complete payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. §362(a) (and any successor provision thereof)), of all Obligations.

Section 2.4.          Continuing Liability Under Collateral. Notwithstanding anything herein to the contrary, (i) each Grantor shall remain liable for all obligations under the Collateral and nothing contained herein is intended to be or shall be a delegation of duties to Agent or any Secured Party, (ii) each Grantor shall remain liable under each of the agreements included in the Collateral to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither Agent nor any Secured Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto nor shall Agent nor any Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral and (iii) the exercise by Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

Each Grantor represents and warrants to Agent and the Secured Parties that:

Section 3.1.          Title, Authorization, Validity and Enforceability. Such Grantor has good and valid rights in or the power to transfer the Collateral and title to the Collateral with respect to which it has purported to grant a security interest hereunder, free and clear of all Liens (other than Permitted Encumbrances and the Permitted Senior Liens) and has full power and authority to grant to Agent the security interest in such Collateral pursuant hereto. The execution and delivery by such Grantor of this Agreement has been duly authorized, executed and delivered by proper corporate, partnership or limited liability proceedings, and this Agreement constitutes a legal, valid and binding obligation of such Grantor and creates a security interest which is enforceable against such Grantor in all now owned and hereafter acquired Collateral, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.2.          Type and Jurisdiction of Organization. Such Grantor is a corporation, limited partnership or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction wherein failure to have such authorization may result in a Material Adverse Effect. Such Grantor is not now nor has it during the five years prior to the date hereof been incorporated or organized as any other type of entity or under the laws of any other jurisdiction.

Exhibit E – Page 8

Section 3.3.          Principal Location. On the date hereof, such Grantor’s mailing address and the location of its place of business (if it has only one) or its chief executive office (if it has more than one place of business), is disclosed in Exhibit “A”. Excluding locations where a Grantor is a lessee with respect to any oil and gas lease, such Grantor has no other places of business except those set forth in Exhibit “A” as of the date hereof.

Section 3.4.          No Other Names. As of the date hereof, during the preceding five-year period, such Grantor has not conducted business under any name except those set forth in Exhibit “B”. On the date hereof, each Grantor’s name, as set forth on Exhibit “B”, is the exact name as it appears in such Grantor’s Organizational Documents, as amended, as filed with such Grantor’s jurisdiction of organization.

Section 3.5.          No Financing Statements. No financing statement describing all or any portion of the Collateral (other than financing statements filed in order to perfect any Lien permitted pursuant to clauses (b), (e) and (g) of Section 6.03 of the Credit Agreement) which has not lapsed or been terminated naming such Grantor as debtor has been filed in any jurisdiction except for the financing statements naming Agent on behalf of the Secured Parties as the secured party.

Section 3.6.          Federal Taxpayer Identification Number. Such Grantor’s Federal taxpayer identification number as of the date hereof is set forth on Exhibit “C”.

Section 3.7.          Grantor’s Location. The jurisdiction in which such Grantor is located for purposes of Sections 9-301 and 9-307 of the New York UCC as of the date hereof is set forth on Exhibit “D”.

Section 3.8.          Pledged Securities, Pledged Notes and Other Investment Property. Schedule I sets forth a complete and accurate list of the Pledged Securities, Pledged Notes and other Investment Property delivered to Agent, for the benefit of the Secured Parties, or, at any time the Revolving Debt or the Existing First Lien Debt is outstanding, subject to an Approved Intercreditor Agreement, to the agent under the Permitted RBL Credit Agreement for the benefit of the lenders and the other secured parties under the Permitted RBL Credit Agreement or to the agent under the Existing Agent for the benefit of the Existing Lenders and the other secured parties under the Existing First Lien Credit Agreement, as applicable. Such Grantor is the direct and beneficial owner of each Pledged Security, Pledged Note and other type of Investment Property listed on Schedule I, free and clear of any Liens, except for the security interest granted to Agent for the benefit of the Secured Parties hereunder and, (a) at any time the Revolving Debt is outstanding and subject to an Approved Intercreditor Agreement, the security interest granted to the agent under the Permitted RBL Credit Agreement for the benefit of the lenders and the other secured parties under the Permitted RBL Credit Agreement and (b) at any time the Existing First Lien Debt is outstanding and subject to an Approved Intercreditor Agreement, the security interest granted to the Existing Agent for the benefit of the Existing Lenders and the other secured parties thereunder. Each Grantor further represents and warrants that (i) all such Pledged Securities or other types of Investment Property which are shares of stock in a corporation or ownership interests in a limited partnership or limited liability company have been (to the extent such concepts are relevant with respect to such Pledged Security or other type of Investment Property) duly and validly issued, are fully paid and non-assessable, (ii) with respect to any certificates delivered to Agent, the agent under the Permitted RBL Credit Agreement or the Existing Agent, as applicable, representing an ownership interest in a limited partnership or limited liability company, either such certificates are Securities as defined in Article 8 of the Uniform Commercial Code of the applicable jurisdiction as a result of actions by the issuer or otherwise, or, if such certificates are not Securities, such Grantor has so informed Agent in accordance with Section 4.2.2 so that Agent may take steps to perfect its security interest therein as a General Intangible, and (iii) all Pledged Notes have been duly authorized, authenticated or issued, and, subject to an Approved Intercreditor Agreement, delivered and are the legal, valid and binding obligation of the Issuer thereof and enforceable against such Issuer in accordance with its terms.

Exhibit E – Page 9

Section 3.9.          Due Authorization of Pledged Securities. All of the Pledged Securities have been duly authorized and validly issued and are fully paid and non-assessable. The Collateral includes, without limitation, all of the issued and outstanding Capital Stock of each of the Subsidiaries owned by each Grantor and there are no outstanding warrants, options or other rights to purchase, or other agreements (other than the Loan Documents and the Revolving Loan Documents) outstanding with respect to, or property that is now or hereafter convertible into, or that requires the issuance or sale of, any Pledged Securities except as otherwise disclosed in the Borrower’s Form 10-K filed with the U.S. Securities and Exchange Commission for the fiscal year ended December 31, 2016.

Section 3.10.         Filing of Financing Statements. Upon the filing of all UCC financing statements naming each Grantor as “debtor” and Agent as “secured party” and describing the Collateral in the filing offices set forth opposite such Grantor’s name on Exhibit D hereof (as such exhibit may be amended or supplemented from time to time) and other filings delivered by each Grantor, the security interests granted to Agent hereunder constitute valid and perfected second priority Liens (subject in the case of priority only to Permitted Encumbrances and Liens expressly permitted by Section 6.03(g)) on all of the Collateral, subject to Liens which may only be perfected by possession or by other means under applicable state law.

Section 3.11.         Actions; Consents. All actions and consents, including all filings, notices, registrations and recordings necessary for the exercise by Agent of the voting or other rights provided for in this Agreement or the exercise of remedies in respect of the Collateral have been made or obtained.

Section 3.12.         Authorization; Approvals. No authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for either (i) the pledge or grant by any Grantor of the Liens purported to be created in favor of Agent hereunder or (ii) the exercise by Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created hereunder or created or provided for by applicable law), except (A) for the filings contemplated by Section 3.10 above and (B) as may be required, in connection with the disposition of any Investment Related Property, by laws generally affecting the offering and sale of Ownership Interests;

Exhibit E – Page 10

Section 3.13.       Receivables.

No amount in excess of $250,000 payable to such Grantor under or in connection with any Receivable is evidenced by, or constitutes, an Instrument or Chattel Paper which has not been delivered to, or otherwise subjected to the Control of, Agent or, at any time the Revolving Debt or the Existing First Lien Debt is outstanding, subject to an Approved Intercreditor Agreement, to the agent under the Permitted RBL Credit Agreement for the benefit of the lenders and the other secured parties under the Permitted RBL Credit Agreement or to the Existing Agent for the benefit of the Existing Lenders and the other secured parties under the Existing First Lien Credit Agreement, as applicable.

Section 3.14.       Account Debtors. None of the Account Debtors in respect of any Receivable is the government of the United States, any agency or instrumentality thereof, any state or municipality or any foreign sovereign.

Section 3.15.       Possession of Inventory; Control. Each Grantor has exclusive possession and control, subject to Permitted Encumbrances and Liens expressly permitted by Sections 6.03(e) and 6.03(g), of its Equipment and Inventory, except as otherwise required, necessary or customary in the ordinary course of its business. No Grantor has consented to, and is otherwise unaware of, any Person (other than, if applicable, Agent or, at any time the Revolving Debt or the Existing First Lien Debt is outstanding and subject to an Approved Intercreditor Agreement, the agent under the Permitted RBL Credit Agreement or the Existing Agent, as applicable) having Control over any Collateral.

Section 3.16.       Commercial Tort Claims. Schedule II (as such schedule may be amended or supplemented from time to time) sets forth all Commercial Tort Claims of each Grantor in excess of $500,000 with respect to any one claim or in excess of $1,000,000 for all such claims.

ARTICLE IV.

COVENANTS

From the date of this Agreement, and thereafter until this Agreement is terminated:

Section 4.1.        General.

4.1.1           Inspection. Each Grantor will permit Agent or any Lender, by its representatives and agents (i) to inspect the Collateral, (ii) to examine and make copies of the records of such Grantor relating to the Collateral and (iii) to discuss the Collateral and the related records of such Grantor with, and to be advised as to the same by, such Grantor’s officers and employees, all at such reasonable times and intervals as Agent or such Lender may determine, and all at the Grantors’ expense; provided, that so long as no Event of Default has occurred and is continuing, the Grantors shall only be required to reimburse the costs and expenses associated with such examination and inspection on one occasion in any fiscal quarter of the Grantors.

Exhibit E – Page 11

4.1.2           Taxes. Each Grantor will pay when due all Taxes, assessments and governmental charges and levies upon the Collateral, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Grantor has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

4.1.3           Records and Reports; Notification of Default. Each Grantor will maintain complete and accurate books and records with respect to the Collateral, and furnish Agent, with sufficient copies for each of the Secured Parties, such reports relating to the Collateral as Agent shall from time to time reasonably request.

4.1.4           Financing Statements and Other Actions; Defense of Title. Subject to any Approved Intercreditor Agreement, if applicable, each Grantor hereby authorizes Agent or its designee to file all financing statements and other documents and take such other actions as may from time to time be requested by Agent or is designee in order to maintain a second priority perfected security interest in and, if applicable, Control of, the Collateral. Each Grantor hereby authorizes Agent or its designee to file financing statements describing as the collateral covered thereby “all of the debtor’s personal property or assets” or words to that effect, notwithstanding that such wording may be broader in scope than the Collateral described in this Agreement. Each Grantor will take any and all actions necessary to defend title to the Collateral against all persons and to defend the security interest of Agent in the Collateral and the priority thereof against any Lien not expressly permitted hereunder.

4.1.5           Disposition of Collateral. Except as otherwise permitted under the Credit Agreement, none of the Grantors will sell, lease or otherwise dispose of the Collateral.

4.1.6           Liens. None of the Grantors will create, incur, or suffer to exist any Lien on the Collateral except the security interest created by this Agreement and the Liens expressly permitted by Section 6.03 of the Credit Agreement.

4.1.7           Change in Corporate Existence, Type or Jurisdiction of Organization, Location, Name. Except as otherwise permitted under the Credit Agreement, each Grantor will:

(a)	preserve its existence as a corporation, limited partnership or limited liability company and not, in one transaction or a series of related transactions, merge into or consolidate with any other entity, or sell all or substantially all of its assets;

(b)	not change its name or its state of organization; and

(c)	not maintain its place of business (if it has only one) or its chief executive office (if it has more than one place of business) at a location other than a location specified on Exhibit “A”;

Exhibit E – Page 12

unless such Grantor shall have given Agent not less than five (5) Business Days’ prior written notice of such event or occurrence and Agent, at the direction of the Majority Lenders, shall have either (x) determined that such event or occurrence will not adversely affect the validity, perfection or priority of Agent’s security interest in the Collateral, or (y) taken such steps (with the cooperation of such Grantor to the extent necessary or advisable) as are reasonably necessary or advisable to properly maintain the validity, perfection and priority of Agent’s security interest in the Collateral.

4.1.8           Other Financing Statements. None of the Grantors will authorize the filing of any financing statement naming it as debtor covering all or any portion of the Collateral, except as permitted by Section 4.1.4 and in respect of Liens expressly permitted by Section 6.03 of the Credit Agreement.

Section 4.2.        Securities, Pledged Notes and Documents; Certificated Securities.

4.2.1           Subject to any Approved Intercreditor Agreement, if applicable, each Grantor will (i) deliver to Agent immediately upon execution of this Agreement the originals of all certificated Pledged Securities constituting Collateral (if any then exist) and all Pledged Notes, in each case, to the extent not previously delivered to Agent, (ii) hold in trust for Agent upon receipt and immediately thereafter deliver to Agent any Pledged Securities constituting Collateral and any Pledged Notes, and (iii) upon Agent’s request, after the occurrence and during the continuance of an Event of Default, deliver to Agent (and thereafter hold in trust for Agent upon receipt and immediately deliver to Agent) (x) any Document evidencing or constituting Collateral, (y) any dividends or distributions declared or paid, in cash or property, upon any of the Pledged Securities, and (z) any payments received, in cash or property, with respect to any Pledged Note or any other Collateral.

4.2.2           No Grantor shall cause or agree to any Pledged Securities not represented by certificates to be certificated or to become "securities" within the meaning of Article 8 of the Uniform Commercial Code until (a) it has given not less than 30 days’ prior written notice to the Agent of its intention so to do, clearly describing such actions and providing such other information in connection therewith as the Agent may reasonably request, and (b) subject to any Approved Intercreditor Agreement, it shall have taken all action, satisfactory to the Agent , to maintain the security interest of the Agent in the Pledged Securities intended to be granted hereby at all times fully perfected and in full force and effect.

Section 4.3.          Uncertificated Securities and Certain Other Investment Property. Each Grantor will permit Agent from time to time to cause the appropriate issuers (and, if held with a securities intermediary, such securities intermediary) of uncertificated securities or other types of Investment Property not represented by certificates which are Pledged Securities to mark their books and records with the numbers and face amounts of all such uncertificated securities or other types of Investment Property not represented by certificates and all rollovers and replacements therefor to reflect the Liens of Agent granted pursuant to this Agreement. Subject to any Approved Intercreditor Agreement, if applicable, each Grantor will take any actions requested by Agent necessary to cause (i) the issuers of uncertificated securities which are Collateral and which are Securities or other Investment Property and (ii) any financial intermediary which is the holder of any Securities or other Investment Property, to cause Agent to have and retain Control over such Securities or other Investment Property. Without limiting the foregoing, subject to an Approved Intercreditor Agreement, if requested by the Lead Lender, each Grantor will, with respect to uncertificated Securities and other Investment Property held with a financial intermediary, cause such financial intermediary to enter into a control agreement with Agent in form and substance satisfactory to Agent and the Lead Lender.

Exhibit E – Page 13

Section 4.4.        Stock and Other Ownership Interests.

4.4.1           Changes in Capital Structure of Issuers. Except as otherwise permitted under the Credit Agreement, none of the Grantors will vote any of the Securities, Ownership Interests or other Investment Property in favor of, or take any other action to permit or suffer, any issuer of privately held corporate securities or other ownership interests in a corporation, limited partnership, general partnership, joint venture or limited liability company constituting Collateral to dissolve, liquidate, retire any of its capital stock, Ownership Interests or other Securities evidencing ownership, reduce its capital or merge or consolidate with any other entity.

4.4.2           Registration of Pledged Securities and other Investment Property. Subject to any Approved Intercreditor Agreement, if applicable, each Grantor will permit any registerable Pledged Securities or any Ownership Interest which become a Security to be registered in the name of Agent or its nominee at any time an Event of Default has occurred and is continuing at the option of the Majority Lenders.

4.4.3           Exercise of Rights in Pledged Securities and other Investment Property. Subject to any Approved Intercreditor Agreement, if applicable, each Grantor will permit Agent or its nominee at any time after the occurrence and during the continuance of an Event of Default, without notice, to exercise all voting and corporate rights relating to the Pledged Securities, including, without limitation, exchange, subscription or any other rights, privileges, or options pertaining to any Pledged Securities and the Stock Rights as if it were the absolute owner thereof.

Section 4.5.          Additional Collateral. Each Grantor further agrees that it will, upon obtaining any additional promissory notes, shares of stock, limited partnership interests, general partnership interests, membership interests or other securities or instruments or Commercial Tort Claims in excess of the thresholds set forth in Section 3.16 above required to be pledged hereunder as provided in Section 4.2 or as provided in the Credit Agreement, promptly (and in any event within five (5) Business Days) deliver to Agent a Pledge Amendment, duly executed by such Grantor, in substantially the form of Schedule III annexed hereto (a “Pledge Amendment”), in respect of the additional certificates, instruments or Commercial Tort Claims to be pledged pursuant to this Agreement. Each Grantor hereby authorizes Agent or its designee to attach each Pledge Amendment to this Agreement and agrees that all certificates, instruments or Commercial Tort Claims listed on any Pledge Amendment delivered to Agent or, at any time the Revolving Debt or the Existing First Lien Debt is outstanding, subject to an Approved Intercreditor Agreement, to the agent under the Permitted RBL Credit Agreement or the Existing Agent, as applicable, shall for all purposes hereunder be considered Collateral; provided that the failure of such Grantor to execute a Pledge Amendment with respect to any additional certificates, instruments or Commercial Tort Claims pledged pursuant to this Agreement shall not impair the security interest of Agent therein or otherwise adversely affect the rights and remedies of Agent hereunder with respect thereto.

Exhibit E – Page 14

Section 4.6.        Additional Grantors. From time to time subsequent to the date hereof, additional Persons may become parties hereto as additional Grantors (each, an “Additional Grantor”), by executing a Counterpart Agreement. Upon delivery of any such Counterpart Agreement to Agent, notice of which is hereby waived by each Grantor, each Additional Grantor shall be a Grantor and shall be as fully a party hereto as if such Additional Grantor were an original signatory hereto. Each Grantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Grantor hereunder, nor by any election of Agent not to cause any Subsidiary of Borrower or any other Grantor to become an Additional Grantor hereunder. This Agreement shall be fully effective as to any Grantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Grantor hereunder.

ARTICLE V.

EVENT OF DEFAULT

Section 5.1.        Event of Default. Any occurrence of any “Event of Default” under, and as defined in, the Credit Agreement shall constitute an Event of Default hereunder.

Section 5.2.        Acceleration and Remedies. Subject to the any Approved Intercreditor Agreement, if applicable, upon the occurrence and continuance of an Event of Default, Agent may exercise any or all of the following rights and remedies:

5.2.1           Those rights and remedies provided in this Agreement, the Credit Agreement, or any other Loan Document, provided that this Section 5.2.1 shall not be understood to limit any rights or remedies available to Agent and the Secured Parties prior to an Event of Default.

5.2.2           Those rights and remedies available to Agent under the New York UCC (whether or not the New York UCC applies to the affected Collateral) or under any other applicable law (including, without limitation, any law governing the exercise of a bank’s right of setoff or bankers’ lien).

5.2.3           Without notice except as specifically provided in Section 9.1 or elsewhere herein, collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or sell, lease, assign, grant an option or options to purchase or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, for cash, on credit or for future delivery, and upon such other terms as Agent may deem commercially reasonable.

Agent, on behalf of the Secured Parties, may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

Exhibit E – Page 15

Section 5.3.        Each Grantor’s Obligations Upon Event of Default. Subject to any Approved Intercreditor Agreement, if applicable, upon the request of Agent after the occurrence of an Event of Default, each Grantor will:

5.3.1           Assembly of Collateral. Assemble and make available to Agent the Collateral and all records relating thereto at any place or places specified by Agent.

5.3.2           Agent Access. Permit Agent, by Agent’s representatives and agents, to enter any premises where all or any part of the Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Collateral and to remove all or any part of the Collateral.

ARTICLE VI.

WAIVERS, AMENDMENTS AND REMEDIES

No delay or omission of Agent or any Lender to exercise any right or remedy granted under this Agreement shall impair such right or remedy or be construed to be a waiver of any Event of Default or an acquiescence therein, and any single or partial exercise of any such right or remedy shall not preclude any other or further exercise thereof or the exercise of any other right or remedy. Except for any Pledge Amendment executed and delivered to Agent by any Grantor in accordance with the terms of Section 4.5, no waiver, amendment or other variation of the terms, conditions or provisions of this Agreement whatsoever shall be valid unless in writing signed by Agent with the concurrence or at the direction of the Majority Lenders and then only to the extent in such writing specifically set forth. All rights and remedies contained in this Agreement or by law afforded shall be cumulative and all shall be available to Agent and the Secured Parties until the Obligations have been paid in full.

ARTICLE VII.

PROCEEDS

Section 7.1.        Application of Proceeds. Subject to any Approved Intercreditor Agreement, if applicable, the proceeds of the Collateral shall be applied by Agent to payment of the Obligations in the order and manner contemplated by the Credit Agreement.

ARTICLE VIII.

NOTICES

Section 8.1.        Sending Notices.  Any notice required or permitted to be given under this Agreement shall be sent (and deemed received) in the manner and to the addresses set forth in Section 10.01 of the Credit Agreement.

Exhibit E – Page 16

Section 8.2.        Change in Address for Notices. Agent, Lender or any Grantor may change the address for service of notice upon it by a notice in writing to the other parties.

ARTICLE IX.

GENERAL PROVISIONS

Section 9.1.        Notice of Disposition of Collateral; Condition of Collateral. Each Grantor hereby waives notice of the time and place of any public sale or the time after which any private sale or other disposition of all or any part of the Collateral may be made. To the extent such notice may not be waived under applicable law, any notice made shall be deemed reasonable if sent to a Grantor, addressed as set forth in Article VIII, at least ten (10) days prior to (i) the date of any such public sale or (ii) the time after which any such private sale or other disposition may be made. Agent shall have no obligation to prepare the Collateral for sale.

Section 9.2.        Agent Performance of Debtor Obligations. Without having any obligation to do so, subject to any Approved Intercreditor Agreement, if applicable, Agent may perform or pay any obligation which a Grantor has agreed to perform or pay in this Agreement, after the occurrence and during the continuance of an Event of Default, and such Grantor shall reimburse Agent for any amounts paid by Agent pursuant to this Section 9.2. The Grantors’ obligations to reimburse Agent pursuant to the preceding sentence shall be an Obligation payable on demand.

Section 9.3.        Authorization for Agent to Take Certain Action. Subject to any Approved Intercreditor Agreement, if applicable, each Grantor irrevocably authorizes Agent or its designee at any time and from time to time in the sole discretion of Agent and appoints Agent as its attorney in fact (i) to file financing statements, amendments and continuations necessary or desirable in Agent’s sole discretion to perfect and to maintain the perfection and priority of Agent’s security interest in the Collateral, (ii) after the occurrence and during the continuance of an Event of Default, to indorse and collect any cash proceeds of the Collateral, (iii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Collateral as a financing statement and to file any other financing statement or amendment of a financing statement (which does not add new collateral or add a debtor) in such offices as Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of Agent’s security interest in the Collateral, (iv) after the occurrence and during the continuance of an Event of Default, to contact and enter into one or more agreements with the issuers of uncertificated securities which are Collateral and which are Securities or other Investment Property or with financial intermediaries holding Securities or other Investment Property as may be necessary or advisable to give Agent Control over such Securities or other Investment Property, (v) after the occurrence and during the continuance of an Event of Default, to apply the proceeds of any Collateral received by Agent to the Obligations as provided in Article VII, (vi) after the occurrence and during the continuance of an Event of Default, to discharge past due taxes, assessments, charges, fees or Liens on the Collateral (except for such Liens as are specifically permitted under the Credit Agreement), (vii) after the occurrence and during the continuance of an Event of Default, to take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Agent for the purpose of collecting any and all such moneys due with respect to any Collateral, and (viii) after the occurrence and during the continuance of an Event of Default, to direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to Agent or as Agent shall direct. Grantor agrees to reimburse Agent on demand for any payment made or any expense incurred by Agent in connection with any actions taken by Agent pursuant to clauses (i) through (viii) above, provided that this authorization shall not relieve any Grantor of any of its obligations under this Agreement or under the Credit Agreement. The power of attorney granted hereby is coupled with an interest and shall be irrevocable until payment in full in cash of the Obligations.

Exhibit E – Page 17

Section 9.4.        Specific Performance of Certain Covenants. Each Grantor acknowledges and agrees that a breach of any of the covenants contained in Sections 4.1.5, 4.1.6, 4.2, 5.3, or 9.5 or in Article VII or Article XI will cause irreparable injury to Agent and the Secured Parties, that Agent and Secured Parties have no adequate remedy at law in respect of such breaches and therefore agrees, without limiting the right of Agent or the Secured Parties to seek and obtain specific performance of other obligations of Grantor contained in this Agreement, that the covenants of such Grantor contained in the Sections referred to in this Section 9.4 shall be specifically enforceable against such Grantor.

Section 9.5.        Dispositions Not Authorized. Except as otherwise permitted under the Credit Agreement, none of the Grantors is authorized to sell or otherwise dispose of the Collateral.

Section 9.6.        Benefit of Agreement. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of each Grantor, Agent and the Secured Parties and their respective successors and assigns (including all persons who become bound as a debtor to this Agreement), except that none of the Grantors shall have the right to assign its rights or delegate its obligations under this Agreement or any interest herein, without the prior written consent of Agent.

Section 9.7.        Survival of Representations. All representations and warranties of each Grantor contained in this Agreement shall survive the execution and delivery of this Agreement.

Section 9.8.        Taxes and Expenses. Each Grantor agrees to pay, indemnify and to save Agent and the other Secured Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all Other Taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement, to the extent such Grantor would be required to do so pursuant to Section 10.03 of the Credit Agreement. Grantors shall reimburse Agent for any and all reasonable and documented out-of-pocket expenses and charges (including reasonable attorneys’, auditors’ and accountants’ fees) paid or incurred by Agent and the Lead Lender in connection with the preparation, execution, delivery, administration, collection and enforcement of this Agreement and in the audit, analysis, administration, collection, preservation or sale of the Collateral (including the expenses and charges associated with any periodic or special audit of the Collateral), to the extent Grantors would be required to do so pursuant to Section 10.03 of the Credit Agreement. Any and all costs and expenses incurred by Grantors in the performance of actions required pursuant to the terms hereof shall be borne solely by Grantors, subject to Section 10.03 of the Credit Agreement.

Exhibit E – Page 18

Section 9.9.        Headings. The title of and section headings in this Agreement are for convenience of reference only, and shall not govern the interpretation of any of the terms and provisions of this Agreement.

Section 9.10.       Releases.

9.10.1         Upon the Release Date, the Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors. At the written request and sole expense of the Borrower following any such termination, and subject to the provisions in Article X of the Credit Agreement, Agent shall deliver to such Grantor any Collateral held by Agent hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

9.10.2         If any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by the Credit Agreement, then Agent, at the written request and sole expense of the Borrower or any Subsidiary, but subject to the provisions in Article X of the Credit Agreement, shall execute and deliver to such Grantor all releases or other documents reasonably necessary for the release of the Liens created by hereby on such Collateral. At the written request and sole expense of the Borrower, a Grantor shall be released from its obligations hereunder and the other Loan Documents in the event that all the capital stock of such Grantor shall be Disposed of in a transaction permitted by the Credit Agreement; provided that, in the case of this Section 9.10, the Borrower shall have delivered to Agent, at least five (5) Business Days prior to the date of the proposed release (or such shorter time as the Lead Lender may agree but in any event not less than three (3) Business Days, unless otherwise agreed by the Agent), a written request for release identifying the relevant Grantor, summarizing the transaction and stating that such transaction is expressly permitted by the Credit Agreement and the other Loan Documents (and the Secured Parties hereby authorize and direct the Agent to conclusively rely on such certifications in performing its obligations under this Section 9.10.2).

Section 9.11.       ENTIRE AGREEMENT. THIS AGREEMENT, THE CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES HERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES HERETO.

Section 9.12.       CHOICE OF LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF NEW YORK.

Exhibit E – Page 19

Section 9.13.       WAIVER OF JURY TRIAL. EACH GRANTOR AND, BY ACCEPTANCE OF THE BENEFITS HEREOF, AGENT AND EACH LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

Section 9.14.       Expenses; Indemnity; Damage Waiver. Section 10.03 of the Credit Agreement is hereby incorporated by reference mutatis mutandis, as if stated verbatim herein as agreements and obligations of each Grantor.

Section 9.15.       Counterparts. Counterparts; Fax. This Agreement may be separately executed in any number of counterparts, all of which when so executed shall be deemed to constitute one and the same Agreement. This Agreement may be validly executed and delivered by facsimile or other electronic transmission.

Section 9.16.       Consent of Pledge of Pledged Securities. Each Grantor consents to the grant by each other Grantor of a security interest in all Pledged Securities to Agent, and without limiting the foregoing, subject to an Approved Intercreditor Agreement, consents to the transfer of such Pledged Securities to Agent or its nominee following an Event of Default and to the substitution of Agent or its nominee as a partner in any partnership or as a member in any limited liability company with all the rights and powers related thereto.

Section 9.17.       Intercreditor Agreement. Each Secured Party (i) consents to the subordination of Liens provided for in any Approved Intercreditor Agreement, if applicable, (ii) agrees that it will be bound by, and will take no actions contrary to, the provisions of such Approved Intercreditor Agreement and (iii) authorizes and instructs Agent on behalf of each Secured Party to enter into such Approved Intercreditor Agreement (including any and all amendments, amendments and restatements, modifications, supplements and acknowledgements thereto permitted hereby from time to time) as Agent on behalf of such Secured Party. The foregoing provisions are intended as an inducement to the lenders under the Permitted RBL Credit Agreement to the Revolving Debt and to the Existing Lenders to the Borrower and such lenders are intended third party beneficiaries of such provisions and the provisions of such Approved Intercreditor Agreement. Notwithstanding anything herein to the contrary, the Liens and security interest granted to Agent, for the benefit of the Secured Parties, pursuant to this Agreement and the exercise of any right or remedy by Agent and the other Secured Parties hereunder are subject to the provisions of any Approved Intercreditor Agreement, if applicable. In the event of any conflict or inconsistency between the terms of such Approved Intercreditor Agreement and this Agreement, the terms of such Approved Intercreditor Agreement shall control.

Section 9.18.        Concerning Agent.

(a)          The actions of the Agent hereunder are subject to the provisions, and entitled to the benefits and protections, set forth in the Credit Agreement. The Agent shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking action (including the release or substitution of the Collateral), in accordance with this Agreement and the Credit Agreement.

Exhibit E – Page 20

(b)          The Agent shall be entitled to rely upon any written notice, statement, certificate, order or other document or any telephone message believed by it to be genuine and, with respect to all matters pertaining to this Agreement and its duties hereunder.

(c)          The Agent shall not be responsible for the existence, genuineness or value of any Collateral or for the validity, perfection, priority or enforceability of any security interest or Lien granted under this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby.

(d)          Neither the Agent nor any of its officers, partners, directors, employees or agents shall be liable to any other Secured Party or any Grantor for any action taken or omitted by the Agent under or in connection with any of the Security Documents except to the extent caused by the Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

[Signature Pages Follow]

Exhibit E – Page 21

IN WITNESS WHEREOF, Grantors and Agent have executed this Agreement as of the date first above written.

GRANTORS:

LILIS ENERGY, INC.

By:
Name:
Title:

BRUSHY RESOURCES, INC.

By:
Name:
Title:

IMPETRO OPERATING LLC

By:
Name:
Title:

IMPETRO RESOURCES, LLC

By:
Name:
Title:

LILIS OPERATING COMPANY, LLC

By:
Name:
Title:

AGENT:

WILMINGTON TRUST, NATIONAL ASSOCIATION

By:
Name:
Title:

Signature Page to Pledge and Security Agreement

EXHIBIT “A”
PLACE OF BUSINESS OR CHIEF EXECUTIVE OFFICE

Place of Business (if it has only one) or Chief Executive Office (if more than one place of business) and Mailing Address:

Grantor	Place of Business/Chief Executive Office	Mailing Address
Lilis Energy, Inc.	San Antonio, TX	300 E. Sonterra Blvd. Ste. 1220 San Antonio, TX 78258
Lilis Operating Company, LLC	San Antonio, TX	300 E. Sonterra Blvd. Ste. 1220 San Antonio, TX 78258
Brushy Resources, Inc.	San Antonio, TX	300 E. Sonterra Blvd. Ste. 1220 San Antonio, TX 78258
ImPetro Resources, LLC	San Antonio, TX	300 E. Sonterra Blvd. Ste. 1220 San Antonio, TX 78258
ImPetro Operating LLC	San Antonio, TX	300 E. Sonterra Blvd. Ste. 1220 San Antonio, TX 78258

EXHIBIT “B”
OTHER NAMES

Grantor	Other Names
Lilis Energy, Inc.	Recovery Energy, Inc.
Lilis Operating Company, LLC	None.
Brushy Resources, Inc.	Starboard Resources LLC Starboard Resources, Inc.
ImPetro Resources, LLC	None.
ImPetro Operating LLC	ImPetro Operating, LLC Lilis Operating Company, LLC

EXHIBIT “C”
FEDERAL TAXPAYER IDENTIFICATION NUMBER

Grantor	Federal Employer Identification Number
Lilis Energy, Inc.	74-3231613
Lilis Operating Company, LLC	82-1163908
Brushy Resources, Inc.	45-5634053
ImPetro Resources, LLC	27-1769608
ImPetro Operating LLC	27-1769730

EXHIBIT “D”
LOCATION FOR PURPOSES OF UCC

Grantor	Jurisdiction
Lilis Energy, Inc.	Nevada
Lilis Operating Company, LLC	Texas
Brushy Resources, Inc.	Delaware
ImPetro Resources, LLC	Delaware
ImPetro Operating LLC	Delaware

SCHEDULE I
List of Pledged Securities and Pledged Notes

A. STOCKS:

Grantor	Issuer	Certificate Number	Number of Shares	Ownership Interest
Lilis Energy, Inc.	Brushy Resources, Inc.	1	100	100%

B. OTHER SECURITIES, INVESTMENT PROPERTY AND OWNERSHIP INTERESTS (CERTIFICATED AND UNCERTIFICATED):

Grantor	Issuer	Certificate Number	Type of Equity Interest	Ownership Interest
Brushy Resources, Inc.	ImPetro Resources, LLC	N/A	Limited liability company interests	100%
ImPetro Resources, LLC	ImPetro Operating LLC	N/A	Limited liability company interests	100%
Lilis Energy, Inc.	Lilis Operating Company, LLC	N/A	Limited liability company interests	100%

C. PLEDGED NOTES

Grantor	Issuer	Payee	Maturity Date	Principal Amount
None	None	None	None	None

SCHEDULE II
Commercial Tort Claims

None.

SCHEDULE III
PLEDGE AMENDMENT

This Pledge Amendment, dated [________] is delivered pursuant to Section 4.5 of the Agreement referred to below. The undersigned hereby agrees that this Pledge Amendment may be attached to the Pledge and Security Agreement dated as of April 26, 2017, by and among the Grantors party thereto and Wilmington Trust, National Association (“Agent”), as administrative agent for the Secured Parties (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”; capitalized terms defined therein being used herein as defined therein) and that the Pledged Securities, Pledged Notes, and Commercial Tort Claims listed on this Pledge Amendment shall be deemed to be part of the Pledged Securities, Pledged Notes, and Commercial Tort Claims and shall become part of the Collateral and shall secure all Obligations.

[	]

By:
Name:
Title:

List of Additional Pledged Securities, Additional Pledged Notes and Commercial Tort Claims

A. STOCKS:

Grantor	Issuer	Certificate Number	Number of Shares	Ownership Interest

B. OTHER SECURITIES, INVESTMENT PROPERTY AND OWNERSHIP INTERESTS (CERTIFICATED AND UNCERTIFICATED):

Grantor	Issuer	Certificate Number	Type of Equity Interest	Ownership Interest

C. PLEDGED NOTES

Grantor	Issuer	Payee	Maturity Date	Principal Amount

D. COMMERCIAL TORT CLAIMS

EXHIBIT F

NOTE

FOR U.S. FEDERAL INCOME TAX PURPOSES, THE LOANS UNDER THIS AGREEMENT WERE ISSUED WITH ORIGINAL ISSUE DISCOUNT UNDER SECTIONS 1272, 1273, AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, AND THIS LEGEND IS REQUIRED BY SECTION 1275(c) OF THE CODE. YOU MAY CONTACT [Officer], [Title], [Address], [Telephone Number], WHO WILL PROVIDE YOU WITH FOLLOWING INFORMATION: (1) THE ISSUE PRICE AND DATE OF THE LOANS, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE LOANS AND (3) THE YIELD TO MATURITY OF THE LOANS.

New York, New York	___________, ____

FOR VALUE RECEIVED, the undersigned LILIS ENERGY, INC., a Delaware corporation (“Borrower”) hereby unconditionally promises to pay to _____________________ (the “Lender”) or its registered assigns the principal sum equal to its Commitment as set forth in the Credit Agreement (as hereinafter defined), or, if greater or less, the aggregate unpaid principal amount of the Loans advanced by Lender to Borrower pursuant to the terms of the Credit Agreement, together with interest on the unpaid principal balance thereof as set forth in the Credit Agreement, both principal and interest payable as therein provided in lawful money of the United States of America at the offices of Administrative Agent provided in Section 11.01 of the Credit Agreement, or at such other place, as from time to time may be designated by Administrative Agent in accordance with the Credit Agreement.

The principal and all accrued interest on this Note shall be due and payable in accordance with the terms and provisions of the Credit Agreement. This Note is executed pursuant to that certain Credit Agreement dated as of April 26, 2017, among Borrower, certain Subsidiaries of Borrower, as Guarantors, the Administrative Agent and the Lenders party thereto (as amended, modified, supplemented or restated from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), is one of the promissory notes referred to in Section 2.05(e) therein and is secured by the Security Documents. Reference is made to the Credit Agreement and the Loan Documents for a statement of prepayment rights and obligations of Borrower, for a statement of the terms and conditions under which the due date of this Note may be accelerated and for statements regarding other matters affecting this Note (including without limitation principal and interest payment due dates, voluntary and mandatory prepayments, exercise of rights and remedies, payment of attorneys’ fees, court costs and other costs of collection and certain waivers by Borrower and others now or hereafter obligated for payment of any sums due hereunder). Upon the occurrence of an Event of Default, the Administrative Agent may declare forthwith to be entirely and immediately due and payable the principal balance hereof and the interest accrued hereon, and the Lender shall have all rights and remedies of the Lender under the Credit Agreement and the other Loan Documents. This Note may be prepaid in accordance with the terms and provisions of the Credit Agreement.

Regardless of any provision contained in this Note, the holder hereof shall never be entitled to receive, collect or apply, as interest on this Note, any amount in excess of the Maximum Rate, and, if the holder hereof ever receives, collects, or applies as interest, any such amount which would be excessive interest, it shall be deemed a partial prepayment of principal and treated hereunder as such; and, if the indebtedness evidenced hereby is paid in full, any remaining excess shall forthwith be paid to Borrower. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the Maximum Rate, Borrower and the holder hereof shall, to the maximum extent permitted under applicable law (i) characterize any non-principal payment as an expense, fee or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) spread the total amount of interest throughout the entire contemplated term of the obligations evidenced by this Note and/or referred to in the Credit Agreement so that the interest rate is uniform throughout the entire term of this Note; provided that, if this Note is paid and performed in full prior to the end of the full contemplated term thereof; and if the interest received for the actual period of existence thereof exceeds the Maximum Rate, the holder hereof shall refund to Borrower the amount of such excess or credit the amount of such excess against the indebtedness evidenced hereby, and, in such event, the holder hereof shall not be subject to any penalties provided by any laws for contracting for, charging, taking, reserving or receiving interest in excess of the Maximum Rate.

EXHIBIT F – PAGE 1

If any payment of principal or interest on this Note shall become due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in computing interest in connection with such payment.

If this Note is placed in the hands of an attorney for collection, or if it is collected through any legal proceeding at law or in equity or in bankruptcy, receivership or other court proceedings, Borrower agrees to pay all costs of collection, including, but not limited to, court costs and reasonable attorneys’ fees.

Borrower and each surety, endorser, guarantor and other party ever liable for payment of any sums of money payable on this Note, jointly and severally waive presentment and demand for payment, notice of intention to accelerate the maturity, protest, notice of protest and nonpayment, as to this Note and as to each and all installments hereof, and agree that their liability under this Note shall not be affected by any renewal or extension in the time of payment hereof, or in any indulgences, or by any release or change in any security for the payment of this Note, and hereby consent to any and all such renewals, extensions, indulgences, releases or changes.

This Note shall be governed by and construed in accordance with the applicable laws of the United States of America and the laws of the State of New York.

THIS NOTE, THE CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENTS AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

EXHIBIT F – PAGE 2

EXECUTED as of the date and year first above written.

BORROWER:

LILIS ENERGY, INC.

By:
Name:
Title:

EXHIBIT F – PAGE 3

EXHIBIT G-1

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of April 26, 2017 (as it may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), by and among Lilis Energy, Inc., as Borrower, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto, and Wilmington Trust, National Association, as Administrative Agent.

Pursuant to the provisions of Section 2.12 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[ ]

EXHIBIT G-1 – PAGE 1

EXHIBIT G-2

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of April 26, 2017 (as it may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), by and among Lilis Energy, Inc., as Borrower, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto, and Wilmington Trust, National Association, as Administrative Agent.

Pursuant to the provisions of Section 2.12 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[ ]

EXHIBIT G-2 – PAGE 1

EXHIBIT G-3

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of April 26, 2017 (as it may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), by and among Lilis Energy, Inc., as Borrower, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto, and Wilmington Trust, National Association, as Administrative Agent.

Pursuant to the provisions of Section 2.12 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY (or applicable successor form) accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) or (ii) an IRS Form W-8IMY (or applicable successor form) accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[ ]

EXHIBIT G-3 – PAGE 1

EXHIBIT G-4

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of April 26, 2017 (as it may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), by and among Lilis Energy, Inc., as Borrower, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto, and Wilmington Trust, National Association, as Administrative Agent.

Pursuant to the provisions of Section 2.12 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any promissory note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY (or applicable successor form) accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) or (ii) an IRS Form W-8IMY (or applicable successor form) accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[ ]

EXHIBIT G-4 – PAGE 1

EXHIBIT I

FORM OF REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of [                          ], by and among Lilis Energy, Inc., a Nevada corporation (the “Company”), and each of the parties executing this Agreement as a Lender (each, a “Lender” and collectively, the “Lenders”).

WHEREAS, this Agreement is made pursuant to the Credit Agreement, dated as of April 26, 2017 (the “Credit Agreement”), among the Company, the Guarantors party thereto, the Lenders and Wilmington Trust, National Association, as Administrative Agent, pursuant to which the Lenders are making the Term Loan to the Company on the date hereof and thereafter may make Delayed Draw Term Loans to the Company;

WHEREAS, the Loans are convertible as provided in the Credit Agreement into shares of Common Stock or shares of Lender Preferred Stock, and shares of Lender Preferred Stock are convertible as provided in the Certificate of Designations into shares of Common Stock; and

WHEREAS, the Company has agreed to provide the registration and other rights set forth in this Agreement for the benefit of the Lenders pursuant to the Credit Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01         Definitions.

Capitalized terms used herein without definition shall have the meanings given to them in the Credit Agreement. The terms set forth below are used herein as so defined:

“Agreement” has the meaning specified therefor in the introductory paragraph of this Agreement.

“Commission” means the U.S. Securities and Exchange Commission, including the staff thereof as applicable.

“Common Share Price” means the volume weighted average closing price of the Common Stock (as reported by the Primary Exchange on which the Common Stock is then traded) for the ten (10) trading days immediately preceding the date on which the determination is made (or, if such price is not available, as determined in good faith by the Board of Directors).

“Company” has the meaning specified therefor in the introductory paragraph of this Agreement.

“Company Securities” has the meaning specified therefor in Section 2.04(c)(i).

“Credit Agreement” has the meaning specified therefor in the recitals of this Agreement.

“Effectiveness Period” has the meaning specified therefor in Section 2.01(e).

“Expenses” has the meaning specified therefor in Section 2.10(a).

EXHIBIT I – PAGE 1

“Filing Date” has the meaning specified therefor in Section 2.01(a).

“Holder” means the record holder of any Registrable Securities; provided, that (a) each Lender shall be deemed to be the record holder of the Registrable Securities issuable upon conversion of the Loans made by such Lender and issuable upon conversion of shares of Lender Preferred Stock issuable upon conversion of such Loans and (b) each record holder of shares of Lender Preferred Stock shall be deemed to be the record holder of the Registrable Securities issuable upon conversion of such shares of Lender Preferred Stock, in each case for purposes of this definition and all other references in this Agreement to holding or owning Registrable Securities.

“Indemnified Party” has the meaning specified therefor in Section 2.10(c).

“Indemnifying Party” has the meaning specified therefor in Section 2.10(c).

“Lender” and “Lenders” have the meanings specified therefor in the introductory paragraph of this Agreement.

“Losses” has the meaning specified therefor in Section 2.10(a).

“Majority Holders” means, at any time, the Holder or Holders of more than fifty percent (50%) of the Registrable Securities at such time.

“Managing Underwriter” means, with respect to any Underwritten Offering, the lead book-running manager(s) of such Underwritten Offering.

“Other Securities” has the meaning specified therefor in Section 2.04(c)(i).

“Piggybacking Holder” has the meaning specified therefor in Section 2.04(a).

“Piggyback Underwritten Offering” has the meaning specified therefor in Section 2.04(a).

“Registrable Securities” means (a) the shares of Common Stock issuable upon conversion of the Loans pursuant to the terms of the Credit Agreement, and (b) to the extent that any shares of Lender Preferred Stock are issued or issuable upon conversion of the Loans pursuant to the terms of the Credit Agreement, the shares of Common Stock issuable upon conversion of such shares of Lender Preferred Stock pursuant to the terms of the Certificate of Designations, in each case until such Registrable Securities cease to be Registrable Securities pursuant to Section 1.02.

“Registrable Securities Amount” means the Common Share Price times the number of applicable Registrable Securities.

“Registration Expenses” means all expenses, other than Selling Expenses, incident to the Company’s performance under or compliance with this Agreement to effect the registration of Registrable Securities on a Registration Statement and the disposition of such Registrable Securities, including, without limitation, all registration, filing, securities exchange listing fees, all registration, filing, qualification and other fees and expenses of complying with securities or blue sky laws, fees of the Financial Industry Regulatory Authority, fees of transfer agents and registrars, all word processing, duplicating and printing expenses and the fees and disbursements of counsel to the Company and the independent public accountants for the Company, including the expenses of any special audits or “comfort” letters required by or incident to such performance and compliance, and the reasonable fees and expenses of one counsel for all Holders.

EXHIBIT I – PAGE 2

“Registration Statement” means (a) the Shelf Registration Statement and (b) any other registration statement of the Company filed or to be filed with the Commission under the Securities Act in which Registrable Securities are or, as the context requires, may be included in the securities registered thereby pursuant to this Agreement.

“Requesting Holder” has the meaning specified therefor in Section 2.02(a).

“Requesting Holder and Shelf Piggybacking Holder Securities” has the meaning specified therefor in Section 2.02(c)(i).

“Rule 415 Limitation” has the meaning specified therefor in Section 2.01(b).

“Section 2.02 Maximum Number of Shares” has the meaning specified therefor in Section 2.02(c).

“Section 2.04 Maximum Number of Shares” has the meaning specified therefor in Section 2.04(c).

“Selling Expenses” means all (a) underwriting fees, discounts and selling commissions allocable to the sale of Registrable Securities, (b) transfer taxes allocable to the sale of the Registrable Securities, (c) costs or expenses related to any roadshows conducted in connection with the marketing of any Shelf Underwritten Offering, and (d) fees and expenses of any counsel engaged by any Holder that are not expressly included in Registration Fees.

“Selling Holder” means a Holder selling Registrable Securities pursuant to a Registration Statement.

“Selling Stockholder Questionnaire” has the meaning specified therefor in Section 2.07.

“Shelf Piggybacking Holder” has the meaning specified therefor in Section 2.02(b).

“Shelf Registration Statement” has the meaning specified therefor in Section 2.01(a), subject to Section 2.01(d).

“Shelf Underwritten Offering” has the meaning specified therefor in Section 2.02(a).

“Underwritten Offering” means an offering (including an offering pursuant to the Shelf Registration Statement) in which shares of Common Stock are sold to an underwriter on a firm commitment basis for reoffering to the public.

“Underwritten Offering Filing” means (a) with respect to a Shelf Underwritten Offering, a preliminary prospectus supplement (or prospectus supplement if no preliminary prospectus supplement is used) to the Shelf Registration Statement relating to such Shelf Underwritten Offering, and (b) with respect to a Piggyback Underwritten Offering, (i) a preliminary prospectus supplement (or prospectus supplement if no preliminary prospectus supplement is used) to an effective shelf Registration Statement (other than the Shelf Registration Statement) in which Registrable Securities could be included and Holders could be named as selling security holders without the filing of a post-effective amendment thereto (other than a post-effective amendment that becomes effective upon filing) or (ii) a Registration Statement (other than the Shelf Registration Statement), in each case relating to such Piggyback Underwritten Offering.

EXHIBIT I – PAGE 3

Section 1.02         Registrable Securities.

Any Registrable Security will cease to be a Registrable Security when (a) a Registration Statement covering such Registrable Security has become effective under the Securities Act and such Registrable Security has been sold or disposed of pursuant to such Registration Statement; (b) such Registrable Security has been disposed of pursuant to any section of Rule 144 (or any similar provision then in effect) under the Securities Act; (c) such Registrable Security is held by the Company or one of its Subsidiaries; (d) such Registrable Security has been sold or disposed of in a transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of such Registrable Security pursuant to Section 2.12; or (e) such Registrable Security becomes eligible for resale without restriction and without volume limitations or the need for current public information pursuant to any section of Rule 144 (or any similar provision then in effect) under the Securities Act. Any security that has ceased to be a Registrable Security shall not thereafter become a Registrable Security, and any security that is issued or distributed in respect of a security that has ceased to be a Registrable Security shall not be a Registrable Security.

ARTICLE II
REGISTRATION RIGHTS

Section 2.01         Shelf Registration.

(a)         On or before June 12, 2017 (the “Filing Date”), the Company shall prepare and file with the Commission, and thereafter use commercially reasonable efforts to cause to be declared effective as soon as practicable after the filing thereof, a Registration Statement under the Securities Act relating to the offer and sale of the Registrable Securities by the Holders thereof (the “Shelf Registration Statement”) from time to time in accordance with the methods of distribution set forth in the Shelf Registration Statement and Rule 415 under the Securities Act. Promptly following the effective date of the Shelf Registration Statement, the Company shall notify the Holders of the effectiveness thereof.

(b)         Notwithstanding anything in Section 2.01(a), if for any reason the Commission does not permit the Company to include any or all of the Registrable Securities in the initial Shelf Registration Statement due to limitations on the use of Rule 415 under the Securities Act for the resale of the Registrable Securities by the Holders (a “Rule 415 Limitation”), or the Commission informs the Company that any of the Selling Holders would be deemed to be statutory underwriters, the Company shall notify the Holders thereof and use commercially reasonable efforts to promptly file amendments to the initial Shelf Registration Statement as required by the Commission and/or withdraw the initial Shelf Registration Statement and file a new registration statement on Form S-1 or such other form available for registration of the Registrable Securities as a secondary offering, in either case covering the maximum number of Registrable Securities permitted to be registered by the Commission and avoid the Selling Holders being deemed to be statutory underwriters; provided, however, that prior to such amendment or subsequent Shelf Registration Statement, the Company shall be obligated to use commercially reasonable efforts to advocate with the Commission for the registration of all of the Registrable Securities and against the Selling Holders’ being deemed statutory underwriters in accordance with Commission guidance, including without limitation, the Compliance and Disclosure Interpretation “Securities Act Rules” No. 612.09, and the Securities Act. In the event the Company amends the initial Shelf Registration Statement or files a subsequent Shelf Registration Statement, as the case may be, the Company will use commercially reasonable efforts to file with the Commission, as promptly as allowed by the Commission, Commission guidance or the Securities Act, one or more additional Shelf Registration Statements covering those Registrable Securities not included in the initial Shelf Registration Statement as amended or any subsequent Shelf Registration Statement previously filed. The number of Registrable Securities that may be included in each such Shelf Registration Statement shall be allocated among the Holders thereof in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as is necessary to avoid the Selling Holders being deemed to be statutory underwriters. If the Commission requires the Company to name any Holder as a statutory underwriter and such Holder does not consent thereto, then such Holder’s Registrable Securities shall not be included on the Shelf Registration Statement and the Company shall have no further obligations under this Section 2.01 or Section 2.02 with respect to the Registrable Securities held by such Holder.

EXHIBIT I – PAGE 4

(c)         The Shelf Registration Statement shall be on Form S-1 (or any equivalent or successor form) under the Securities Act (or to the extent the Company is eligible to use Form S-3 or any equivalent or successor form or forms, on Form S-3 or any comparable or successor form); provided, however, that if the Company has filed the Shelf Registration Statement on Form S-1 and subsequently becomes eligible to use Form S-3 or any equivalent or successor form or forms, the Company shall (i) file a post-effective amendment to the Shelf Registration Statement converting such Registration Statement on Form S-1 to a Registration Statement on Form S-3 or any equivalent or successor form or forms or (ii) withdraw the Shelf Registration Statement on Form S-1 and file a subsequent Shelf Registration Statement on Form S-3 or any equivalent or successor form or forms.

(d)         Unless otherwise specifically stated herein, the term “Shelf Registration Statement” shall refer individually to the initial Shelf Registration Statement and to each subsequent Shelf Registration Statement, if any, filed pursuant to Section 2.01(b) or Section 2.01(c).

(e)         The Company shall use commercially reasonable efforts to cause the Shelf Registration Statement to remain effective, and to be supplemented and amended to the extent necessary to ensure that the Shelf Registration Statement is available for the resale of all the Registrable Securities by the Holders until all of the Registrable Securities have ceased to be Registrable Securities (the “Effectiveness Period”).

(f)         When effective, the Shelf Registration Statement (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus contained in the Shelf Registration Statement, in the light of the circumstances under which such statements are made).

EXHIBIT I – PAGE 5

Section 2.02         Underwritten Shelf Offering Requests.

(a)         In the event that any Holder or group of Holders elects to dispose of Registrable Securities under the Shelf Registration Statement pursuant to an Underwritten Offering and reasonably expects gross proceeds of at least $20,000,000 from such Underwritten Offering (including proceeds attributable to any Registrable Securities included in such Underwritten Offering by any Shelf Piggybacking Holders), the Company shall, at the request (a “Shelf Underwritten Offering Request”) of such Holder or Holders (in such capacity, a “Requesting Holder”), enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by the Company with the underwriter or underwriters selected pursuant to Section 2.02(d) and shall take all such other reasonable actions as are requested by the Managing Underwriter of such Underwritten Offering and/or the Requesting Holders in order to expedite or facilitate the disposition of, subject to Section 2.02(c), such Registrable Securities and the Registrable Securities requested to be included by any Shelf Piggybacking Holder (a “Shelf Underwritten Offering”); provided, however, that the Company shall have no obligation to facilitate or participate in more than one Shelf Underwritten Offering in any 180-day period or more than two Shelf Underwritten Offerings per calendar year.

(b)         If the Company receives a Shelf Underwritten Offering Request, it will give written notice of such proposed Shelf Underwritten Offering to each Holder (other than the Requesting Holder) that, together with such Holder’s Affiliates, holds at least $5,000,000 of Registrable Securities calculated based on the Registrable Securities Amount, which notice shall be held in strict confidence by such Holders and shall include the anticipated filing date of the related Underwritten Offering Filing and, if known, the number of shares of Common Stock that are proposed to be included in such Shelf Underwritten Offering, and of such Holders’ rights under this Section 2.02(b). Such notice shall be given promptly (and in any event at least five Business Days before the filing of the Underwritten Offering Filing or two Business Days before the filing of the Underwritten Offering Filing in connection with a bought or overnight Underwritten Offering); provided, that if the Shelf Underwritten Offering is a bought or overnight Underwritten Offering and the Managing Underwriter advises the Company and the Requesting Holder that the giving of notice pursuant to this Section 2.02(b) would adversely affect the offering, no such notice shall be required (and such Holders shall have no right to include Registrable Securities in such bought or overnight Underwritten Offering); and provided further, that the Company shall not so notify any such other Holder that has notified the Company (and not revoked such notice) requesting that such Holder not receive notice from the Company of any proposed Shelf Underwritten Offering. Each such Holder shall then have four Business Days (or one Business Day in the case of a bought or overnight Underwritten Offering) after the date on which the Holders received notice pursuant to this Section 2.2(b) to request inclusion of Registrable Securities in the Shelf Underwritten Offering (which request shall specify the maximum number of Registrable Securities intended to be disposed of by such Holder and include such other information as is requested pursuant to clause (i) of Section 2.05(c)) (any such Holder making such request, a “Shelf Piggybacking Holder”). If no request for inclusion from a Holder is received within such period, such Holder shall have no further right to participate in such Shelf Underwritten Offering.

(c)         If the Managing Underwriter of the Shelf Underwritten Offering shall inform the Company and the Requesting Holders in writing, with a copy to be provided upon request to any Shelf Piggybacking Holder, of its belief that the number of Registrable Securities requested to be included in such Shelf Underwritten Offering by the Requesting Holders and any Shelf Piggybacking Holders (and any other shares of Common Stock requested to be included by any other Persons having registration rights with respect to such offering) would materially adversely affect such offering, then the Company shall include in the applicable Underwritten Offering Filing, to the extent of the total number of Registrable Securities that the Company is so advised can be sold in such Shelf Underwritten Offering without so materially adversely affecting such offering (the “Section 2.02 Maximum Number of Shares”), Registrable Securities in the following priority:

EXHIBIT I – PAGE 6

(i)          First, all Registrable Securities that the Requesting Holder and Shelf Piggybacking Holders requested to be included therein (the “Requesting Holder and Shelf Piggybacking Holder Securities”) (pro rata among the Requesting Holders and Shelf Piggybacking Holders based on the number of Registrable Securities each requested to be included; and

(ii)         Second, to the extent that the number of Requesting Holder and Shelf Piggybacking Holder Securities is less than the Section 2.02 Maximum Number of Shares, the shares of Common Stock requested to be included by any other Persons having registration rights with respect to such offering, pro rata among such other Persons based on the number of shares of Common Stock each requested to be included.

(d)         The Company shall select the Managing Underwriter and any other underwriters in connection with such Shelf Underwritten Offering. The Requesting Holders shall determine the pricing of the Registrable Securities offered pursuant to any Shelf Underwritten Offering and the applicable underwriting discounts and commissions and determine the timing of any such Shelf Underwritten Offering, subject to Section 2.03.

Section 2.03         Delay and Suspension Rights.

Notwithstanding any other provision of this Agreement, the Company may (a) delay filing or effectiveness of the Shelf Registration Statement (or any amendment thereto) or effecting a Shelf Underwritten Offering or (b) suspend the Holders’ use of any prospectus that is a part of a Shelf Registration Statement upon written notice to each Holder whose Registrable Securities are included in such Shelf Registration Statement (provided that in no event shall such notice contain any material non-public information regarding the Company) (in which event such Holder shall immediately discontinue sales of Registrable Securities pursuant to such Registration Statement but may settle any then-contracted sales of Registrable Securities), in each case for a period of up to 60 days, if the Company determines (i) that such delay or suspension is in the best interest of the Company and its stockholders generally due to a pending transaction involving the Company (including a pending securities offering by the Company, or any proposed financing, acquisition, merger, tender offer, business combination, corporate reorganization, consolidation or other significant transaction involving the Company), (ii) that such registration or offering would render the Company unable to comply with applicable securities laws or (C) that such registration or offering would require disclosure of material information that the Company has a bona fide business purpose for preserving as confidential (any such period, a “Suspension Period”); provided, however, that in no event shall any Suspension Periods collectively exceed an aggregate of 120 days in any twelve-month period.

EXHIBIT I – PAGE 7

Section 2.04         Piggyback Registration Rights.

(a)         Subject to Section 2.04(c), if the Company at any time proposes to file an Underwritten Offering Filing for an Underwritten Offering of shares of Common Stock for its own account or for the account of any other Persons who have or have been granted registration rights (a “Piggyback Underwritten Offering”), it will give written notice of such Piggyback Underwritten Offering to each Holder that, together with such Holder’s Affiliates, holds at least the $5,000,000 of Registrable Securities calculated based on the Registrable Securities Amount, which notice shall be held in strict confidence by such Holders and shall include the anticipated filing date of the Underwritten Offering Filing and, if known, the number of shares of Common Stock that are proposed to be included in such Piggyback Underwritten Offering, and of such Holders’ rights under this Section 2.04(a). Such notice shall be given promptly (and in any event at least five Business Days before the filing of the Underwritten Offering Filing or two Business Days before the filing of the Underwritten Offering Filing in connection with a bought or overnight Underwritten Offering); provided, that if the Piggyback Underwritten Offering is a bought or overnight Underwritten Offering and the Managing Underwriter advises the Company that the giving of notice pursuant to this Section 2.04(a) would adversely affect the offering, no such notice shall be required (and such Holders shall have no right to include Registrable Securities in such bought or overnight Underwritten Offering). Each such Holder shall then have four Business Days (or one Business Day in the case of a bought or overnight Underwritten Offering) after the date on which the Holders received notice pursuant to this Section 2.04(a) to request inclusion of Registrable Securities in the Piggyback Underwritten Offering (which request shall specify the maximum number of Registrable Securities intended to be disposed of by such Holder and include such other information as is requested pursuant to clause (i) of Section 2.05(c)) (any such Holder making such request, a “Piggybacking Holder”). If no request for inclusion from a Holder is received within such period, such Holder shall have no further right to participate in such Piggyback Underwritten Offering. Subject to Section 2.04(c), the Company shall use commercially reasonable efforts to include in the Piggyback Underwritten Offering all Registrable Securities that the Company has been so requested to include by the Piggybacking Holders; provided, however, that if, at any time after giving written notice of a proposed Piggyback Underwritten Offering pursuant to this Section 2.04(a) and prior to the execution of an underwriting agreement with respect thereto, the Company or such other Persons who have or have been granted registration rights, as applicable, shall determine for any reason not to proceed with or to delay such Piggyback Underwritten Offering, the Company shall give written notice of such determination to the Piggybacking Holders (which such Holders will hold in strict confidence) and (i) in the case of a determination not to proceed, shall be relieved of its obligation to include any Registrable Securities in such Piggyback Underwritten Offering (but not from any obligation of the Company to pay the Registration Expenses in connection therewith), and (ii) in the case of a determination to delay, shall be permitted to delay inclusion of any Registrable Securities for the same period as the delay in including the shares of Common Stock to be sold for the Company’s account or for the account of such other Persons who have or have been granted registration rights, as applicable.

(b)         Each Holder shall have the right to withdraw its request for inclusion of its Registrable Securities in any Piggyback Underwritten Offering at any time prior to the execution of an underwriting agreement with respect thereto by giving written notice to the Company of its request to withdraw.

EXHIBIT I – PAGE 8

(c)         If the Managing Underwriter of the Piggyback Underwritten Offering shall inform the Company of its belief that the number of Registrable Securities requested to be included in such Piggyback Underwritten Offering, when added to the number of shares of Common Stock proposed to be offered by the Company or such other Persons who have or have been granted registration rights (and any other shares of Common Stock requested to be included by any other Persons having registration rights on parity with the Piggybacking Holders with respect to such offering), would materially adversely affect such offering, then the Company shall include in such Piggyback Underwritten Offering, to the extent of the total number of securities which the Company is so advised can be sold in such offering without so materially adversely affecting such offering (the “Section 2.04 Maximum Number of Shares”), shares of Common Stock in the following priority:

(i)          First, if the Piggyback Underwritten Offering is for the account of the Company, all shares of Common Stock that the Company proposes to include for its own account (the “Company Securities”) or, if the Piggyback Underwritten Offering is for the account of any other Persons who have or have been granted registration rights, all shares of Common Stock that such Persons propose to include (the “Other Securities”); and

(ii)         Second, if the Piggyback Underwritten Offering is for the account of the Company, to the extent that the number of Company Securities is less than the Section 2.04 Maximum Number of Shares, the shares of Common Stock requested to be included by the Piggybacking Holders; and holders of any other shares of Common Stock requested to be included by Persons having rights of registration on parity with the Piggybacking Holders with respect to such offering, pro rata among the Piggybacking Holders and such other holders based on the number of shares of Common Stock each requested to be included and, if the Piggyback Underwritten Offering is for the account of any other Persons who have or have been granted registration rights, to the extent that the number of Other Securities is less than the Section 2.04 Maximum Number of Shares, the shares of Common Stock requested to be included by the Piggybacking Holders, pro rata among the Piggybacking Holders.

(d)         The Company or the other Persons who have or have been granted registration rights initiating such Piggyback Underwritten Offering (if so entitled pursuant to such registration rights), as applicable, shall select the underwriters in any Piggyback Underwritten Offering and shall determine the pricing of the shares of Common Stock offered pursuant to any Piggyback Underwritten Offering, the applicable underwriting discounts and commissions and the timing of any such Piggyback Underwritten Offering.

Section 2.05         Participation in Underwritten Offerings.

(a)         In connection with any Underwritten Offering contemplated by Section 2.02 or Section 2.04, the underwriting agreement into which each Selling Holder and the Company shall enter into shall contain such representations, covenants, indemnities (subject to Section 2.10) and other rights and obligations as are customary in Underwritten Offerings by the Company. No Selling Holder shall be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Selling Holder’s authority to enter into such underwriting agreement and to sell, and its ownership of, the securities being registered on its behalf, its intended method of distribution and any other representation required by law.

EXHIBIT I – PAGE 9

(b)         Any participation by Holders in a Piggyback Underwritten Offering shall be in accordance with the plan of distribution of (i) the Company, if such Piggyback Underwritten Offering is for the account of the Company, or (ii) any other Persons who have or have been granted registration rights, if the Piggyback Underwritten Offering is for the account of such other Persons.

(c)         In connection with any Piggyback Underwritten Offering in which any Holder has the right to include Registrable Securities pursuant to Section 2.04, such Holder agrees (i) to supply any information reasonably requested by the Company in connection with the preparation of a Registration Statement and/or any other documents relating to such registered offering (including a Selling Stockholder Questionnaire) and (ii) to execute and deliver any agreements and instruments being executed by all holders on substantially the same terms reasonably requested by the Company or the Managing Underwriter, as applicable, to effectuate such registered offering, including, without limitation, underwriting agreements (subject to Section 2.05(a)), custody agreements, lock-up agreements pursuant to which such Holder agrees not to sell or purchase any securities of the Company for the same period of time following the registered offering as is agreed to by the Company and the other participating holders or such shorter period as the Managing Underwriter shall agree to, powers of attorney and questionnaires.

(d)         If the Company or the Managing Underwriter, as applicable, requests that the Holders take any of the actions referred to in clause (ii) of Section 2.05(c), the Holders shall take such action promptly but in any event within two Business Days following the date of such request.

Section 2.06         Registration and Sale Procedures.

In connection with its obligations under this Article II and with respect to each Registration Statement that includes Registrable Securities, the Company will:

(a)         promptly prepare and file with the Commission such amendments and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary to keep the Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by the Registration Statement;

(b)         make available to each Selling Holder (i) as far in advance as reasonably practicable before filing the Registration Statement, any prospectus used in connection therewith or any supplement or amendment thereto, upon request, copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the Commission), and provide each such Selling Holder the opportunity to object to any information pertaining to such Selling Holder and its plan of distribution that is contained therein and make the corrections reasonably requested by such Selling Holder with respect to such information prior to filing the Registration Statement, prospectus or supplement or amendment thereto, and (ii) such number of copies of the Registration Statement and the prospectus included therein and any supplements and amendments thereto as such Selling Holder may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered thereby;

EXHIBIT I – PAGE 10

(c)         if applicable, use commercially reasonable efforts to register or qualify the Registrable Securities covered by the Registration Statement under the securities or blue sky laws of such jurisdictions as the Selling Holders shall reasonably request; provided, however, that the Company will not be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify, take any action that would subject the Company to any material tax in any such jurisdiction where it is not then so subject, or to take any action that would subject it to general service of process in any such jurisdiction where it is not then so subject;

(d)         promptly notify each Selling Holder, at any time when a prospectus relating thereto is required to be delivered by any of them under the Securities Act, of (i) the filing of the Registration Statement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to the Registration Statement or any post-effective amendment thereto, when the same has become effective; and (ii) the receipt of any written comments from the Commission with respect to any filing referred to in clause (i) and any written request by the Commission for amendments or supplements to the Registration Statement or any prospectus or prospectus supplement thereto;

(e)         (i) immediately notify each Selling Holder, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (A) the happening of any event as a result of which the prospectus or prospectus supplement contained in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus contained therein, in the light of the circumstances under which such statements were made); (B) the issuance or express threat of issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement, or the initiation of any proceedings for that purpose; or (C) the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction; and (ii) following the provision of such notice, as promptly as practicable amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and take such other commercially reasonable action as is necessary to remove a stop order, suspension, threat thereof or proceedings related thereto;

(f)         upon request and subject to appropriate confidentiality obligations, furnish to each Selling Holder copies of any and all transmittal letters or other correspondence with the Commission or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to the Registration Statement;

(g)         otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder;

EXHIBIT I – PAGE 11

(h)         cause all such Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange or nationally recognized quotation system on which similar securities issued by the Company are then listed;

(i)         use commercially reasonable efforts to cause the Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company to enable the Selling Holders to consummate the disposition of such Registrable Securities;

(j)         provide a transfer agent and registrar for all Registrable Securities covered by such registration statement not later than the effective date of the Registration Statement;

(k)         if requested by a Selling Holder, (i) incorporate in a prospectus supplement or post-effective amendment such information as such Selling Holder reasonably requests to be included therein relating to the sale and distribution of Registrable Securities, including information with respect to the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering and (ii) make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment;

(l)         in connection with an Underwritten Offering, use commercially reasonable efforts to provide to each Selling Holder a copy of any auditor “comfort” letters, customary legal opinions or reports of the independent petroleum engineers of the Company relating to the oil and gas reserves of the Company, in each case that have been provided to the Managing Underwriter in connection with the Underwritten Offering; and

(m)         make available for inspection by any Selling Holder of Registrable Securities, any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by any such holder or underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”), and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such Inspector in connection with such Registration Statement; provided, that the Company need not disclose any non-public information to any such person unless and until such person has entered into a confidentiality agreement with the Company.

Each Selling Holder, upon receipt of notice from the Company of the happening of any event of the kind described in subsection (e) of this Section 2.06, shall forthwith discontinue offers and sales of the Registrable Securities by means of a prospectus or prospectus supplement until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by subsection (e) of this Section 2.06 or until it is advised in writing by the Company that the use of the prospectus may be resumed and has received copies of any additional or supplemental filings incorporated by reference in the prospectus, and, if so directed by the Company, such Selling Holder will deliver to the Company (at the Company’s expense) all copies in their possession or control, other than permanent file copies then in such Selling Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.

EXHIBIT I – PAGE 12

Section 2.07         Cooperation by Holders.

The Company shall have no obligation to include Registrable Securities of a Holder in a Registration Statement who has failed to furnish, within five Business Days of a request by the Company, such information that the Company determines, after consultation with its counsel, is reasonably required in order for the Registration Statement or prospectus supplement, as applicable, to comply with the Securities Act. The Company may require each Holder to furnish to the Company a written statement as to the number of shares of Common Stock beneficially owned by such Holder. Without limiting the foregoing, with respect to the Shelf Registration Statement, each Holder agrees to furnish to the Company a completed questionnaire in the form attached to this Agreement as Annex A (a “Selling Stockholder Questionnaire”) on a date that is not less than three Business Days prior to the Filing Date or three Business Days following the date on which such Holder receives draft materials in accordance with Section 2.06(b).

Section 2.08         Restrictions on Public Sales by Holders.

Each Holder agrees not to effect any public sale or distribution of Registrable Securities for a period of up to 60 days following completion of an Underwritten Offering of equity securities by the Company; provided that (i) the Company gives written notice to such Holder of the date of the commencement and termination of such period with respect to any such Underwritten Offering and (ii) the duration of the foregoing restrictions shall be no longer than the duration of the shortest restriction generally imposed by the underwriters of such Underwritten Offering on the Company or on the officers or directors or any other shareholder of the Company on whom a restriction is imposed and (iii) the restrictions set forth in this Section 2.08 shall not apply to any Registrable Securities that are included in such Underwritten Offering by such Selling Holder; provided further, that this Section 2.08 shall not apply to any Holder that, together with such Holder’s Affiliates, holds less than 5% of the outstanding shares of Common Stock.

Section 2.09         Expenses.

The Company will pay all reasonable Registration Expenses as determined in good faith. Each Selling Holder shall pay its pro rata share of all Selling Expenses in connection with any sale of its Registrable Securities hereunder.

EXHIBIT I – PAGE 13

Section 2.10         Indemnification and Contribution.

(a)         Indemnification by the Company. The Company will indemnify and hold harmless each Selling Holder, its directors, officers managers, employees, investment managers, agents and Affiliates and each other Person, if any, who controls such Selling Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any losses, claims, damages or liabilities, joint or several (collectively, “Losses”) to which such Selling Holder or any such director, officer or controlling person may become subject, under the Securities Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement or any preliminary prospectus, free writing prospectus or final prospectus contained therein or related thereto, or any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus, in the light of the circumstances under which such statements were made), or (ii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law, or any rule or regulations promulgated under the Securities Act, the Exchange Act or any state securities law applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance required under this Agreement, and the Company will reimburse such Selling Holder and each such director, officer, manager, employee, investment manager, agent, Affiliate and controlling person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such Losses, actions or proceedings (collectively, “Expenses”); provided that the Company shall not be liable in any such case to the extent that any such Losses or Expenses arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus, free writing prospectus, final prospectus, amendment or supplement in reliance upon and in conformity with information furnished to the Company in writing or electronically by or on behalf of such Selling Holder expressly for use in the preparation thereof. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Selling Holder or any such director, officer or controlling person and shall survive the transfer of such securities by such Selling Holder.

(b)         Indemnification by Selling Holders. Each Selling Holder, severally and not jointly, will indemnify and hold harmless the Company, each director of the Company, its directors and officers and each other Person, if any, who controls the Company within the meaning of the Section 15 of the Securities Act or Section 20 of the Exchange from and against any Losses to which the Company or any such director, officer or controlling person may become subject, under the Securities Act or otherwise, and will reimburse them for any Expenses reasonably incurred by any of them (in each case in the same manner and to the same extent as set forth in Section 2.10(a)), insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) or Expenses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement or any preliminary prospectus, free writing prospectus or final prospectus contained therein or related thereto, or any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus, in the light of the circumstances under which such statements were made), if such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with information furnished to the Company in writing or electronically by or on behalf of such Selling Holder expressly for use in the preparation thereof (it being understood that any Selling Stockholder Questionnaire furnished by such Selling Holder is furnished expressly for this purpose). Such indemnity shall remain in full force and effect, regardless of any investigation made by or on behalf of the Company or any such director, officer or controlling person and shall survive the transfer of such securities by such Selling Holder.

EXHIBIT I – PAGE 14

(c)         Notices of Claims; Indemnification Procedures. In case any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to Section 2.10(a) or Section 2.10(b), such Person (the “Indemnified Party”) shall promptly notify the Person against whom such indemnity may be sought (the “Indemnifying Party”) in writing (provided that the failure of the Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 2.10, except to the extent the Indemnifying Party is actually prejudiced by such failure to give notice), and the Indemnifying Party shall be entitled to participate in such proceeding and, unless in the reasonable opinion of outside counsel to the Indemnified Party a conflict of interest between the Indemnified Party and Indemnifying Party may exist in respect of such claim, to assume the defense thereof jointly with any other Indemnifying Party similarly notified, to the extent that it chooses, with counsel reasonably satisfactory to such Indemnified Party, and after notice from the Indemnifying Party to such Indemnified Party that it so chooses, the Indemnifying Party shall not be liable to such Indemnified Party for any legal or other Expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that (i) if the Indemnifying Party fails to assume the defense or employ counsel reasonably satisfactory to the Indemnified Party, (ii) if such Indemnified Party who is a defendant in any action or proceeding which is also brought against the Indemnifying Party reasonably shall have concluded that there may be one or more legal defenses available to such Indemnified Party that are not available to the Indemnifying Party or (iii) if representation of both parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct then, in any such case, the Indemnified Party shall have the right to assume or continue its own defense as set forth above (but with no more than one firm of counsel for all Indemnified Parties (plus one firm of local counsel for all Indemnified Parties in each relevant jurisdiction)), and the Indemnifying Party shall be liable for any Expenses therefor. No Indemnifying Party shall, without the written consent of the Indemnified Party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (A) includes an unconditional release of the Indemnified Party from all liability arising out of such action or claim and (B) does not include a statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of any Indemnified Party.

(d)         Contribution.

(i)           If the indemnification provided for in this Section 2.10 is unavailable to an Indemnified Party in respect of any Losses in respect of which indemnity is to be provided hereunder, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall to the fullest extent permitted by law contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of such party in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations. The relative fault of the Company (on the one hand) and any Selling Holder (on the other hand) shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

EXHIBIT I – PAGE 15

(ii)          The Company and each Holder agree that it would not be just and equitable if contribution pursuant to this Section 2.10(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 2.10(d)(i). The amount paid or payable by an Indemnified Party as a result of the Losses referred to in Section 2.10(d)(i) shall be deemed to include, subject to the limitations set forth above, any Expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(e)         Limitation of Holders’ Liability. Notwithstanding the provisions of this Section 2.10, no Holder shall be liable for indemnification or contribution pursuant to this Section 2.10 for any amount in excess of the net proceeds received by such Holder from the sale of Registrable Securities pursuant to a Registration Statement.

(f)          Indemnification Payments. The indemnification and contribution required by this Section 2.10 shall be made by periodic payments of the amount of any such Losses or Expenses as and when bills are received or such Losses or Expenses are incurred.

Section 2.11         Rule 144 Reporting.

With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its reasonable best efforts to:

(a)         make and keep public information regarding the Company available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times from and after the date hereof;

(b)         file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at all times from and after the date hereof; and

(c)         so long as a Holder owns any Registrable Securities, furnish, unless otherwise available via EDGAR, to such Holder forthwith upon request a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such securities without registration.

Section 2.12         Transfer or Assignment of Registration Rights.

The rights to cause the Company to register Registrable Securities granted to the Holders by the Company under this Article II may be transferred or assigned by the Holders to one or more transferees or assignees of Registrable Securities; provided, however, that (a) unless the transferee or assignee is an Affiliate of, and after such transfer or assignment continues to be an Affiliate of, the transferee, the number of Registrable Securities transferred or assigned to such transferee or assignee, together with any other Registrable Securities held by such transferee or assignee, shall be at least $5,000,000 in Registrable Securities calculated based on the Registrable Securities Amount, (b) the Company is given written notice prior to such transfer or assignment, stating the name and address of each such transferee or assignee and identifying the Registrable Securities with respect to which such registration rights are being transferred or assigned, and (c) each such transferee or assignee assumes in writing responsibility for its portion of the obligations of the transferor under this Agreement.

EXHIBIT I – PAGE 16

Section 2.13         Other Registration Rights.

From and after the date hereof, the Company shall not, without the prior written consent of the Majority Holders, enter into any agreement with any current or future holder of any securities of the Company that would allow such current or future holder to require the Company to include securities in any registration statement filed by the Company for such Holders on a basis other than pari passu with, or expressly subordinate to, the piggyback rights of the Holders hereunder; provided, that in no event shall the Company enter into any agreement that would permit another holder of securities of the Company to participate on a pari passu basis (in terms of priority of cut-back based on advice of underwriters) with a Requesting Holder or a Shelf Piggybacking Holder in a Shelf Underwritten Offering.

ARTICLE III
MISCELLANEOUS

Section 3.01         Communications.

All notices and other communications provided for or permitted hereunder shall be made in writing by electronic mail, courier service or personal delivery:

(a)         if to a Lender, to such Lender at its address set forth in its Administrative Questionnaire;

(b)         if to any Holder other than a Lender, to such Holder at the address provided pursuant to Section 2.12; and

(c)         if to the Company, to it at:

300 E. Sonterra Blvd., Suite 1220
San Antonio, Texas 78258
Attention: General Counsel
Email: AFuchs@lilisenergy.com

; or, in each case, to such other address for such party as shall have been communicated by such party by like notice.

All such notices and communications shall be deemed to have been received at the time delivered by hand, if personally delivered; when receipt acknowledged, if sent by electronic mail; and when actually received, if sent by courier service.

EXHIBIT I – PAGE 17

Section 3.02         Successors and Assigns.

This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties, including subsequent Holders of Registrable Securities to the extent permitted herein; provided, however, that all or any portion of the rights and obligations of any Holder under this Agreement may be transferred or assigned by such Holder only in accordance with Section 2.12.

Section 3.03         Recapitalization, Exchanges, Etc. Affecting the Shares.

The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all shares of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for or in substitution of, the Registrable Securities, and shall be appropriately adjusted for combinations, share splits, recapitalizations, pro rata distributions of shares and the like occurring after the date of this Agreement.

Section 3.04         Aggregation of Registrable Securities.

All Registrable Securities held or acquired by Persons who are Affiliates of one another shall be aggregated together for the purpose of determining the availability of any rights and applicability of any obligations under this Agreement.

Section 3.05         Specific Performance.

Damages in the event of breach of this Agreement by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Person, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any such Person from pursuing any other rights and remedies at law or in equity that such Person may have. The Company acknowledges that this Agreement constitutes a Loan Document.

Section 3.06         Counterparts.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

Section 3.07         Headings.

The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

EXHIBIT I – PAGE 18

Section 3.08         Governing Law.

THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT (INCLUDING ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS AGREEMENT), WILL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS. ANY ACTION AGAINST ANY PARTY RELATING TO THE FOREGOING SHALL BE BROUGHT IN ANY FEDERAL OR STATE COURT OF COMPETENT JURISDICTION LOCATED WITHIN THE STATE OF NEW YORK, AND THE PARTIES HERETO HEREBY IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED WITHIN THE STATE OF NEW YORK OVER ANY SUCH ACTION. THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH DISPUTE BROUGHT IN SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE. EACH OF THE PARTIES HERETO AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

Section 3.09         Severability of Provisions.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting or impairing the validity or enforceability of such provision in any other jurisdiction.

Section 3.10         Entire Agreement.

This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the rights granted by the Company set forth herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

Section 3.11         Amendment.

This Agreement may be amended only by means of a written amendment signed by the Company and the Majority Holders; provided, however, that no such amendment shall materially and adversely affect the rights of any Holder hereunder without the consent of such Holder.

EXHIBIT I – PAGE 19

Section 3.12         No Presumption.

If any claim is made by a party relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular party or its counsel.

Section 3.13         Obligations Limited to Parties to Agreement.

Each of the parties hereto covenants, agrees and acknowledges that no Person other than the Holders and the Company shall have any obligation hereunder and that, notwithstanding that one or more of the Holders may be a corporation, partnership or limited liability company, no recourse under this Agreement or under any documents or instruments delivered in connection herewith or therewith shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any Holder or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any Holder or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, as such, for any obligations of the Holders under this Agreement or any documents or instruments delivered in connection herewith or therewith or for any claim based on, in respect of or by reason of such obligation or its creation, except in each case for any transferee or assignee of a Holder hereunder.

Section 3.14         Independent Nature of Holders’ Obligations.

The obligations of each Holder under this Agreement are several and not joint with the obligations of any other Holder, and no Holder shall be responsible in any way for the performance of the obligations of any other Holder under this Agreement. Nothing contained herein, and no action taken by any Holder pursuant thereto, shall be deemed to constitute the Holders as a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that the Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement. Each Holder shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Agreement, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose.

Section 3.15         Interpretation.

Article and Section references are to this Agreement, unless otherwise specified. All references to instruments, documents, contracts and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to.” Whenever any determination, consent or approval is to be made or given by a Holder under this Agreement, such action shall be in such Holder’s sole discretion unless otherwise specified.

EXHIBIT I – PAGE 20

[Signature pages follow]

EXHIBIT I – PAGE 21

IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

COMPANY:

LILIS ENERGY, INC.

By:
Name:
Title:

LENDERS:

[●]

By:
Name:
Title:

[SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT]

LILIS ENERGY, INC.

Selling Stockholder Notice and Questionnaire

The undersigned beneficial owner of common stock (the “Registrable Securities”) of Lilis Energy, Inc., a Nevada corporation (the “Company”), understands that the Company has filed or intends to file with the Securities and Exchange Commission (the “Commission”) a registration statement (the “Registration Statement”) for the registration and resale under the Securities Act of 1933, as amended (the “Securities Act”), of the Registrable Securities, in accordance with the terms of the Registration Rights Agreement (the “Registration Rights Agreement”) to which this document is annexed. A copy of the Registration Rights Agreement is available from the Company upon request at the address set forth below. All capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Registration Rights Agreement.

Certain legal consequences arise from being named as a selling stockholder in the Registration Statement and the related prospectus. Accordingly, holders and beneficial owners of Registrable Securities are advised to consult their own securities law counsel regarding the consequences of being named or not being named as a selling stockholder in the Registration Statement and the related prospectus.

NOTICE

The undersigned beneficial owner (the “Selling Stockholder”) of Registrable Securities hereby elects to include the Registrable Securities owned by it in the Registration Statement.

The undersigned hereby provides the following information to the Company and represents and warrants that such information is accurate:

QUESTIONNAIRE

1.	Name.

(a)	Full Legal Name of Selling Stockholder

(b)	Full Legal Name of Registered Holder (if not the same as (a) above) through which Registrable Securities are held:

(c)	Full Legal Name of Natural Control Person (which means a natural person who directly or indirectly alone or with others has power to vote or dispose of the securities covered by this Questionnaire):

2.	Address for Notices to Selling Stockholder:

Telephone:
Fax:
Contact Person:

3.	Broker-Dealer Status:

(a)	Are you a broker-dealer?

Yes ☐   No ☐

(b)	If “yes” to Section 3(a), did you receive your Registrable Securities as compensation for investment banking services to the Company?

Yes ☐   No ☐

Note:  If “no” to Section 3(b), the Commission’s staff has indicated that you should be identified as an underwriter in the Registration Statement.

(c)	Are you an affiliate of a broker-dealer?

Yes ☐   No ☐

(d)	If you are an affiliate of a broker-dealer, do you certify that you purchased the Registrable Securities in the ordinary course of business, and at the time of the purchase of the Registrable Securities to be resold, you had no agreements or understandings, directly or indirectly, with any person to distribute the Registrable Securities?

Yes ☐   No ☐

Note: If “no” to Section 3(d), the Commission’s staff has indicated that you should be identified as an underwriter in the Registration Statement.

4.	Beneficial Ownership of Securities of the Company Owned by the Selling Stockholder.

Except as set forth below in this Item 4, the undersigned is not the beneficial or registered owner of any securities of the Company other than the securities issuable pursuant to the Purchase Agreement.

(a)	Type and Amount of other securities beneficially owned by the Selling Stockholder:

5.	Relationships with the Company:

Except as set forth below, neither the undersigned nor any of its affiliates, officers, directors or principal equity holders (owners of 5% of more of the equity securities of the undersigned) has held any position or office or has had any other material relationship with the Company (or its predecessors or affiliates) during the past two years.

State any exceptions here:

The undersigned agrees to promptly notify the Company of any material inaccuracies or changes in the information provided herein that may occur subsequent to the date hereof at any time while the Registration Statement remains effective; provided, that the undersigned shall not be required to notify the Company of any changes to the number of securities held or owned by the undersigned or its affiliates.

By signing below, the undersigned consents to the disclosure of the information contained herein in its answers to Items 1 through 5 and the inclusion of such information in the Registration Statement and the related prospectus and any amendments or supplements thereto. The undersigned understands that such information will be relied upon by the Company in connection with the preparation or amendment of the Registration Statement and the related prospectus and any amendments or supplements thereto.

IN WITNESS WHEREOF the undersigned, by authority duly given, has caused this Notice and Questionnaire to be executed and delivered either in person or by its duly authorized agent.

Date:	Beneficial Owner:
By:
Name:
Title:

PLEASE FAX A COPY (OR EMAIL A .PDF COPY) OF THE COMPLETED AND EXECUTED NOTICE AND QUESTIONNAIRE, AND RETURN THE ORIGINAL BY OVERNIGHT MAIL, TO:

Lilis Energy, Inc.

Attn: General Counsel

300 E. Sonterra Blvd., Suite 1220

San Antonio, TX 78258

Email: afuchs@lilisenergy.com

EXHIBIT J

FORM OF LENDER CONVERSION NOTICE

Pursuant to that certain Credit Agreement dated April [___], 2017 (the “Credit Agreement”), by and among Lilis Energy, Inc., the Guarantors party thereto, the Lenders party thereto and Wilmington Trust, National Association, as Administrative Agent, the undersigned, being the Lead Lender, hereby makes the following election related to the conversion of the Term Loan or the Delayed Draw Term Loan pursuant to Section 11.01 or Section 11.02 of the Credit Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Credit Agreement.

(Check the following box(es) as applicable.)

☐	The Lead Lender hereby irrevocably elects to effect the Term Loan Conversion pursuant to Section 11.01 of the Credit Agreement.

☐	The Lead Lender hereby irrevocably elects to effect the Delayed Draw Term Loan Conversion pursuant to Section 11.02 of the Credit Agreement.

The Lead Lender hereby certifies that on the date hereof the conversion described above complies with the terms of the Credit Agreement.

[ ], as Lead Lender

By:
Name:
Title:
Date:

EXHIBIT J – PAGE 1

EXHIBIT K

FORM OF BORROWER CONVERSION NOTICE

Pursuant to that certain Credit Agreement dated April [__], 2017 (the “Credit Agreement”), by and among the Lilis Energy, Inc., the Guarantors party thereto, the Lenders party thereto and Wilmington Trust, National Association, as Administrative Agent, Lilis Energy, Inc., as the Borrower, hereby elects to convert the portion of the Loans indicated below into shares of Common Stock pursuant to Section 11.04 of the Credit Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Credit Agreement.

Principal amount of Loans to be converted: $___________

Accrued and unpaid interest on such principal amount: $______________

Shares of Common Stock issuable upon conversion: __________________

The Borrower hereby certifies that on the date hereof the conversion described above complies with the terms of the Credit Agreement and no Default or Event of Default has occurred and is continuing.

LILIS ENERGY, INC.

By:
Name:
Title:
Date:

EXHIBIT K – PAGE 1

SCHEDULE 2.01

COMMITMENTS

Term Loan

Lender	Term Loan Commitment Amount	Term Loan Commitment Percentage
The Värde Fund VI-A, L.P.	$2,400,000.00	3.0%
Värde INVESTMENT PARTNERS, L.P.	$5,440,000.00	6.8%
THE Värde FUND XI (MASTER), L.P.	$33,280,000.00	41.6%
Värde investment partners (offshore) master, L.p.	$4,800,000.00	6.0%
THE VÄRDE SKYWAY Master fund, L.P.	$10,400,000.00	13.0%
THE VÄRDE FUND XII (mASTER), L.P.	$23,680,000.00	29.6%
TOTAL:	$80,000,000.00	100%

SCHEDULE 2.01 – PAGE 1

Lender	Delayed Draw Term Loan Commitment Amount	Delayed Draw Term Loan Commitment Percentage
The Värde Fund VI-A, L.P.	$1,350,000.00	3.0%
Värde INVESTMENT PARTNERS, L.P.	$3,060,000.00	6.8%
THE Värde FUND XI (MASTER), L.P.	$18,720,000.00	41.6%
Värde investment partners (offshore) master, L.p.	$2,700,000.00	6.0%
THE VÄRDE SKYWAY Master fund, L.P.	$5,850,000.00	13.0%
THE VÄRDE FUND XII (mASTER), L.P.	$13,320,000.00	29.6%
TOTAL:	$45,000,000.00	100%

SCHEDULE 2.01 – PAGE 2

SCHEDULE 3.04

MATERIAL LIABILITIES

None.

SCHEDULE 3.04 – PAGE 1

SCHEDULE 3.06

DISCLOSED MATTERS

None.

SCHEDULE 3.06 – PAGE 1

SCHEDULE 3.13

CAPITALIZATION

Borrower:	LILIS ENERGY, INC.

Jurisdiction of Organization:	Nevada

Outstanding shares of Common Stock

(par value $0.0001):	49,700,469

Outstanding number of options, warrants,	Stock Options: 6,318,500

and equity based awards:	Restricted Stock Units: 9,999

Restricted Stock: 1,116,669

Warrants: 12,624,832

Number of awards available for issuance	1,603,741 (2016 Omnibus Incentive Plan)

Under any existing equity incentive plans:

Subsidiary:	BRUSHY RESOURCES, INC.

Jurisdiction of Organization:	Delaware

Outstanding shares of capital stock or	100 Shares of Common Stock (par value $0.001) owned

other Capital Stock:	100% by Lilis Energy, Inc.

SCHEDULE 3.13 – PAGE 1

Subsidiary:	IMPETRO RESOURCES, LLC

Jurisdiction of Organization:	Delaware

Outstanding shares of capital stock or	Brushy Resources, Inc. is Sole Member owning 100%

other Capital Stock:

Subsidiary:	IMPETRO OPERATING LLC

Jurisdiction of Organization:	Delaware

Outstanding shares of capital stock or	ImPetro Resources, LLC is Sole Member owning 100%

other Capital Stock:

Subsidiary:	LILIS OPERATING COMPANY, LLC

Jurisdiction of Organization:	Delaware

Outstanding shares of capital stock or	Lilis Energy, Inc. is Sole Member owning 100%

other Capital Stock:

SCHEDULE 3.13 – PAGE 2

SCHEDULE 3.15

BANK ACCOUNTS

Bank or Financial Institution where Account is located	Account Holder	Account Number	Account Purpose

Wells Fargo	Lilis Energy, Inc.	7554670435	Money Market
		3932368123	Corporate
		3932368149	Operating
		3932368172	Land
		3832368156	Revenue
		3932368164	Payroll
		3932368180	Tax

Independent Bank	Lilis Energy, Inc.	1000739977	Operating
		1000739969	Capital Expenditures
		1000739951	Accounts Payable

Independent Bank	Brushy Resources, Inc.	1000496065	Brushy
		1000496073	ImPetro Operating
		1000496081	ImPetro Revenue
		1000496099	ImPetro 3rd Parties Revenue

Amegy Bank	Brushy Resources, Inc.	5791354698	Starboard (Inactive)
		5791354664	ImPetro (Inactive)

Bank of America	Lilis Energy, Inc.	0563-01-00-0015172-0002-0030684	Deposits (Inactive)

Chase	Lilis Energy, Inc.	2989363870	Savings (Inactive)

US Bank	Lilis Energy, Inc.	1 036 9030 3179	Corporate (Inactive)
		1 036 9030 3203	Revenue (Inactive)

SCHEDULE 3.15 – PAGE 1

Bank or Financial Institution where Account is located	Account Holder	Account Number	Account Purpose

		1 036 9030 3211	Tax (Inactive)
		1 036 9030 3187	Payroll (Inactive)
		1 036 9030 3195	Convertible Debenture (Inactive)

SCHEDULE 3.15 – PAGE 2

SCHEDULE 3.17

MATERIAL SALES CONTRACTS

None.

SCHEDULE 3.17 – PAGE 1

SCHEDULE 3.18

GAS IMBALANCES

None.

SCHEDULE 3.18 – PAGE 1

SCHEDULE 3.19

CHANGES TO RESERVES.

None.

SCHEDULE 3.19 – PAGE 1

SCHEDULE 3.20

MARKETING AGREEMENTS

None.

SCHEDULE 3.20 – PAGE 1

SCHEDULE 6.02

EXISTING INDEBTEDNESS

Party	Instrument Evidencing Indebtedness	Amount of Obligation	Date of Execution
SOSV Investments LLC	Subordinated Promissory Note	$(1,000,000)	6/23/2016

SCHEDULE 6.02 – PAGE 1

SCHEDULE 6.03

EXISTING LIENS

None.

SCHEDULE 6.03 – PAGE 1

SCHEDULE 6.07(c)

EXISTING INVESTMENTS

None.

SCHEDULE 6.07(c) – PAGE 1

SCHEDULE 11.01

CONVERSION PRICE ADJUSTMENT PRINCIPLES

(1)         Special Definitions. For purposes of this Schedule 11.01, the following definitions shall apply:

“Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities, including the options and warrants and other instruments set forth on Schedule 3.13.

“Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, including the outstanding Loans and any outstanding Lender Preferred Stock but excluding Options.

“Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 2 below, deemed to be issued) by the Borrower after the Effective Date, other than (1) the following shares of Common Stock and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

(i)         shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on Common Stock or Lender Preferred Stock;

(ii)        shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock;

(iii)       shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Borrower or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors;

(iv)       shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;

(v)        shares of Common Stock, Options or Convertible Securities issued pursuant by the Borrower in one or more underwritten public offerings for cash following the Effective Date for gross proceeds of $50,000,000; or

(vi)       shares of Common Stock, Options or Convertible Securities issued pursuant to the acquisition by the Borrower or any of its Subsidiaries of another Person or any assets of any other Person, whether by merger, purchase or otherwise which issuance is consented to by the Lead Lender.

(2)         Deemed Issue of Additional Shares of Common Stock.

(a)         If the Borrower at any time or from time to time after the Effective Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities), whether or not such Options or Convertible Securities are then exercisable, or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

SCHEDULE 11.01 – PAGE 1

(b)         If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price pursuant to the terms of Section 3 below, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security triggered by the event which is the subject of the adjustment) to provide for either (1) any increase or decrease in the number (or conversion rate) of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Borrower upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (b) shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(c)          If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Conversion Price pursuant to the terms of Section 3 below (either because the consideration per share (determined pursuant to Section 4 below) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Conversion Price then in effect, or because such Option or Convertible Security was issued before the Effective Date), are revised after the Effective Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security triggered by the event which is the subject to the adjustment) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Borrower upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Section 2(a) above) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d)         Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price pursuant to the terms of Section 3 below, the Conversion Price shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(e)          If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Borrower upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Conversion Price provided for in this Section 2 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Section 2). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Borrower upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Conversion Price that would result under the terms of this Section 2 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

SCHEDULE 11.01 – PAGE 2

(3)         Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Borrower shall at any time after the Effective Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 2 above), without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to such issue, then the Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1 multiplied by [(A + B) ÷ (A + C)]

For purposes of the foregoing formula, the following definitions shall apply:

“CP2” shall mean the Conversion Price in effect immediately after such issue of Additional Shares of Common Stock

“CP1” shall mean the Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;

“A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Loans and any Lender Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

“B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Borrower in respect of such issue by CP1); and

“C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

Notwithstanding the foregoing, prior to receipt of the Requisite Shareholder Approval, no adjustment to the Conversion Price pursuant to this Section 3 shall reduce the Conversion Price to a price less than (i) with respect to the Term Loan, (A) the closing price of the Common Stock on the Primary Exchange on the last Trading Day preceding the Effective Date or (B) if the Effective Date is a Trading Day and the Agreement becomes effective after the close of trading on the Primary Exchange on the Effective Date, the closing price of the Common Stock on the Primary Exchange on the Effective Date, and (ii) with respect to any Delayed Draw Term Loan, (A) the closing price of the Common Stock on the Primary Exchange on the last Trading Day preceding the date of delivery by the Borrower of the Borrowing Request for such Delayed Draw Term Loan or (B) if such date of delivery of such Borrowing Request is a Trading Day and such Borrowing Request is delivered after the close of trading on the Primary Exchange on date of delivery, the closing price of the Common Stock on the Primary Exchange on such date of delivery (the “Conversion Price Floor”).

For purposes of this Section 3, the number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Borrower or any of its wholly-owned Subsidiaries, and the disposition of any such shares (other than the cancellation or retirement thereof or the transfer of such shares among the Borrower and its wholly-owned Subsidiaries) shall be considered an issuance of Additional Shares of Common Stock for purposes of this Section 3 unless such shares of Common Stock are Exempted Securities.

SCHEDULE 11.01 – PAGE 3

(4)         Determination of Consideration. For purposes of this Schedule 11.01 the consideration received by the Borrower for the issue of any Additional Shares of Common Stock shall be computed as follows:

(a)          Cash and Property: Such consideration shall:

(i)         insofar as it consists of cash, be computed at the aggregate amount of cash received by the Borrower, excluding amounts paid or payable for accrued interest, without deducting any compensation or discount in the sale, underwriting or purchase thereof by underwriters or dealers or others performing similar services or for any expenses relating to the offering of such Additional Shares of Common Stock;

(ii)        insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith jointly by the Board of Directors and the Lead Lender, except where such consideration consists of marketable securities, in which case the amount of consideration received by the Borrower shall be the market price (as reflected on any securities exchange, quotation system or association or similar pricing system covering such security) for such securities as of the close of business on the date of receipt of such securities;

(iii)       in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Borrower for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith jointly by the Board of Directors and the Lead Lender; and

(iv)       in the event Additional Shares of Common Stock are issued to the owners of the non-surviving entity in connection with any merger in which the Borrower is the surviving corporation, be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Convertible Securities, as the case may be, issued to such owners.

(b)         Options and Convertible Securities. The consideration per share received by the Borrower for Additional Shares of Common Stock deemed to have been issued pursuant to Section 2 above, relating to Options and Convertible Securities, shall be determined by dividing

(i)         the total amount, if any, received or receivable by the Borrower as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Borrower upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, without deducting any compensation or discount in the sale, underwriting or purchase thereof by underwriters or dealers or others performing similar services or for any expenses relating to the offering of such Options or Convertible Securities, by

(ii)        the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

(5)         Multiple Closing Dates. In the event the Borrower shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Price pursuant to the terms of Section 3 above, then, upon the final such issuance, the Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

SCHEDULE 11.01 – PAGE 4

(6)         Dividends and Distributions to Common Stock. If the Borrower shall, at any time or from time to time after the Effective Date, pay a dividend or make any other distribution payable in securities of the Borrower (other than a dividend or distribution of shares of shares of Common Stock, which shall be subject to Section 7, without duplication), cash or other property, then, and in each such event, provision shall be made so that the Lenders shall receive upon Conversion, in addition to the number of Common Stock receivable thereupon, the kind and amount of securities of the Borrower, cash or other property which the Lender would have been entitled to receive had the applicable Loans or portion thereof been fully converted into Common Stock on the date of such event and had the Lenders thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities, cash or other property receivable by them as aforesaid during such period; provided, that no such provision shall be made if the Lenders receives, simultaneously with the distribution to the holders of its Common Stock, a dividend or other distribution of such securities, cash or other property in an amount equal to the amount of such securities, cash or other property as the Lenders would have received if such Loans or portion thereof had been fully converted into Common Stock on the date of such event.

(7)         Adjustment to Conversion Price and Common Stock Upon Dividend, Subdivision or Combination of Common Stock. If the Borrower shall, at any time or from time to time after the Effective Date, (i) pay a dividend or make any other distribution upon the Common Stock payable in shares of Common Stock, or (ii) subdivide (by any stock split, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares of Common Stock, the Conversion Price in effect immediately prior to any such dividend, distribution or subdivision shall be proportionately reduced. If the Borrower at any time combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased. Any adjustment under this Section 7 shall become effective at the close of business on the date the dividend, subdivision or combination becomes effective.

(8)         Adjustment to Conversion Price and Common Stock Upon Reorganization, Reclassification, Consolidation or Merger. In the event of any (i) capital reorganization of the Borrower, (ii) reclassification of the stock of the Borrower (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), (iii) consolidation or merger of the Borrower with or into another Person, (iv) sale of all or substantially all of the Borrower’s assets to another Person or (v) other similar transaction (other than any such transaction covered by Section 7), in each case which entitles the holders of Common Stock to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, the Loans, to the extent they remain outstanding immediately after such reorganization, reclassification, consolidation, merger, sale or similar transaction, shall thereafter be convertible for the kind and number of shares of stock or other securities or assets of the Borrower or of the successor Person resulting from such transaction to which the Lenders would have been entitled upon such reorganization, reclassification, consolidation, merger, sale or similar transaction if the Lenders had converted the Loans in full immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale or similar transaction and acquired the applicable number of Common Stock then issuable hereunder as a result of such conversion (without taking into account any limitations or restrictions on the conversion of the Loans); and, in such case, appropriate adjustment (in form and substance satisfactory to the Holder) shall be made with respect to the Lenders’ rights under this Agreement to insure that the provisions of this Section 8 hereof shall thereafter be applicable, as nearly as possible, to this Agreement in relation to any shares of stock, securities or assets thereafter acquirable upon conversion of the Loans (including, in the case of any consolidation, merger, sale or similar transaction in which the successor or purchasing Person is other than the Borrower, an immediate adjustment in the Conversion Price to the value per share for the Common Stock reflected by the terms of such consolidation, merger, sale or similar transaction without regard to any limitations or restrictions on conversion, if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation, merger, sale or similar transaction; provided that the foregoing shall not apply to any such consolidation, merger or similar transaction that constitutes a reincorporation of the Borrower, a holding company formation or a similar reorganization in which, immediately after such transaction, the holders of Common Stock immediately prior to such transaction own all of the common stock of the successor Person in the same proportions as their ownership of Common Stock immediately prior to such transaction). The provisions of this Section 8 shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or similar transactions. The Borrower shall not effect any such reorganization, reclassification, consolidation, merger, sale or similar transaction in which the Loans will remain outstanding thereafter unless, prior to the consummation thereof, the successor Person (if other than the Borrower) resulting from such reorganization, reclassification, consolidation, merger, sale or similar transaction, shall assume, by written instrument substantially similar in form and substance to this Agreement and satisfactory to the Lenders, the obligation to deliver to the Lenders such shares of stock, securities or assets which, in accordance with the foregoing provisions, such Lenders shall be entitled to receive upon conversion of the Loans. Notwithstanding anything to the contrary contained herein (but without modification of any other terms of this Agreement), with respect to any corporate event or other transaction contemplated by the provisions of this Section 8, the Lender shall have the right to elect prior to the consummation of such event or transaction, to give effect to the conversion rights contained in Article 11 of this Agreement instead of giving effect to the provisions contained in this Section 8.

SCHEDULE 11.01 – PAGE 5

(9)         Stockholder Rights Plan. If the Borrower has a stockholder rights plan in effect with respect to the Common Stock upon any Conversion, each share of Common Stock issued upon such Conversion shall be accompanied by the appropriate number of rights, if any, and the certificates representing the Common Stock issued upon such Conversion shall bear such legends, if any, in each case as may be provided by the terms of any such stockholder rights plan, as the same may be amended from time to time. However, if, prior to any Conversion, the rights have separated from the shares of Common Stock in accordance with the provisions of the applicable stockholder rights plan, the Conversion Price shall be adjusted pursuant to Section 7 above at the time of separation as if the Borrower distributed such rights to all holders of the Common Stock, subject to readjustment in the event of the expiration, termination or redemption of such rights.

(10)        Certain Events. If any event of the type contemplated by the provisions of this Schedule but not expressly provided for by such provisions (but excluding the issuance or deemed issuance of any Exempted Securities) occurs, then the Borrower shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the Lenders in a manner consistent with the provisions of this Schedule; provided, that no such adjustment pursuant to this Section 10 shall increase the Conversion Price that would otherwise be determined pursuant to this Schedule.

(11)        Certificate as to Adjustment. As promptly as reasonably practicable following any adjustment of the Conversion Price, but in any event not later than ten (10) Business Days thereafter, the Borrower shall furnish to Lenders a certificate of an officer setting forth, in reasonable detail, the event requiring the adjustment, the method by which such adjustment was calculated and describing the kind of any other securities issuable upon conversion of the Loans and any change in the Conversion Price after giving effect to such adjustment or change. As promptly as reasonably practicable following the receipt by the Borrower of a written request by any Lender, but in any event not later than ten (10) Business Days thereafter, the Borrower shall furnish to such Lender a certificate of an officer certifying the Conversion Price then in effect.

SCHEDULE 11.01 – PAGE 6